Exhibit 4.2

DYNASTY ACQUISITION CO., INC.,

as Issuer,

DYNASTY INTERMEDIATE CO., INC.,

as Holdings,

the OTHER GUARANTORS party hereto

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee, Registrar and Transfer Agent

SENIOR UNSECURED PIK TOGGLE NOTES DUE 2027

INDENTURE

Dated as of April 4, 2019

SECTION 11.16	Force Majeure	151
SECTION 11.17	Severability	151
SECTION 11.18	Service of Process	152

EXHIBITS

EXHIBIT A	Form of Global Note
EXHIBIT B	Form of Certificate of Transfer
EXHIBIT C	Form of Certificate of Exchange
EXHIBIT D	Form of Certificate of Acquiring Institutional Accredited Investors
EXHIBIT E	Form of Supplemental Indenture
EXHIBIT F	Form of Intercompany Subordination Agreement

SCHEDULES

SCHEDULE 1.01	Adjustments to Consolidated EBITDA
SCHEDULE 4.01	Existing Liens
SCHEDULE 4.02	Existing Indebtedness
SCHEDULE 4.05	Existing Investments
SCHEDULE 4.07	Existing Restrictions

v

INDENTURE (as amended, restated, supplemented or otherwise modified from time to time, this “Indenture”), dated as of April 4, 2019, among DYNASTY ACQUISITION CO., INC., a Delaware corporation (the “Issuer”), DYNASTY INTERMEDIATE CO., INC., a Delaware corporation (“Holdings”), the Guarantors party hereto from time to time and U.S. BANK, NATIONAL ASSOCIATION, as trustee, registrar and transfer agent (the “Trustee”).

W I T N E S S E T H:

WHEREAS, pursuant to the Acquisition Agreement (as this and other capitalized terms used in these preliminary statements (including the preamble above) are defined in Section 1.01 below), the Issuer, a wholly owned direct subsidiary of Holdings, will acquire (the “Acquisition”), directly or indirectly and through one or more separate acquisitions, all of the outstanding equity interests of StandardAero Holding Corp., a Delaware corporation (the “Company”);

WHEREAS, all things necessary (i) to make the Initial Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer and (ii) to make this Indenture a valid agreement of the Issuer, in accordance with its terms, have been done;

WHEREAS, the Guarantors party hereto have duly authorized the execution and delivery of this Indenture as guarantors of the Notes, and all things necessary (i) to make the Guarantees, when the Notes are executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of such Guarantor and (ii) to make this Indenture a valid agreement of such Guarantor, in accordance with its terms, have been done; and

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01 Definitions. As used in this Indenture, the following terms have the meanings set forth below:

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold or to be sold in reliance on Rule 144A.

“ABL Credit Agreement” means the ABL Credit Agreement, dated as of the Issue Date, among the Issuer, the Canadian Borrower and the Subsidiaries of the Issuer party thereto as borrowers, Holdings, the lenders party thereto and Royal Bank of Canada, as administrative and collateral agent, as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time (whether with the original administrative agent and lenders or other agents and lenders or otherwise and whether provided under the original ABL Credit Agreement or another credit agreement, indenture, instrument, other document or otherwise, unless such credit agreement, indenture, instrument or document expressly provides that it is not an ABL Credit Agreement).

“ABL Facility” means the senior secured revolving loan facility under the ABL Credit Agreement or any amendment, supplement, modification, substitution, replacement, restatement or refinancing thereof, in whole or in part.

“ABL Loan Documents” has the meaning assigned to such term in the Senior Credit Agreement (as in effect on the Issue Date).

“ABL Obligations” means all Indebtedness and other obligations of any Loan Parties (as defined in the ABL Credit Agreement) outstanding under or pursuant to the ABL Loan Documents, together with guarantees thereof that are secured, or intended to be secured, under the ABL Loan Documents, including any direct or indirect, absolute or contingent, interest and fees that accrue after the commencement by or against any of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and any obligations under a Secured Hedge Agreement or a Secured Cash Management Agreement (in each case, as defined in the ABL Credit Agreement) that are secured pursuant to the ABL Loan Documents.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” has the meaning specified in the preliminary statements to this Indenture.

“Acquisition Agreement” means the stock purchase agreement dated as of December 18, 2018, together with all exhibits and schedules and other attachments thereto, collectively, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof through the Issue Date, by and among the Seller, the Company and the Issuer, pursuant to which the Issuer will acquire, directly or indirectly and through one or more separate acquisitions, all of the outstanding equity interests of the Company.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.02 and Section 4.02.

“Adjusted Cash” means the amount of unrestricted cash after giving effect to unrealized gains and losses under (and as determined by) any currency Swap Contracts in place at the time of determination (but only with respect to the then-elapsed portion of the current monthly or quarterly (as applicable under the relevant currency Swap Contract) calculation period thereunder).

“Administrative Agent” has the meaning assigned to such term in the Senior Credit Agreement (as in effect on the Issue Date).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Lender” means, at any time, any lender, purchaser or holder that is either the Sponsor or an Affiliate of the Sponsor, excluding in any case, (a) Holdings, (b) the Issuer, (c) any Subsidiary of the Issuer and (d) any natural person.

“Alternative Currencies” means Euros, Pounds Sterling, Canadian Dollars any other currency agreed to by the Controlling Party.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada) or any other similar law relating to corruption or bribery that applies to any Note Party or any of its Subsidiaries.

“Applicable Holders” means (a) prior to the Disposition Date, the Required Holders and (b) from and after the Disposition Date, the Holders of at least 25% in aggregate principal amount of the then outstanding Notes.

“Applicable Premium” means, with respect to any Note on any applicable Redemption Date, as calculated by the Issuer, the greater of:

(1) 5% of the then-outstanding principal amount of the Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of the Note at April 4, 2021 (such redemption price being set forth in Section 5.07(c)) plus (ii) all required interest payments due on the Note through April 4, 2021 (excluding accrued but unpaid interest to (but not including) the Redemption Date), in the case of each of clauses (i) and (ii) above, computed using a discount rate (applied quarterly) equal to the applicable Treasury Rate with respect to such Redemption Date plus 50 basis points; over (b) the then-outstanding principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of the Issuer or any Restricted Subsidiary, or

(2) the issuance or sale of Equity Interests (other than Preferred Stock and Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.02 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary of the Issuer (other than to the Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions),

(each of the foregoing referred to in this definition as a “disposition”; the term “dispose” as a verb has a corresponding meaning). Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Issuer and its Restricted Subsidiaries (including allowing any registrations or any applications for registration of any intellectual property or other intellectual property rights to lapse or become abandoned);

(b) any disposition in compliance with Section 4.03 other than any provision of Section 4.03 that permits dispositions permitted under this Indenture (including under Section 4.04);

(c) any Restricted Payment that is permitted to be made, and is made, under Section 4.05 or any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than or equal to $46.0 million;

(e) any transfer or disposition of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(f) the creation of any Lien permitted under this Indenture;

(g) any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable and related assets to notes receivable or dispositions of accounts receivable and related assets in connection with the collection or compromise thereof;

(i) the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(j) a sale, assignment or other transfer of Receivables Assets, or participations therein, and related assets (i) to a Receivables Subsidiary in a Qualified Receivables Financing, or (ii) to any other Person in a Qualified Receivables Factoring;

(k) a sale, assignment or other transfer of Receivables Assets, or participations therein, and related assets by a Receivables Subsidiary in a Qualified Receivables Financing;

(l) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value than the assets exchanged, as determined in good faith by the Issuer;

(m) (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles in the ordinary course of business of the Issuer and the Restricted Subsidiaries of the Issuer;

(n) any transfer in a Sale/Leaseback Transaction of any property acquired or built after the Issue Date; provided that such sale is for at least Fair Market Value (as determined on the date on which a definitive agreement for such Sale/Leaseback Transaction was entered into);

(o) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(p) dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets and dispositions of property subject to casualty events;

(q) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(s) the issuance of directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law;

(t) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 90 days of such disposition or (ii) the proceeds of such Asset Sale are applied within 90 days of such disposition to the purchase price of such replacement property (which replacement property is purchased within 90 days of such disposition);

(u) a sale or transfer of equipment receivables, or participations therein, and related assets;

(v) any dispositions in connection with the Transactions;

(w) (i) the disposition of assets acquired pursuant to any Permitted Investment, which assets are not used or useful to the core or principal business of the Issuer and the Restricted Subsidiaries and (ii) the disposition of assets that are necessary or advisable, in the good faith judgment of the Issuer, in order to obtain the approval of any Governmental Authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Investment or acquisition; and

(x) any dispositions made in connection with the Permitted Canadian Transaction.

For the avoidance of doubt, the unwinding of Swap Contracts shall not be deemed to constitute an Asset Sale.

“Attorney Costs” means all reasonable and documented in reasonable detail fees, expenses and disbursements of any law firm or other external legal counsel.

“Basket Reduction Amount” means, as of any date, (a) the sum of (without duplication) (i) the aggregate amount of term loan or revolving Indebtedness of the Issuer or any of its Restricted Subsidiaries outstanding under Section 4.02(b)(i)(A) that has been voluntarily prepaid (to the extent, in the case of a prepayment of revolving Indebtedness, such prepayment is accompanied by a corresponding permanent reduction of revolving credit agreements) and (ii) the aggregate amount of cash utilized to repurchase term loan Indebtedness outstanding under Section 4.02(b)(i)(A) (other than, in the case of each of clauses (i) and (ii), any amount of such Indebtedness that is prepaid or repurchased with the proceeds of long term Indebtedness (excluding any revolving credit facility)) prior to such date less (b) the aggregate principal amount of Basket Reduction Amount Indebtedness Incurred prior to such date.

“Basket Reduction Amount Indebtedness” means any Indebtedness of the Issuer or any Restricted Subsidiary Incurred pursuant to Section 4.02(b)(i)(A) that is not in excess of the Basket Reduction Amount.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, in each case as in effect on the Issue Date, except that in calculating the Beneficial Ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act, as in effect on the Issue Date), such “person” will not be deemed to have Beneficial Ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “Beneficial Ownership,” “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Borrower” means any Person that is a borrower or co-borrower or issuer or co-issuer under any Credit Agreement.

“Borrower Amalco” means Standard Aero Limited, the company resulting from the Initial Amalgamation.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City.

“Canadian Anti-Terrorism Laws” means any Canadian law, judgment, order, executive order, decree, ordinance, rule or regulation related to terrorism financing, money laundering or sanctions including Part II.1 of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and regulations promulgated pursuant to the Special Economic Measures Act (Canada), the United Nations Act (Canada) and the Justice for Victims of Corrupt Foreign Officials Act (Canada).

“Canadian Borrower” means 1199169 B.C. Unlimited Liability Company, a British Columbia unlimited liability company; provided that, following the Initial Amalgamation, the Canadian Borrower shall mean Borrower Amalco.

“Canadian Dollars” means freely transferable lawful money of Canada (expressed in Canadian dollars).

“Canadian Restricted Subsidiary” means any Restricted Subsidiary that is organized under the laws of Canada or any province or territory thereof.

“Capital Stock” means:

(1) in the case of a corporation or company, corporate stock or share capital;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Capped Grower Amount” means the greater of (x) $446 million and (y) 100% of Four Quarter Consolidated EBITDA.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) Dollars, Alternative Currencies, the national currency of any participating member state of the European Union (as it is constituted on the Issue Date) and, with respect to any Non-U.S. Subsidiaries, other currencies held by such Non-U.S. Subsidiary in the ordinary course of business;

(2) securities issued or directly guaranteed or insured by the government of the United States, the United Kingdom, or any country that is a member of the European Union (as it is constituted on the Issue Date) or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) money market deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million in the case of domestic banks or $100.0 million (or the Dollar Equivalent thereof) in the case of foreign banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with any financial institution or securities dealers of recognized national standing meeting the qualifications specified in clause (3) above;

(5) commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of the Issuer) rated at least “A-2”, “P-2” or “F2” or the equivalent thereof by Moody’s, S&P or Fitch (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within two years after the date of acquisition;

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s, S&P or Fitch (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsor) with a rating of “A” or higher from S&P, “A-2” or higher from Moody’s or “A” or higher from Fitch (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A-2,” “P-2” or “F2” from S&P, Moody’s or Fitch (or reasonably equivalent ratings of another internationally recognized ratings agency);

(8) investment funds investing at least 95% of their assets in investments of the types described in clauses (1) through (7) above and (9) and (10) below;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P, Aaa3 (or the equivalent thereof) or better by Moody’s or AAA (or the equivalent thereof) or better by Fitch (or reasonably equivalent ratings of another internationally recognized ratings agency); and

(10) in the case of investments by any Non-U.S. Subsidiary or investments made in a country outside the United States of America, other investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (9) customarily utilized in the countries where such Non-U.S. Subsidiary is located or in which such investment is made.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury and/or cash management services, including, without limitation, treasury, depository, overdraft, credit, purchasing or debit card, non-card e-payable services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities and merchant services.

“Change of Control” means the occurrence of any of the following events:

(a) Holdings ceases to directly Beneficially Own 100% of the issued and outstanding Equity Interests of the Issuer; or

(b) any “person” or “group” (each within the meaning of Rule 13d-5 under the Exchange Act as in effect on the Issue Date, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, acquires Beneficial Ownership of more than 50% of the Voting Stock (measured by reference to voting power) of the Issuer (determined on a fully diluted basis); or

(c) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders.

“Clearstream” means Clearstream Banking, S.A. or any successor securities clearing agency.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Senior Credit Agreement; provided that if at any time after the Issue Date there shall not be a Senior Credit Agreement, “Collateral” for purposes of the Note Documents shall mean all the property and assets of Holdings, the Issuer and its Restricted Subsidiaries that would have been “Collateral” under the Senior Credit Agreement if the Senior Credit Agreement were still in effect (using, for purposes of such determination, the meaning given to the term “Collateral” in the Senior Credit Agreement as in effect on the Issue Date).

“Company” has the meaning specified in the preliminary statements to this Indenture.

“Consolidated EBITDA” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of such Person for such period:

(1) increased, in each case (other than with respect to clauses (k), (l) and (n) below) to the extent deducted and not added back or excluded in calculating such Consolidated Net Income (and without duplication), by:

(a) provision for taxes based on income, profits or capital, including federal, state, provincial, territorial, franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including giving effect to any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar credits and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such Person or its Restricted Subsidiaries or any direct or indirect parent of such Person or its Restricted Subsidiaries in respect of such period (in each case, to the extent attributable to the operations of such Person and its Subsidiaries), which shall be included as though such amounts had been paid as income taxes directly by such Person or its Restricted Subsidiaries; plus

(b) Consolidated Interest Expense; plus

(c) all depreciation and amortization charges and expenses, including amortization or expense recorded for upfront payments related to any contract signing and signing bonus and incentive payments; plus

(d) the amount of any interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Restricted Subsidiary of such Person that is not a Wholly Owned Restricted Subsidiary of such Person; plus

(e) the amount of management, board of directors, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of any direct or indirect parent of the Issuer or any of the Permitted Holders, in each case, to the extent permitted under Section 4.06; plus

(f) earn-out obligations incurred in connection with any acquisition or other Investment and paid or accrued during the applicable period, including any mark-to-market adjustments; plus

(g) all payments, charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by any future, present or former director, officer, employee, manager, consultant or independent contractor of the Issuer or any of its Restricted Subsidiaries and all losses, charges and expenses related to payments made to holders of options, cash-settled appreciation rights or other derivative equity interests in the common equity of such Person or any direct or indirect parent of the Issuer in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(h) all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash loss, charge or expense represents an accrual or reserve for potential cash items in any future four-fiscal quarter period, (i) such Person may determine not to add back such non-cash loss, charge or expense in the period for which Consolidated EBITDA is being calculated and (ii) to the extent such Person does decide to add back such non-cash loss, charge or expense, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(i) all costs and expenses in connection with pre-opening and opening and closure and/or consolidation of facilities; plus

(j) restructuring charges; accruals or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with the Transactions and any other acquisitions; start-up costs (including entry into new market/channels, new service offerings, new platforms or new contracts); costs related to the closure, relocation, reconfiguration and/or consolidation of facilities and costs to relocate employees; integration and transaction costs; retention charges; severance; contract termination costs; recruiting and signing bonuses and expenses; future lease commitments; systems establishment costs; systems, facilities or equipment conversion costs; excess pension charges and consulting fees; expenses attributable to the implementation of costs savings initiatives; costs associated with tax projects/audits, expenses relating to any decommissioning or reconfiguration of fixed assets for alternative uses and costs consisting of professional consulting or other fees relating to any of the foregoing; plus

(k) Pro Forma Cost Savings; plus

(l) amounts included on Schedule 1.01, attached hereto, to the extent such amounts, or amounts of similar nature to those listed on Schedule 1.01, without duplication, to the extent adjustments of such nature continue to be applicable during the period in which Consolidated EBITDA is being calculated; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Basis”; plus

(m) the amount of loss or discount on sale of receivables and related assets to a Receivables Subsidiary in connection with a Receivables Financing; plus

(n) with respect to any joint venture of such Person or any Restricted Subsidiary thereof that is not a Restricted Subsidiary, an amount equal to (i) such Person’s or such Restricted Subsidiary’s proportionate share of the net income of such joint venture that is excluded from Consolidated Net Income as a result of clause (h)(i) of the definition of “Consolidated Net Income” and (ii) the proportion of those items described in clauses (a), (b) and (c) above relating to such joint venture corresponding to such Person’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Consolidated Net Income was reduced thereby; plus

(o) charges consisting of income attributable to minority interests and noncontrolling interests of third parties in any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, excluding cash distributions in respect thereof; plus

(p) the amount of incremental contract value of the Issuer and the Restricted Subsidiaries that the Issuer in good faith reasonably believes would have been realized or achieved as Consolidated EBITDA from the entry into (and performance under) binding and effective new agreements with new customers or, if generating incremental contract value, new agreements (or amendments to existing agreements) with existing customers (“New Contracts”) during the relevant Test Period had such New Contracts been effective and had performance thereunder commenced as of the beginning of the relevant Test Period (including, without limitation, such incremental contract value attributable to New Contracts that are in excess of (but without duplication of) contract value attributable to New Contracts that has been actually realized as Consolidated EBITDA during such Test Period) as long as such incremental contract value is reasonably identifiable and factually supportable; provided that such incremental contract value shall be subject only to certification by a Responsible Officer pursuant to an Officer’s Certificate being delivered to the Trustee and, prior to the Disposition Date, the GS Purchasers, and shall be calculated on a Pro Forma Basis as though the full run rate effect of such incremental contract value had been realized as Consolidated EBITDA on the first day of such period;

(2) decreased (without duplication and to the extent increasing such Consolidated Net Income for such period) by (i) non-cash gains or income, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Issue Date and (ii) the amount of any minority interest income consisting of a Subsidiary loss attributable to minority equity interest of third parties in any Subsidiary that is not a Wholly Owned Subsidiary (to the extent not deducted from Consolidated Net Income for such period);

(3) increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any net realized gains and losses relating to (i) amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Swap Contracts (entered into in the ordinary course of business or consistent with past practice)) or (ii) any other amounts denominated in or otherwise trued-up to provide similar accounting as if they were denominated in foreign currencies; and

(4) increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any gain or loss relating to Swap Contracts (excluding Swap Contracts entered into in the ordinary course of business or consistent with past practice);

provided that the Issuer may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (1) through (4) above if any such item individually is less than $2.0 million in any fiscal quarter.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including pay in kind interest payments, amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Swap Contracts (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses and expensing of any bridge, commitment or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, all discounts, commissions, fees and other charges associated with any Receivables Financing or Factoring Transaction and any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting); plus

(b) consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of the referent Person and its Restricted Subsidiaries for such period;

provided that (a) when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Issue Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Issue Date by 365 and then dividing such product by the number of days from and including the Issue Date to and including the last day of such period and (b) in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded. For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that (without duplication):

(a) all net after-tax extraordinary, nonrecurring, infrequent, exceptional or unusual gains, losses, income, expenses and charges, in each case as determined in good faith by such Person, and in any event including, without limitation, all restructuring, severance, relocation, retention and completion bonuses or payments, consolidation, integration or other similar charges and expenses, contract termination costs, system establishment charges, conversion costs, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments, settlements or modifications to pension and post-retirement employee benefit plans in connection with the Transactions or any acquisition or Permitted Investment, expenses associated with strategic initiatives, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments related to the Transactions or any acquisition or Permitted Investment (including any transition-related expenses (including retention or transaction-related bonuses or payments) incurred before, on or after the Issue Date), will be excluded;

(b) all (i) losses, charges and expenses relating to the Transactions, (ii) transaction fees, costs and expenses incurred in connection with any contemplated equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, amalgamations, option buyouts and the Incurrence, modification or repayment of Indebtedness permitted to be Incurred hereunder (including any Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions (in each case, whether or not consummated) and (iii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period will be excluded;

(c) all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations (and all related expenses) other than in the ordinary course of business (as determined in good faith by such Person) will be excluded;

(d) all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions, including the sale or other disposition of any Equity Interests of any Person, other than in the ordinary course of business (as determined in good faith by such Person), will be excluded;

(e) all net after-tax income, loss, expense or charge attributable to the early extinguishment, conversion or cancellation of Indebtedness, Swap Contracts or other derivative instruments (including deferred financing costs written off and premiums paid) will be excluded;

(f) all non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments will be excluded;

(g) any non-cash or unrealized currency translation or foreign currency transaction gains and losses related to changes in currency exchange rates (including, without limitation, remeasurements of Indebtedness and any net loss or gain resulting from (i) Swap Contracts for currency exchange risk and (ii) intercompany Indebtedness), will be excluded;

(h) (i) the net income for such period of any Person that is not the referent Person or a Restricted Subsidiary of the referent Person or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments that are paid in or converted into cash or that, as reasonably determined by a responsible financial or accounting officer of the referent Person or a Restricted Subsidiary of the referent Person, could have been paid in or converted into (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (v) below), cash with respect to such equity ownership to the referent Person or a Restricted Subsidiary thereof in respect of such period; and (ii) without duplication, the net income for such period will include any ordinary course dividends or distributions or other payments paid in cash (or converted into cash) with respect to such equity ownership received from any such Person during such period in excess of the amounts included in subclause (i) above;

(i) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies will be excluded;

(j) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting, including in relation to the Transactions and any acquisition consummated before or after the Issue Date (including in the inventory property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items), and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(k) all non-cash impairment charges and asset write-ups, write-downs and write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising from the application of GAAP will be excluded;

(l) all non-cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock, stock appreciation or other similar rights will be excluded;

(m) any costs or expenses incurred in connection with the payment of dividend equivalent rights to holders of equity-based incentive awards pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(n) accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Transactions within 24 months after the Issue Date will be excluded;

(o) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(p) all discounts, commissions, fees and other charges (including interest expense) associated with any Receivables Financing or Factoring Transaction will be excluded;

(q) (i) the non-cash portion of “straight-line” rent expense will be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(r) expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (i) has not been denied by the applicable carrier in writing and (ii) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (r);

(s) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(t) non-cash charges or income relating to increases or decreases of deferred tax asset valuation allowances will be excluded;

(u) cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Issue Date will be included;

(v) solely for the purpose of determining the amount available for Restricted Payments under Section 4.05(a)(C) without duplication of provisions under Section 4.05(a)(C) with respect to cash dividends or returns on Investments, the net income (or loss) for such period of any Restricted Subsidiary of the Issuer (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or any of its Restricted Subsidiaries in respect of such period, to the extent not already included therein (subject, in the case of a dividend to another Restricted Subsidiary of the Issuer (other than a Guarantor), to the limitation contained in this clause (v));

(w) any Initial Public Company Costs will be excluded;

(x) any (i) severance or relocation costs or expenses, (ii) one-time non-cash compensation charges, (iii) the costs and expenses related to employment of terminated employees, or (iv) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded; and

(y) any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the earlier of the Final Maturity Date and the date on which all the Notes cease to be outstanding, shall be excluded;

provided that the Issuer may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (a) through (y) above if any such item individually is less than $2.0 million in any fiscal quarter.

For the purpose of Section 4.05 only, there shall be excluded from Consolidated Net Income any income arising from the sale or other disposition of Restricted Investments, from repurchases or redemptions of Restricted Investments, from repayments of loans or advances which constituted Restricted Investments or from any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries, in each case to the extent such amounts increase the amount of Restricted Payments permitted under Section 4.05(a)(C)(5) or Section 4.05(a)(C)(6).

“Consolidated Secured Indebtedness” means (i) Consolidated Total Indebtedness of the Issuer that is not Subordinated Indebtedness and that is secured by a Lien on the Collateral and (ii) all ABL Obligations that constitute Consolidated Total Indebtedness of the Issuer.

“Consolidated Senior Secured Net Debt Ratio” means, as of any date of determination, the ratio of (1) (x) Consolidated Secured Indebtedness as of such date minus (y) the amount of Adjusted Cash and unrestricted Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date, and in each case, calculated on a Pro Forma Basis to (2) the Consolidated EBITDA of the Issuer for the Test Period, calculated on a Pro Forma Basis.

“Consolidated Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined on a Pro Forma Basis.

“Consolidated Total Indebtedness” of a Person means all Indebtedness of the type described in clauses (1)(a), (1)(b) (but excluding surety bonds, performance bonds or other similar instruments), (1)(d) (but solely in respect of the amount of outstanding Indebtedness of the type described in (1)(d) that is in excess of $5.0 million) and clause (2) (in respect of Indebtedness of the type described in clauses (1)(a), (1)(b) (but excluding Indebtedness constituting surety bonds, performance bonds or other similar instruments) and (1)(d) (but solely in respect of the amount of Indebtedness of the type described in (1)(d) that is in excess of $5.0 million)) of the definition of “Indebtedness” of such Person and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding obligations in respect of letters of credit, bank guarantees and guarantees on first demand, in each case, except to the extent of unreimbursed amounts thereunder. For the avoidance of doubt, it is understood that (i) obligations (a) under Swap Contracts, Cash Management Services and any Receivables Financing or Factoring Transaction or (b) owed by Unrestricted Subsidiaries, do not constitute Consolidated Total Indebtedness; and (ii) interest paid on Indebtedness constituting Consolidated Total Indebtedness in the form of additional Indebtedness does constitute Consolidated Total Indebtedness.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (1) (x) Consolidated Total Indebtedness of the Issuer as of such date minus (y) the amount of Adjusted Cash and unrestricted Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date, and in each case, calculated on a Pro Forma Basis to (2) the Consolidated EBITDA of the Issuer for the Test Period, calculated on a Pro Forma Basis.

“Contingent Obligations” means , with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, loan agreement, indenture, mortgage, deed of trust, lease, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or any Restricted Subsidiary (other than, in the case of such Restricted Subsidiary, contributions by the Issuer or any other Restricted Subsidiary to its capital) after the Issue Date and designated as a Cash Contribution Amount.

“Control” has the meaning specified in the definition of “Affiliate”.

“Controlled Non-U.S. Subsidiary” means any entity (i) in which the Issuer (or any member of the U.S. consolidated group of which the Issuer is a member) is a United States shareholder (within the meaning of Section 951(b) of the Code and (ii) that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Controlling Party” means (a) prior to the Disposition Date, the GS Purchasers, and (b) from and after the Disposition Date, the Required Holders.

“Credit Agreement” means (i) the Senior Credit Agreement, (ii) the ABL Credit Agreement and (iii) whether or not the Senior Credit Agreement or the ABL Credit Agreement remains outstanding, if designated by the Issuer to be included in this definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, notes, mortgages, guarantees, collateral documents, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (C) instruments or agreements evidencing any other Indebtedness, Preferred Stock or Disqualified Stock, in each case, with the same or different borrower(s) or issuer(s) and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased (provided that such increase in borrowings is permitted under this Indenture other than with respect to Refinancing Expenses, which shall be permitted without being deemed to increase the Indebtedness), replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors.

“Crown” means the government of Canada, any provincial or territorial government therein and any of their political subdivisions.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Debtor Relief Law.

“Data Download Program” means the interactive electronic interface made available by the Board of Governors of the Federal Reserve System or any successor information system.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws (such laws include any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt) of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Definitive Notes” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases or Decreases in the Global Note”.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, DTC, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision(s) of this Indenture.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate delivered to the Trustee, and prior to the Disposition Date, the GS Purchasers, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Excluded Equity), that is issued after the Issue Date for cash and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate delivered to the Trustee and, prior to the Disposition Date, the GS Purchasers, on the issuance date thereof, the cash proceeds of which are contributed to the capital of the Issuer (if issued by Holdings or any other direct or indirect parent of the Issuer) and excluded from the calculation set forth in Section 4.05(a)(C).

“Disposition Date” means the first date occurring after the Issue Date on which the GS Entities (in the aggregate) cease to Beneficially Own the Required Amount.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable, redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Equity Interests than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case, prior to the date that is 91 days after the earlier of the Final Maturity Date and the date the Notes are no longer outstanding; provided that only the portion of Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or a direct or indirect parent of the Issuer or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or a direct or indirect parent of the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means with respect to any monetary amount in a currency other than Dollars, at any time for the determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as published by the Federal Reserve Board on the date of such determination.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable federal, state, provincial, territorial, local and foreign statutes, laws, including common law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or governmental restrictions relating to pollution, the protection of the Environment, and human health and safety (to the extent relating to exposure to Hazardous Materials), including those related to Hazardous Materials, air emissions and discharges to public pollution control systems.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” has the meaning assigned to such term in the definition of “Transactions” set forth below.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Capital Stock that arises only by reason of the happening of a contingency that is outside the control of the holder of such Capital Stock or any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale on or after the Issue Date of Capital Stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8 or a successor form thereto;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution or Refunding Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who together with any Note Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any Note Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Note Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a written notice of intent to terminate or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, (e) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) the determination that any Multiemployer Plan is considered a plan in “endangered”, “critical”, or “critical and declining” status within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Note Party or any ERISA Affiliate; (j) the conditions for the imposition of a Lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; or (k) any Foreign Benefit Event.

“Euroclear” means Euroclear Bank, SA/NV, or any successor securities clearing agency.

“Euros” mean the single currency of the member states of the European Union.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars in the London foreign exchange market at or about 11:00 a.m. London time (or New York City time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Controlling Party and the Issuer).

“Excluded Contributions” means the Net Cash Proceeds and Cash Equivalents, or the Fair Market Value of other assets, received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale of Capital Stock (other than Excluded Equity) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate delivered to the Trustee and, prior to the Disposition Date, the GS Purchasers, or that are utilized to make a Restricted Payment pursuant to Section 4.05(b)(ii). Excluded Contributions will be excluded from the calculation set forth in Section 4.05(a)(C).

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary or any employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries or a direct or indirect parent of the Issuer (to the extent such employee stock ownership plan or trust has been funded by the Issuer or any Subsidiary or a direct or indirect parent of the Issuer), (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, Designated Preferred Stock, an Excluded Contribution or Refunding Capital Stock, or (y) to increase the amount available under Section 4.05(b)(v)(a) or clause (14) of the definition of “Permitted Investments” or is proceeds of Indebtedness referred to in Section 4.05(b)(xiv)(b) and (iv) the Equity Contribution.

“Excluded Subsidiary” means any direct or indirect Subsidiary of the Issuer that is (a) an Unrestricted Subsidiary, (b) not a Wholly Owned Restricted Subsidiary of the Issuer, (c) an Immaterial Subsidiary, (d) a FSHCO or Controlled Non-U.S. Subsidiary (or any direct or indirect Subsidiary of a FSHCO or Controlled Non-U.S. Subsidiary), (e) established or created pursuant to Section 4.05(b)(xiv)(g) and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period immediately prior to such acquisition, (f) a Non-U.S. Subsidiary, (g) a Subsidiary that is prohibited by applicable Law from guaranteeing the Notes, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, (h) a Subsidiary that is prohibited from guaranteeing the Notes by any Contractual Obligation in existence on the Issue Date (but not entered into in contemplation thereof) and is listed on Schedule 4.07 and for so long as any such Contractual Obligation exists (or, in the case of any newly-acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof and for so long as any such Contractual Obligation exists), (i) a Subsidiary with respect to which a guarantee by it of the Notes would result in material adverse tax consequences to the Issuer or its Restricted Subsidiaries, as reasonably determined by the Issuer and notified to the Trustee and, prior to the Disposition Date, the GS Purchasers in writing, (j) any Receivables Subsidiary, (k) not-for-profit subsidiaries, (l) [reserved], (m) Subsidiaries that are special purpose entities, (n) captive insurance subsidiaries and (o) any other Subsidiary with respect to which, in the reasonable judgment of the Controlling Party and the Issuer, the cost or other consequences (including adverse tax consequences) of guaranteeing the Notes would be excessive in view of the benefits to be obtained by the Holders therefrom; provided that if a Subsidiary executes this Indenture or a supplemental indenture to this Indenture pursuant to which such Subsidiary becomes a “Subsidiary Guarantor,” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations as a “Subsidiary Guarantor” in accordance with the terms hereof); provided, further, that no Subsidiary of the Issuer shall be an Excluded Subsidiary if such Subsidiary is a guarantor with respect to any Indebtedness that has an aggregate outstanding principal amount in excess of $150.0 million and that is borrowed or issued by a U.S. Entity.

“Extendable Bridge Loans/Interim Debt” means customary “bridge” loans that by their terms will be converted into loans or other Indebtedness that have, or extended such that they have, a maturity date later than the Final Maturity Date.

“Facilities” has the meaning assigned to such term in the Senior Credit Agreement (as in effect on the Issue Date).

“Factoring Transaction” means any transaction or series of transactions that may be entered into by the Issuer or any Restricted Subsidiary pursuant to which the Issuer or such Restricted Subsidiary may sell, convey, assign or otherwise transfer Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred) to any Person that is not a Restricted Subsidiary; provided that any such person that is a Subsidiary meets the qualifications in clauses (1)-(3) of the definition of “Receivables Subsidiary”.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the senior management or the Board of Directors of the Issuer, Holdings or any Parent Holding Company, whose determination will be conclusive for all purposes under this Indenture and the Notes).

“First Call Date” means April 4, 2021.

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any date, the ratio of (1) Consolidated EBITDA of such Person for the most recently ended Test Period immediately preceding the date on which such calculation of the Fixed Charge Coverage Ratio is made, calculated on a Pro Forma Basis for such period to (2) the Fixed Charges of such Person for such period calculated on a Pro Forma Basis. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing or other receivables financing unless the related commitments have been terminated and such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to, substantially simultaneously with, or in connection with, the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis.

“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):

(1) Consolidated Interest Expense of such Person for such period, and

(2) the product of (a) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries for such period and (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person and its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, the Issuer may by written notice to the Trustee, and, prior to the Disposition Date, the GS Purchasers elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Total Assets,” “Consolidated Secured Indebtedness,” “Consolidated Senior Secured Net Debt Ratio,” “Consolidated Total Net Leverage Ratio,” “Consolidated EBITDA,” “Fixed Charges,” “Fixed Charge Coverage Ratio,” “Four Quarter Consolidated EBITDA” and “Indebtedness,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Issuer’s election, may be specified by the Issuer by written notice to the Trustee and, prior to the Disposition Date, the GS Purchasers from time to time; provided that the Issuer may elect to remove any term from constituting a Fixed GAAP Term.

“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by the Issuer or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by the Issuer or any of its Subsidiaries, or the imposition on the Issuer or any of its Subsidiaries of, any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Plan” means any pension plan, benefit plan, fund (including any superannuation fund) or other similar program established, maintained or contributed to by a Note Party or any of its Subsidiaries primarily for the benefit of employees employed and residing outside the United States (other than plans, funds or other similar programs that are maintained exclusively by a Governmental Authority) and which plan is not subject to ERISA or the Code.

“Four Quarter Consolidated EBITDA” means as of any date of determination with respect to any Test Period, Consolidated EBITDA of the Issuer for such Test Period, in each case on a Pro Forma Basis.

“FSHCO” means any entity (i) in which the Issuer (or any member of the Issuer consolidated group of which the Issuer is a member) is a United States shareholder (within the meaning of Section 951(b) of the Code and (ii) substantially all of the assets of which consist of Equity Interests and/or indebtedness in one or more Controlled Non-U.S. Subsidiaries and/or one or more other FSHCOs.

“GAAP” means generally accepted accounting principles (which, unless specified otherwise by the Issuer to the Trustee and, prior to the Disposition Date, the GS Purchasers, shall be a private company adoption) in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies); provided that the Issuer may at any time elect by written notice to the Trustee and, prior to the Disposition Date, the GS Purchasers to use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in this first sentence of this definition without giving effect to the proviso hereto. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Increases or Decreases in the Global Note” attached thereto, issued in accordance with Section 2.01, Section 2.06(b)(3) or Section 2.06(b)(4).

“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any applicable supranational bodies (such as the European Union or the European Central Bank).

“GS Entity” means (a) each Initial GS Purchaser and (b) each Other GS Entity.

“GS Purchaser” means (a) each Initial GS Purchaser and (b) each Other GS Purchaser.

“guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “Principal Person”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the Principal Person so as to enable the Principal Person to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the Issue Date, or entered into in connection with any acquisition or disposition of assets permitted under this Indenture (other than such obligations with respect to Indebtedness). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related Principal Person, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “guarantee” as a verb has a corresponding meaning.

“Guarantee” means the guarantee by each Guarantor of the Guaranteed Note Obligations pursuant to the provisions of this Indenture and, as applicable, any supplemental indenture to this Indenture (including any supplemental indenture delivered pursuant to Section 3.15).

“Guarantors” means (a) Holdings, (b) each Subsidiary that executes or otherwise becomes a party to this Indenture (including pursuant to a supplemental indenture) and (c) each other Person that provides a Guarantee; provided that, in each case, any such Person whose Guarantee is released pursuant to Section 10.02 shall cease to be a Guarantor. The term “Guarantor” has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes, contaminants, pollutants and hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other toxic substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books, which shall initially be the nominee of DTC.

“Holdings” means (i) on or after the Issue Date, the entity specified in the preamble to this Indenture or (ii) after the Issue Date, any other Person (“New Holdings”) that is a direct or indirect parent of Holdings (or the previous New Holdings, as the case may be) (“Previous Holdings”); provided that (a) New Holdings shall directly own 100% of the Equity Interests of the Issuer, (b) New Holdings shall expressly assume all the obligations of Previous Holdings under this Indenture and the other Note Documents pursuant to a pursuant to a supplemental indenture hereto or supplement thereto in form and substance reasonably satisfactory to the Issuer and the Controlling Party; (c) if reasonably requested by the Controlling Party, a customary opinion of counsel covering matters reasonably requested by the Controlling Party shall be delivered on behalf of the Issuer to the Trustee, (d)(i) no Event of Default shall occur and be continuing at the time of such substitution and such substitution shall not result in any Event of Default and (ii) such substitution shall not result in any material adverse tax consequences in the aggregate, to the Holders or, prior to the Disposition Date, the GS Purchasers, (e) the Trustee and, prior to the Disposition Date, the GS Purchasers shall have received at least five (5) Business Days’ prior written notice (or such shorter period as the Trustee and, prior to the Disposition Date, the GS Purchasers may agree in their reasonable discretion) of the proposed transaction and Previous Holdings, New Holdings and the Issuer shall promptly and in any event at least three (3) Business Days’ prior to the consummation of the transaction provide all information the Trustee or any Holder or Beneficial Owner of Notes may reasonably request to satisfy its “know your customer”, Beneficial Ownership certification and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed successor New Holdings, (f) New Holdings shall be an entity organized or existing under the laws of (i) the United States, any state thereof or the District of Columbia, (ii) Canada, (iii) the Cayman Islands, (iv) Bermuda, (v) Luxembourg, (vi) The Netherlands, (vii) England and Wales or (viii) any other jurisdiction permitted by the Controlling Party in its reasonable discretion, (g) the Issuer shall deliver an Officer’s Certificate with respect to the satisfaction of the conditions set forth in clauses (a), (d)(i) and (f) of this definition to the Trustee, and prior to the Disposition Date, the GS Purchasers; provided, further, that if each of the foregoing is satisfied, Previous Holdings shall be automatically released of all its obligations as “Holdings” under this Indenture and any reference to “Holdings” in this Indenture shall refer to New Holdings.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold or to be sold to Institutional Accredited Investors.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means any Subsidiary of the Issuer that, for any Test Period, does not have (a) assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of 5.0% of Consolidated Total Assets or (b) Consolidated EBITDA (when combined with the Consolidated EBITDA of all other Immaterial Subsidiaries, after eliminating intercompany obligations) for such Test Period in excess of 5.0% of the Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for such period; provided that, at all times prior to the first delivery of financial statements pursuant to Section 3.01(a) and Section 3.01(b), this definition shall be applied based on the pro forma consolidated financial statements of the Company and its Subsidiaries delivered to the Initial GS Purchasers prior to the Issue Date.

“Incur” or “incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The terms “Incurred,” “incurred,” “Incurrence” and “incurrence” have a corresponding meaning.

“Indebtedness” means, with respect to any Person, without duplication:

(1) the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, (d) in respect of Capitalized Lease Obligations or (e) representing any Swap Contracts, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Contracts) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness shall be the lesser of: (a) the Fair Market Value of such asset on the date such Indebtedness was Incurred or, at the option of such Person, at such date of determination, and (b) the amount of such Indebtedness of such other Person.

The term “Indebtedness” (x) shall not include any lease, concession or license of property (or guarantee thereof) that would be considered an operating lease under GAAP as in effect on the Issue Date in accordance with the Fixed GAAP Terms, (y) shall not include any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business or consistent with past practices and (z) shall not include Indebtedness of Holdings or any Parent Holding Company appearing on the balance sheet of the Issuer solely by reason of push-down accounting.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business or consistent with past practices;

(ii) obligations under or in respect of Receivables Financings;

(iii) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business;

(iv) intercompany liabilities that would be eliminated on the consolidated balance sheet of the Issuer and its consolidated Subsidiaries;

(v) prepaid or deferred revenue arising in the ordinary course of business;

(vi) Cash Management Services;

(vii) in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(viii) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement;

(ix) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes;

(x) Capital Stock (other than Disqualified Stock of the Issuer or any of its Restricted Subsidiaries and Preferred Stock of a Restricted Subsidiary that is a Non-Guarantor Subsidiary); or

(xi) indebtedness that constitutes “Indebtedness” merely by virtue of a pledge of an Investment (without any accompanying guaranty) in an Unrestricted Subsidiary.

“Indenture” has the meaning specified in the preamble to this Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Amalgamation” means the amalgamation of the Canadian Borrower and Standard Aero Limited pursuant to the Business Corporations Act (British Columbia).

“Initial GS Purchaser” means each of Broad Street Credit Holdings LLC, GS Mezzanine Partners VII, L.P., GS Mezzanine Partners VII Offshore, L.P., GS Mezzanine Partners VII Offshore Treaty, L.P., Broad Street Danish Credit Partners, L.P., Broad Street Loan Partners III, L.P., Broad Street Loan Partners III Offshore, L.P. and Broad Street Loan Partners III Offshore – Unlevered, L.P.

“Initial Notes” means the $640,000,000 in aggregate principal amount of Senior Unsecured PIK Toggle Notes due 2027 of the Issuer issued under this Indenture on the Issue Date. For the avoidance of doubt, the term “Initial Notes” does not include any Additional Notes.

“Initial Public Company Costs” means, as to any Person, costs relating to compliance with the provisions of the Securities Act and the Exchange Act (or similar regulations applicable in other listing jurisdictions), as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 (or similar non-U.S. regulations) and the rules and regulations promulgated in connection therewith (or similar regulations applicable in other listing jurisdictions), the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the initial listing of such Person’s equity securities on a national securities exchange (or similar non-U.S. exchange); provided that any such costs arising from the costs described above in respect of the ongoing operation of such Person as a listed equity or its listed debt securities following the initial listing of such Person’s equity securities or debt securities, respectively, on a national securities exchange (or similar non-U.S. exchange) shall not constitute Initial Public Company Costs.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, in substantially the form of Exhibit F hereto, or otherwise in form and substance reasonably satisfactory to the Controlling Party.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

(3) investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above and clause (4) below which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, (i) all investments by such Person in other Persons (including Affiliates) in the form of (a) loans (including guarantees of Indebtedness), (b) advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees, consultants and independent contractors made in the ordinary course of business), and (c) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any such other Person and (ii) investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in clause (i) of this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Issuer and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of the Issuer or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary,” Section 4.05 and Section 4.06:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time (including for purposes of calculating the amount of any Investment outstanding at any time under any provision of Section 4.05 and otherwise determining compliance with Section 4.05) shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Issuer or any Restricted Subsidiary, based on the Fair Market Value of the assets invested and without taking into account subsequent increases or decreases in value), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment, and shall be net of any Investment by such Person in the Issuer or any Restricted Subsidiary.

“IRS” means Internal Revenue Service of the United States.

“Issue Date” means April 4, 2019.

“Issue Date ABL Facility Amount” means $400.0 million.

“Issue Date Revolving Facility Amount” means $150.0 million.

“Issue Date Term Loan Amount” means $2,145.0 million.

“Issuer” has the meaning specified in the preamble to this Indenture.

“joint venture” means any joint venture or similar arrangement (in each case, regardless of legal formation), including but not limited to collaboration arrangements, profit sharing arrangements or other contractual arrangements.

“JV Distributions” means, at any time, 50% of the aggregate amount of all cash dividends or distributions received by the Issuer or any of its Restricted Subsidiaries as a return on an Investment in a Permitted Joint Venture during the period from the Issue Date through the end of the fiscal quarter most recently ended immediately prior to such date for which financial statements are internally available; provided that the Issuer or any of its Restricted Subsidiaries are not required to reinvest such dividends or distributions in the Permitted Joint Venture.

“Laws” means, collectively, all applicable international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code or PPSA (or equivalent or similar statutes) of any jurisdiction); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“LLC Conversion” means the conversion of any Restricted Subsidiary of the Issuer that is a U.S. Subsidiary from a corporation into a limited liability company.

“Loan Documents” has the meaning set forth in the Senior Credit Agreement (as in effect on the Issue Date).

“Management Agreement” means that certain (i) Consulting Services Agreement, dated as of the Issue Date, by and between Carlyle Investment Management L.L.C. and the Issuer, and (ii) Consulting Services Agreement, dated as of the Issue Date, by and between Beamer Investment Inc. and the Issuer, as each may be amended, restated, modified or replaced, from time to time, to the extent such amendment, modification or replacement is not more disadvantageous to the Holders in any material respect than such Consulting Service Agreement entered into in connection with the Acquisition.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Equity Interests of the Issuer (or any successor entity) or any direct or indirect parent of the Issuer on the date of the declaration or making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration or making of such Restricted Payment.

“Material Adverse Effect” means any event, circumstance or condition that has had a material adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of the Issuer and its Subsidiaries, taken as a whole, (b) the ability of the Note Parties (taken as a whole) to perform their respective payment obligations under any Note Document to which any of the Note Parties is a party or (c) the rights and remedies of the Holders, GS Purchasers or the Trustee under any Note Document.

“Material Subsidiary” means any Restricted Subsidiary of the Issuer constituting, or group of Restricted Subsidiaries of the Issuer in the aggregate constituting (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X of the Securities Act.

“Maximum Fixed Repurchase Price” means, with respect to any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price, such maximum fixed repurchase price as calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer.

“Maximum Incremental Leverage Amount” means an unlimited amount of Indebtedness so long as the Maximum Leverage Requirement is satisfied.

“Maximum Leverage Requirement” means, with respect to the incurrence of any applicable Indebtedness, the requirement that, on a Pro Forma Basis, after giving effect to the incurrence of any such Indebtedness, (a) for any such Indebtedness that is secured by a Lien on the Collateral, the Consolidated Senior Secured Net Debt Ratio for such Test Period, in each case on a Pro Forma Basis, does not exceed 5.00:1.00, (b) for any such Indebtedness that is secured by a Lien on assets other than the Collateral, the Consolidated Total Net Leverage Ratio for such Test Period, in each case on a Pro Forma Basis, does not exceed 6.50:1.00 and (c) for any such Indebtedness that is unsecured, either (x) the Consolidated Total Net Leverage Ratio for such Test Period, in each case on a Pro Forma Basis, does not exceed either (i) 6.50:1.00 or (ii) if any such Indebtedness is to be incurred in connection with an acquisition or similar Investment, the Consolidated Total Net Leverage Ratio immediately prior to the incurrence of such Indebtedness or (y) the Fixed Charge Coverage Ratio of the Issuer for such Test Period, in each case on a Pro Forma Basis, is not less than either (i) 2.00:1.00 or (ii) if any such Indebtedness is to be incurred in connection with an acquisition or similar Investment, the Fixed Charge Coverage Ratio of the Issuer immediately prior to the incurrence of such Indebtedness.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Note Party or any ERISA Affiliate makes or is obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the disposition of any asset by the Issuer or any of its Restricted Subsidiaries (other than any disposition of any Receivables Assets in a Qualified Receivables Factoring or Qualified Receivables Financing), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received, and including any proceeds received as a result of unwinding any related Swap Contract in connection with any related transaction) over (ii) the sum of:

(i) the principal amount of any Indebtedness that is secured by a Lien on the asset subject to such disposition and that is required to be repaid in connection with such disposition (other than (x) Indebtedness under the Senior Credit Agreement and (y) if such asset constitutes Collateral, any Secured Obligations secured by such assets, together with any applicable premiums, penalties, interest or breakage costs),

(ii) the fees and out-of-pocket expenses incurred by the Issuer or such Restricted Subsidiary in connection with such disposition (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith),

(iii) all taxes paid or reasonably estimated to be payable in connection with such disposition (or any tax distribution made as a result of or in connection with such disposition) and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds,

(iv) any costs associated with unwinding any related Swap Contract in connection with such transaction,

(v) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such disposition established in accordance with GAAP and (y) any liabilities associated with such property and retained by the Issuer or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (1) received upon the disposition of any non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in any such disposition and (2) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (v),

(vi) in the case of any disposition by a Restricted Subsidiary that is a joint venture or other Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (vi)) attributable to the minority interests and not available for distribution to or for the account of Holdings or a Wholly Owned Restricted Subsidiary as a result thereof, and

(vii) any amounts used to repay or return any customer deposits required to be repaid or returned as a result of any disposition, and

(b) with respect to the incurrence or issuance of any Indebtedness by the Issuer or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, premiums, expenses, accrued interest and fees related thereto, taxes reasonably estimated to be payable and other out of-pocket expenses and other customary expenses, incurred by the Issuer or such Restricted Subsidiary in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith and, in the case of Indebtedness of any Non-U.S. Subsidiary, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.

“New Contracts” has the meaning specified in clause (p) of the definition of “Consolidated EBITDA.”

“New Holdings” has the meaning specified in the definition of “Holdings.”

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Non-U.S. Subsidiary” means any direct or indirect Subsidiary of the Issuer that is not a U.S. Subsidiary.

“Note Documents” means, collectively, (a) this Indenture (together with any supplement hereto), (b) the Notes, (c) the Guarantees, (d) the Intercompany Subordination Agreement and (e) the Note Purchase Agreement. The term “Note Document” has a corresponding meaning.

“Note Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Note Party arising under any Note Document or otherwise with respect to any Note, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Note Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Note Obligations of the Note Parties under the Note Documents (and any of their Subsidiaries to the extent they have obligations under the Note Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Note Party under any Note Document and (b) the obligation of any Note Party to reimburse any amount in respect of any of the foregoing that the Trustee, in its sole discretion, may elect to pay or advance on behalf of such Note Party.

“Note Parties” means, collectively, (a) the Issuer and (b) each Guarantor.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of the Issue Date, among the Issuer, Holdings, the other Guarantors party thereto and the GS Purchasers from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Notes” means any of the Issuer’s Senior Unsecured PIK Toggle Notes due 2027 authenticated and delivered under this Indenture. The Notes include the Initial Notes and any Additional Notes. All Notes shall be treated as a single class for all purposes (except as provided in Section 2.02) and shall vote together as one series under this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes, or any successor Person thereto and shall initially be the Trustee.

“Officer’s Certificate” of the Issuer means a certificate signed by a Responsible Officer of the Issuer. Unless the context otherwise requires, each reference herein to an “Officer’s Certificate” means an Officer’s Certificate of the Issuer. References herein, or in any other Note Document, to any officer of a Person that is a partnership or limited liability company means such officer of the partnership or limited liability company or, if none, of a general partner or managing member of the partnership or limited liability company authorized thereby to act on its behalf.

“OID” means original issue discount.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non U.S. jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other GS Entity” means (a) each affiliated investment entity and/or other affiliate of Goldman Sachs & Co. LLC and (b) each fund, investor, entity or institutional account that is managed, sponsored or advised by Goldman Sachs & Co. LLC or its affiliates.

“Other GS Purchaser” means each Other GS Entity that executes or otherwise becomes party to the Note Purchase Agreement or a counterpart to the Note Purchase Agreement pursuant to Section 9.2(c) of the Note Purchase Agreement (or otherwise becomes a Beneficial Owner of Notes) or to which any Notes (or beneficial interests therein) or commitments to purchase Notes (or beneficial interests therein) are transferred or assigned.

“Parent Holding Company” means any direct or indirect parent entity of Holdings which holds directly or indirectly 100% of the Equity Interests of Holdings and which does not hold Capital Stock in any other Person (except for any other Parent Holding Company).

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Notes and any Indebtedness that ranks pari passu in right of payment to the Notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Asset Swap” means the purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that (1) such purchase and sale or exchange must occur within 90 days of each other and (2) any cash or Cash Equivalents received must be applied in accordance with Section 4.04.

“Permitted Canadian Transaction” means those certain transactions undertaken pursuant to that certain step plan delivered to the Initial GS Purchasers on or around March 7, 2019.

“Permitted Holders” means each of (a) the Sponsor, (b) managers and members of management of the Issuer (or any Permitted Parent (other than clause (c) of the definition thereof)) or its Subsidiaries that have ownership interests in the Issuer (or such Permitted Parent (other than clause (c) of the definition thereof)), (c) any other Beneficial Owner in the common equity of the Issuer (or such Permitted Parent (other than clause (c) of the definition thereof)) as of the Issue Date, (d) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which any of the Persons described in clauses (a), (b) or (c) above are members; provided that, without giving effect to the existence of such group or any other group, any of the Persons described in clauses (a), (b) and (c), collectively, Beneficially Own Voting Stock representing 50% or more of the total voting power of the Voting Stock of the Issuer (or any Permitted Parent (other than clause (c) of the definition thereof)) then held by such group, and (e) any Permitted Parent.

“Permitted Investments” means:

(1) any Investment in cash and Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(2) any Investment in the Issuer (including the Notes) or any Restricted Subsidiary;

(3) any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

(4) any Investment by the Issuer or any Restricted Subsidiary in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation);

(5) any Investment in securities or other assets received in connection with an Asset Sale made pursuant to Section 4.04 or any other disposition of assets not constituting an Asset Sale;

(6) any Investment (x) existing on the Issue Date, (y) made pursuant to binding commitments in effect on the Issue Date (in each case, set forth on Schedule 4.05 hereto) or (z) that replaces, refinances, refunds, renews, modifies, amends or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed, modified, amended or extended, except as contemplated pursuant to the terms of such Investment in existence on the Issue Date or as otherwise permitted under this definition or under Section 4.05;

(7) loans and advances to, or guarantees of Indebtedness of, employees, directors, officers, managers, consultants or independent contractors in an aggregate amount, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not in excess of $46.0 million outstanding at any one time in the aggregate;

(8) loans and advances to officers, directors, employees, managers, consultants and independent contractors for business-related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(9) any Investment (x) acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization by the Issuer or any such Restricted Subsidiary of such other Investment or accounts receivable, or (b) as a result of a foreclosure or other remedial action by the Issuer or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes;

(10) Swap Contracts and Cash Management Services permitted under Section 4.02(b)(x);

(11) any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) in an aggregate amount, taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $276.0 million and (y) 55.0% of Four Quarter Consolidated EBITDA; provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (11) for so long as such Person continues to be a Restricted Subsidiary;

(12) additional Investments by the Issuer or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $230.0 million and (y) 45.0% of Four Quarter Consolidated EBITDA; provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.06(b) (except transactions described in clause (ii), (iii), (iv), (ix), (xiii) or (xiv) of Section 4.06(b));

(14) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of the Issuer or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests shall not increase the amount available for Restricted Payments under Section 4.05(a)(C);

(15) Investments consisting of the leasing, licensing, sublicensing or contribution of intellectual property in the ordinary course of business or pursuant to joint marketing arrangements with other Persons;

(16) Investments consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses or leases or subleases of intellectual property, or other rights or assets, in each case, in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18) Investments consisting of (v) Liens permitted under Section 4.01, (w) Indebtedness (including guarantees) permitted under Section 4.02, (x) mergers, amalgamations, consolidations and transfers of all or substantially all assets permitted under Section 4.03, (y) Asset Sales permitted under Section 4.04 or (z) Restricted Payments permitted under Section 4.05;

(19) repurchases of the Notes;

(20) guarantees of Indebtedness permitted to be Incurred under Section 4.02, and obligations relating to such Indebtedness and guarantees (other than guarantees of Indebtedness) in the ordinary course of business;

(21) advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries;

(22) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(23) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(24) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures Incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries;

(25) Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (25) that are at the time outstanding, not to exceed the greater of (x) $92.0 million and (y) 18.0% of Four Quarter Consolidated EBITDA; provided that the Investments permitted pursuant to this clause (25) may, at the Issuer’s option, be increased by the amount of JV Distributions, without duplication of dividends or distributions increasing amounts available pursuant to Section 4.05(a)(C);

(26) the Transactions (including payment of the purchase consideration under the Acquisition Agreement) and the Permitted Canadian Transaction;

(27) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case, in the ordinary course of business;

(28) Investments acquired as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(29) Investments resulting from pledges and deposits that are Permitted Liens;

(30) acquisitions of obligations of one or more officers or other employees of any direct or indirect parent of the Issuer, the Issuer or any Subsidiary of the Issuer in connection with such officer’s or employee’s acquisition of Equity Interests of any direct or indirect parent of the Issuer, so long as no cash is actually advanced by the Issuer or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(31) guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(32) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted by Section 4.05;

(33) non-cash Investments made in connection with tax planning and reorganization activities;

(34) Investments made pursuant to obligations entered into when the Investment would have been permitted hereunder so long as such Investment when made reduces the amount available under the clause under which the Investment would have been permitted;

(35) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business; and

(36) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into or amalgamated or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 4.03 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Joint Venture” means, with respect to any specified Person, a joint venture in any other Person engaged in a Similar Business in respect of which the Issuer or any of its Restricted Subsidiaries Beneficially Own at least 35% of the shares of Equity Interests of such Person.

“Permitted Liens” means, with respect to any Person:

(1) Liens Incurred in connection with workers’ compensation laws, unemployment insurance laws or similar legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or to secure public or statutory obligations of such Person or to secure surety, stay, customs or appeal bonds to which such Person is a party, or as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairman’s, construction contractors’, mechanics’, airports’, navigation authority’s or other like Liens, in each case for sums not yet overdue by more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP) or with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect as determined in good faith by management of the Issuer or a direct or indirect parent of the Issuer;

(3) Liens for taxes, assessments or other governmental charges or levies (i) which are not yet overdue for 30 days or not yet due or payable, (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by GAAP, or for property taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property, or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect as determined in good faith by management of the Issuer or a direct or indirect parent of the Issuer;

(4) Liens in favor of the issuers of performance and surety bonds, bid, indemnity, warranty, release, appeal or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances issued and completion of guarantees provided for, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) as to real property of such Person, survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, reservations of rights or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;

(6) Liens Incurred to secure obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (i) or (iv) of Section 4.02(b) and obligations secured ratably thereunder; provided that, in the case of Liens securing Indebtedness permitted to be incurred pursuant to Section 4.02(b)(iv), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof; provided, further, that individual financings provided by a lender may be cross-collateralized to other financings provided by such lender or its affiliates;

(7) Liens of the Issuer or any of the Guarantors existing on the Issue Date (other than Liens Incurred to secure obligations under any Credit Agreement) and set forth on Schedule 4.01 hereto;

(8) Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or a portion of the assets (and improvements on such assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (8), if a Person becomes a Subsidiary, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Issuer, and any property or assets of such Person or any Subsidiary of such Person shall be deemed acquired by the Issuer at the time of such merger, amalgamation or consolidation;

(9) Liens on assets at the time the Issuer or any Restricted Subsidiary acquired the assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or such Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens are limited to all or a portion of the property or assets (and improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (9), if, in connection with an acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary, a Person other than the Issuer or a Restricted Subsidiary is the successor company with respect thereto, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Issuer or any Restricted Subsidiary, as applicable, and any property or assets of such Person or any such Subsidiary of such Person shall be deemed acquired by the Issuer or any Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(10) Liens securing Indebtedness or other obligations of the Issuer or a Subsidiary Guarantor owing to the Issuer or another Subsidiary Guarantor permitted to be Incurred in accordance with Section 4.02;

(11) Liens securing Swap Contracts Incurred in compliance with Section 4.02;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property;

(14) Liens arising from, or from Uniform Commercial Code or PPSA financing statement filings regarding, operating leases or consignments entered into by the Issuer and the Guarantors in the ordinary course of business;

(15) Liens in favor of the Issuer or any Subsidiary Guarantor;

(16) (i) Liens on Receivables Assets and related assets, or created in respect of bank accounts into which only the collections in respect of Receivables Assets have been sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred in connection with a Qualified Receivables Factoring and/or Qualified Receivables Financing and (ii) Liens securing Indebtedness or other obligations of any Receivables Subsidiary;

(17) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software, technology and other intellectual property licenses;

(20) judgment and attachment Liens not giving rise to an Event of Default pursuant to clause (f), (g) or (h) of Section 6.01 and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure Cash Management Services and other “bank products” (including those described in clauses (x) and (xxiii) of Section 4.02(b));

(23) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clause (7), (8), (9), (11), (24) or (25) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (7), (8), (9), (11), (24) or (25) of this definition at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any Refinancing Expenses, related to such refinancing, refunding, extension, renewal or replacement, and (z) any amounts incurred under this clause (23) as refinancing indebtedness of clause (25) of this definition shall reduce the amount available under such clause (25);

(24) Liens securing Pari Passu Indebtedness permitted to be Incurred pursuant to Section 4.02; if, at the time of any Incurrence of such Pari Passu Indebtedness and after giving pro forma effect thereto (i) with respect to any such Pari Passu Indebtedness that will be secured by a Lien on the Collateral, the Consolidated Senior Secured Net Debt Ratio would be less than or equal to 5.00 to 1.00 and (ii) with respect to any such Pari Passu Indebtedness that will be secured by a Lien on assets other than the Collateral, the Consolidated Total Net Leverage Ratio would be less than or equal to 6.50 to 1.00.

(25) other Liens securing obligations the principal amount of which does not exceed the greater of (x) $288.0 million and (y) 57.5% of Four Quarter Consolidated EBITDA, at any one time outstanding;

(26) Liens on the Equity Interests or assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant Section 4.02(b)(xxi);

(27) Liens on equipment of the Issuer or any Guarantor granted in the ordinary course of business to the Issuer’s or such Guarantor’s client at which such equipment is located;

(28) Liens created for the benefit of (or to secure) all of the Notes or the related Guarantees;

(29) Liens on property or assets used to redeem, repay, defease or to satisfy and discharge Indebtedness; provided that such redemption, repayment, defeasance or satisfaction and discharge is not prohibited by this Indenture and that such deposit shall be deemed for purposes of Section 4.05 (to the extent applicable) to be a prepayment of such Indebtedness;

(30) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Issuer or any Guarantor to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Issuer and the Guarantors; or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Guarantor in the ordinary course of business;

(33) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(34) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(35) Liens on vehicles or equipment of the Issuer or any of the Guarantors granted in the ordinary course of business;

(36) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness Incurred in accordance with clause (xx) of Section 4.02(b);

(37) Liens disclosed by the title insurance policies delivered on or subsequent to the Issue Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Indenture);

provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(38) Liens arising solely by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, rights of set off or similar rights;

(39) (a) Liens solely on any cash earnest money deposits made by the Issuer or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment, (b) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment and (c) Liens on cash collateral in respect of letters of credit entered into in the ordinary course of business;

(40) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(41) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(42) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

(43) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(44) restrictive covenants affecting the use to which real property may be put; provided that such covenants are complied with;

(45) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(46) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(47) Liens on cash proceeds of Indebtedness (and on the related escrow accounts) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement to the extent such Indebtedness is Incurred in compliance with Section 4.02; and

(48) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person.

For purposes of determining compliance with this definition, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Issuer shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (6) (solely with respect to Indebtedness incurred under Section 4.02(b)(i)(E)) or (24) above (giving effect to the Incurrence of such portion of such Indebtedness), the Issuer, in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to clause (6) (solely with respect to Indebtedness incurred under Section 4.02(b)(i)(E) or (24) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

In the event that the Issuer shall classify Indebtedness on any date of determination as secured in part pursuant to clause (24) of the definition of “Permitted Liens” and in part pursuant to one or more other clauses of such definition (other than Liens Incurred under clause (6) thereof in respect of Indebtedness Incurred under Section 4.02(b)(i)(E)) as provided in the preceding paragraph any calculation of Consolidated Secured Indebtedness for purposes of clause (1) of the Consolidated Senior Secured Net Debt Ratio on such date of determination (but not in respect of any future calculation following such date of determination) shall not include any such Indebtedness (and shall not give effect to any discharge or netting of Indebtedness with the proceeds of such Indebtedness) to the extent secured pursuant to any such other clause of this definition.

“Permitted Parent” means (a) any direct or indirect parent of the Issuer so long as a Permitted Holder pursuant to clause (a), (b), (c) or (d) of the definition thereof holds 50% or more of the Voting Stock of such direct or indirect parent of the Issuer, (b) Holdings, so long as it constitutes a Permitted Holder pursuant to clause (a), (b), (c) or (d) of the definition thereof, and (c) any Public Company (or Wholly Owned Subsidiary of such Public Company) to the extent and until such time as any Person or group (other than a Permitted Holder under clause (a), (b), (c) or (d) of the definition thereof) is deemed to be or become a Beneficial Owner of Voting Stock of such Public Company representing more than 50% of the total voting power of the Voting Stock of such Public Company.

“Person” means any individual, corporation, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government (or any agency or political subdivision thereof) or any other entity.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by a Note Party or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA. For greater certainty, “Plan” excludes any Foreign Plan.

“Pounds Sterling” and “£” means freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).

“PPSA” means the Personal Property Security Act (Ontario) together with any regulations thereto and related Minister’s Orders as in effect from time to time; provided, however, if granting, attachment, perfection or priority of the Liens in any Collateral are governed by the personal property security or any other applicable laws of any Canadian jurisdiction other than Ontario, “PPSA” shall mean those personal property security laws or other applicable laws in such other jurisdiction for the purposes of the provisions of this Indenture, including in the case of Québec, the Civil Code of Québec, relating to such granting, attachment, perfection or priority and for the definitions related to such provisions.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.07 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Previous Holdings” has the meaning specified in the definition of “Holdings.”

“primary obligations” has the meaning specified in the definition of “Contingent Obligations.”

“primary obligors” has the meaning specified in the definition of “Contingent Obligations.”

“Principal Person” has the meaning specified in the definition of “guarantee.”

“Pro Forma Basis” and “pro forma effect” mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Indenture, including the Consolidated Senior Secured Net Debt Ratio, the Consolidated Total Net Leverage Ratio and the Fixed Charge Coverage Ratio and the calculation of Consolidated Interest Expense, Consolidated Total Assets, Consolidated Net Income, Consolidated EBITDA and Four Quarter Consolidated EBITDA, of any Person and its Restricted Subsidiaries as of any date, that pro forma effect will be given to the Transactions, any Specified Transaction, any acquisition, merger, amalgamation, consolidation, Investment, any issuance, Incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, Incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated), any issuance or redemption of Preferred Stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or substantially simultaneously with the event for which a determination under this definition is made (including (i) any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged, amalgamated or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period and (ii) with respect to any proposed Investment or acquisition of the subject Person for which committed financing is or is sought to be obtained, the event for which a determination under this definition is made may occur after the date upon which the relevant determination or calculation is made), in each case, as if each such event occurred on the first day of the Reference Period; provided that (x) pro forma effect will be given to reasonably identifiable and quantifiable pro forma cost savings or expense reductions related to operational efficiencies (including the entry into or renegotiation of any material contract or arrangement), strategic initiatives or purchasing improvements and other cost savings, improvements or synergies, in each case, that have been realized, or are reasonably expected to be realized, by such Person and its Restricted Subsidiaries based upon actions to be taken within 24 months after the consummation of the action as if such cost savings, expense reductions, improvements and synergies occurred (or were realized) on the first day of the Reference Period and (y) no amount shall be added back pursuant to this definition to the extent duplicative of amounts that are otherwise included in computing Consolidated EBITDA for such Reference Period.

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Swap Contracts applicable to such Indebtedness if such Swap Contracts has a remaining term in excess of 12 months);

(2) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Issuer or a direct or indirect parent of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate;

(4) interest on any Indebtedness under a revolving credit facility or a Qualified Receivables Financing computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5) to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X under the Securities Act.

Any pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments of the nature included on Schedule 1.01 attached hereto, to the extent such adjustments, without duplication, continue to be applicable to the Reference Period; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” means, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into, amendment or renegotiation of any material contract or arrangement) and synergies, in each case, projected in good faith to be realized (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken by the Issuer (or any successor thereto) or any Restricted Subsidiary, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that such cost savings, operating expense reductions, operating improvements and synergies are reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Issuer (or any successor thereto) or of any direct or indirect parent of the Issuer and are reasonably anticipated to result from actions taken or to be taken within 24 months after the consummation of any change that is expected to result in such cost savings, expense reductions, operating improvements or synergies; provided that no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment, add-back, exclusion or otherwise, for such period.

“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.

“Qualified Holding Company Indebtedness” means Indebtedness of Holdings (A) that is not subject to any guarantee by any Subsidiary of Holdings (other than a Subsidiary as provided for under clause (i) of the proviso in Section 4.10), (B) that has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation, in each case, other than at the final maturity of such Indebtedness (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (C) below), (C) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior notes (or no more restrictive than is customary) of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Indenture (other than provisions customary for senior notes of a holding company, including (x) customary assets sale, change of control provisions and customary acceleration rights after an event of default, (y) customary “AHYDO” payments and (z) special mandatory redemptions in connection with customary escrow arrangements and customary acceleration rights after an event of default) and (D) if such Indebtedness is secured, it shall only be secured by assets of any Parent Holding Company (other than Holdings) and any Subsidiary of Holdings that is not prohibited from guaranteeing such Indebtedness as provided in clause (A) of this definition; provided that, at Holdings’ option, delivery of an Officer’s Certificate to the Trustee and, prior to the Disposition Date, the GS Purchasers at least five Business Days (or such shorter period as may be agreed by the Controlling Party) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Holdings has reasonably determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Controlling Party notifies Holdings within such five Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees); provided, further, that any such Indebtedness shall constitute Qualified Holding Company Indebtedness only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default under Section 6.01(f) or Section 6.01(g) shall have occurred and be continuing.

“Qualified Institutional Buyer” or “QIB” means any Person that is a “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualified Receivables Factoring” means any Factoring Transaction that meets the following conditions:

(1) such Factoring Transaction is non-recourse to, and does not obligate, the Issuer or any Restricted Subsidiary, or their respective properties or assets (other than Receivables Assets) in any way other than pursuant to Standard Securitization Undertakings,

(2) all sales, conveyances, assignments and/or contributions of Receivables Assets by the Issuer or any Restricted Subsidiary are made at Fair Market Value in the context of a Factoring Transaction (as determined in good faith by the Issuer), and

(3) such Factoring Transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) is on market terms at the time such Factoring Transaction is first entered into (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Factoring.

“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions:

(1) all sales, conveyances, assignments and/or contributions of Receivables Assets by the Issuer or any Restricted Subsidiary to any Receivables Subsidiary are made at Fair Market Value in the context of a Receivables Financing (as determined in good faith by the Issuer), and

(2) the financing terms, covenants, termination events and other provisions thereof shall be on market terms at the time such Receivables Financing is first entered into (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means each of Fitch, Moody’s and S&P or any other “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer.

“Receivables Assets” means accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries that are, or are in the process of becoming, subject to a Qualified Receivables Financing or Qualified Receivables Factoring, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other payment support obligations (including, without limitation, letters of credit, promissory notes or trade credit insurance) in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with non-recourse, asset securitization or factoring transactions involving accounts receivable and any Swap Contracts entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing or Factoring Transaction.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, contribute, convey, assign or otherwise transfer Receivables Assets to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), which in either case, may include a backup or precautionary grant of security interest in, such Receivables Assets so sold, contributed, conveyed, assigned or otherwise transferred.

“Receivables Repurchase Obligation” means (i) any obligation of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller, or (ii) any right of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase defaulted receivables for the purposes of claiming sales tax bad debt relief.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer and/ or one or more of its Subsidiaries (including, a special purpose securitization vehicle (or similar entity)) in which the Issuer or any Subsidiary of the Issuer or a direct or indirect parent of the Issuer makes an Investment (or which otherwise owes to the Issuer or one of its Subsidiaries any deferral of part of the purchase price of the Receivables Assets for the purpose of credit enhancement given under the Qualified Receivables Financing) and to which the Issuer or any Subsidiary of the Issuer or a direct or indirect parent of the Issuer sells, conveys, assigns or otherwise transfers Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred)) which engages in no activities other than in connection with the purchase, acquisition or financing of Receivables Assets of the Issuer and its Subsidiaries or a direct or indirect parent of the Issuer and all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any Restricted Subsidiary of the Issuer (other than a Receivables Subsidiary, excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any Restricted Subsidiary (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any Restricted Subsidiary (other than a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2) with which neither the Issuer nor any Restricted Subsidiary (other than a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(3) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer shall be evidenced to the Trustee and, prior to the Disposition Date, the GS Purchasers by delivering to the Trustee and, prior to the Disposition Date, the GS Purchasers a certified copy of the resolution of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Record Date” means any of the Record Dates indicated on the face of a Note.

“Refinancing Expenses” means, in connection with any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock otherwise permitted by this Indenture, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay (1) accrued and unpaid interest, (2) the increased principal amount of any Indebtedness being refinanced resulting from the in-kind payment of interest on such Indebtedness (or in the case of Disqualified Stock or Preferred Stock being refinanced, additional shares of such Disqualified Stock or Preferred Stock); (3) the aggregate amount of original issue discount on the Indebtedness, Disqualified Stock or Preferred Stock being refinanced; (4) premiums (including tender premiums) and other costs associated with the redemption, repurchase, retirement, discharge or defeasance of Indebtedness, Disqualified Stock or Preferred Stock being refinanced; and (5) all fees and expenses (including underwriting discounts, commitment, ticking and similar fees, expenses and discounts) associated with the repayment of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced and the incurrence of the Indebtedness, Disqualified Stock or Preferred Stock incurred in connection with such refinancing.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold or to be sold in reliance on Rule 903.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the Voting Stock of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Amount” means more than 50% of the aggregate principal amount of the then outstanding Notes.

“Required Holders” means Holders holding the Required Amount.

“Responsible Officer” means the chief executive officer, director, president, senior vice president, senior vice president (finance), vice president, chief financial officer, treasurer, manager of treasury activities, assistant treasurer, attorney-in-fact (to the extent empowered by the board of directors of the relevant Note Party) or other similar officer or Person performing similar functions of a Note Party and, as to any document delivered on the Issue Date, any secretary or assistant secretary of a Note Party. Any document delivered hereunder that is signed by a Responsible Officer of a Note Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Note Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Note Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Issuer.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Revolving Credit Facility” means the Revolving Credit Facility, under, and as defined in the Senior Credit Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Secured Obligations” means, collectively, (a) the Senior Credit Agreement Obligations, (b) the ABL Obligations and (c) all other Indebtedness or other obligations that are secured by first priority Liens on the property or assets of any Note Party.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller” means VSCA Holding LLC, a Delaware limited liability company, together with certain Specified Management Sellers (as defined in the Acquisition Agreement).

“Senior Credit Agreement” means the credit agreement, dated as of the Issue Date, among the Issuer, the Canadian Borrower, Holdings, the guarantors from time to time party thereto, the financial institutions named therein and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder permitted under Section 4.02 or altering the maturity thereof or adding Restricted Subsidiaries as additional borrowers, issuers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders, investors or group of investors.

“Senior Credit Agreement Obligations” means all Indebtedness and other obligations of any Loan Parties (as defined in the Senior Credit Agreement) outstanding under or pursuant to the Senior Loan Documents, together with guarantees thereof that are secured, or intended to be secured, under the Senior Loan Documents, including any direct or indirect, absolute or contingent, interest and fees that accrue after the commencement by or against any of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and any obligations under a Secured Hedge Agreement or a Secured Cash Management Agreement (in each case, as defined in the Senior Credit Agreement) that are secured pursuant to the Senior Loan Documents.

“Senior Loan Documents” has the meaning assigned to the term “Loan Documents” in the Senior Credit Agreement (as in effect on the Issue Date).

“Similar Business” means any business engaged or proposed to be engaged in by Holdings and its Subsidiaries on the Issue Date and any business or other activities that are similar, ancillary, complementary, incidental or related thereto, or an extension, development or expansion of, the businesses in which Holdings and its Subsidiaries are engaged following the Acquisition on the Issue Date.

“Specified Transaction” means any incurrence or repayment of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Indenture) or Investment (including any proposed Investment or acquisition) that results in a Person becoming a Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, any acquisition or any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Issuer, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any disposition of a business unit, line of business or division of the Issuer or any of the Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Issuer or implementation of any initiative not in the ordinary course of business.

“Sponsor” means (i) Carlyle Partners VII, L.P. and (ii) one or more investment funds advised, managed or controlled by the foregoing and, in each case (whether individually or as a group), Affiliates of the foregoing (but excluding any operating portfolio companies of the foregoing).

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Factoring Transaction or Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security or Indebtedness, the date specified in such security or the documentation governing such Indebtedness as the fixed date on which the final payment of principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security or Indebtedness at the option of the holder thereof upon the happening of any contingency, unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms expressly subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) for purposes of Section 3.01, any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means, collectively, all Guarantors other than Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including interest, additions to tax or penalties applicable thereto.

“Test Period” means the most recent period of four consecutive fiscal quarters of the Issuer ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each such quarter or fiscal year in such period are internally available (as determined in good faith by the Issuer).

“Threshold Amount” means $150.0 million.

“TIA” means the U.S. Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

“Transactions” means the direct or indirect acquisition, which acquisition may be accomplished through one or more separate transactions on and following the Issue Date, of the Company by the Issuer pursuant to the Acquisition Agreement, together with each of the following transactions consummated or to be consummated in connection therewith:

(a) the Sponsor, together with certain other investors arranged by and/or designated by the Sponsor (including members of management of the Company), directly or indirectly making cash or rollover equity investments, in each case, in the form of (i) common equity or (ii) preferred equity with provisions reasonably acceptable to the Initial GS Purchasers, to Holdings, and Holdings, directly or indirectly, making (or causing to be made) cash contributions, in the form of common equity or preferred equity with provisions reasonably acceptable to the Initial GS Purchasers, to the Issuer in an aggregate amount equal to at least 35% of the total pro forma consolidated net debt and equity capitalization of Holdings and its Subsidiaries on the Issue Date (including rollover equity uncapped, but excluding any letters of credit issued on the Issue Date and amounts funded on the Issue Date under the Revolving Credit Facility and/or the ABL Facility for working capital purposes and amounts under the Facilities and the Notes on the Issue Date to fund upfront fees, closing payments or OID), in each case, after giving effect to the Transactions; provided that the Sponsor shall directly or indirectly own at least 50.1% of the voting equity securities of the Company immediately following the consummation of the Transactions (the “Equity Contribution”);

(b) the Acquisition and, if applicable, the other transactions described in the Acquisition Agreement or related thereto;

(c) the Issuer and the Canadian Borrower obtaining the Facilities and the ABL Facility, as applicable;

(d) the Issuer issuing and selling the Notes;

(e) all existing third-party indebtedness for borrowed money of the Company and its subsidiaries under (x) that certain Term Loan Credit Agreement, dated as of July 7, 2015 (as amended, restated, supplemented or otherwise modified prior to the Issue Date, the “Existing Term Loan Credit Agreement”), by and among certain affiliates of the Company party thereto, the lenders party thereto, and Jefferies Finance LLC, as administrative agent and collateral agent (in such capacities, the “Existing Credit Agreement Agent”), (y) that certain ABL Credit Agreement, dated as of July 7, 2015 (as amended, restated, supplemented or otherwise modified prior to the Issue Date), by and among certain affiliates of the Company party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent and collateral agent, and (z) those certain 10.000% Senior Notes due 2023 issued pursuant to an Indenture, dated as of July 7, 2015, by and among the Company, certain affiliates of the Company party thereto and Wells Fargo Bank, National Association, as trustee, being repaid, redeemed, repurchased, defeased, discharged, refinanced or terminated (or notice for the repayment or redemption thereof being given to the extent accompanied by any prepayments or deposits required to defease, terminate and satisfy and discharge in full the obligations under any related indentures or notes), and all related guaranties and security interests being terminated and released substantially concurrently with the initial funding of the Facilities (or arrangements for such termination and release reasonably satisfactory to each administrative agent or trustee, as applicable, being made) (the “Refinancing”); and

(f) the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition (the “Transaction Costs”).

“Treasury Rate” means, with respect to any Redemption Date, the yield to maturity as of the date of the relevant redemption notice in respect of such Redemption Date of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (or is obtainable from the Data Download Program as of the date of such H.15) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to April 4, 2021; provided, however, that if the period from such Redemption Date to April 4, 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means, when used with respect to the Trustee, any vice president, assistant vice president, any trust officer or any other officer of the Trustee who shall have direct responsibility for the administration of this Indenture, and also means any other officer of the Trustee to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a) of ERISA over the current value of such Plan’s assets, determined in accordance with assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York.

“United States” or “U.S.” means the United States of America.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer pursuant to Section 3.16; and

(2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Entity” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“U.S. Obligations” has the meaning assigned to such term in the Senior Credit Agreement (as in effect on the Issue Date).

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“U.S. Subsidiary” means any Subsidiary of the Issuer that is organized under the laws of the United States, any state thereof or the District of Columbia.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years (and/or portion thereof) obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment, in respect of such Disqualified Stock or Preferred Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02 Other Definitions.

Term	Defined in Section

“100% PIK Option”	Exhibit A

“50% PIK Option”	Exhibit A

“Affiliate Transaction”	Section 4.06(a)

“applicable decimal place”	Section 1.05

“Applicable Proceeds”	Section 4.04(b)

“Asset Sale Offer”	Section 4.04(d)

“Change of Control Offer”	Section 3.12(a)

“Change of Control Payment”	Section 3.12(a)

“Change of Control Payment Date”	Section 3.12(a)(ii)

“covenant defeasance option”	Section 8.01(b)

“Defaulted Interest”	Section 2.11

“Defeased Provisions”	Section 8.01(b)

“DTC”	Section 2.03

“Event of Default”	Section 6.01

“Excess Proceeds”	Section 4.04(d)

“Final Maturity Date”	Exhibit A

“Foreign Disposition”	Section 4.04(c)

“Guaranteed Note Obligations”	Section 10.01

“Interest Payment Date”	Exhibit A

“Interest Period”	Exhibit A

“Issuer Order”	Section 2.02

“legal defeasance option”	Section 8.01(b)

“Legal Holiday”	Section 11.07

“Notes Register”	Section 2.03

“Offer Amount”	Section 5.09(a)

“Offer Period”	Section 5.09(a)

“Offer to Repurchase”	Section 5.09

Term	Defined in Section

“Paying Agent”	Section 2.03

“Permitted Debt”	Section 4.02(b)

“PIK Interest”	Exhibit A

“PIK Notice”	Section 2.01(g)

“PIK Option”	Exhibit A

“PIK Payment”	Section 2.01(g)

“Private Placement Legend”	Section 2.06(f)(1)(A)

“Proceeds Application Period”	Section 4.04(b)(iv)

“protected purchaser”	Section 2.07

“Purchase Date”	Section 5.09(a)

“Qualified Reporting Subsidiary”	Section 3.01

“Ratio Debt”	Section 4.02(a)

“Redemption Date”	Section 5.03

“Refinancing Indebtedness”	Section 4.02(b)(xiv)

“Refunding Capital Stock”	Section 4.05(b)(ii)(a)

“Registrar”	Section 2.03

“Restricted Payments”	Section 4.05(a)(iv)

“Retained Declined Proceeds”	Section 4.04(f)

“Retired Capital Stock”	Section 4.05(b)(ii)(a)

“Special Interest Payment Date”	Section 2.11(a)

“Special Record Date”	Section 2.11(a)

“Subsidiary Redesignation”	Section 3.16(b)

“Subject Lien”	Section 4.01

“Transaction Commitment Date”	Section 1.03(i)

“Transfer Agent”	Section 2.03

“Unpaid Amount”	Section 4.05(b)(ii)(c)

SECTION 1.03 Other Interpretive Provisions. With reference to this Indenture and each other Note Document, unless otherwise specified herein or in such other Note Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Note Document shall refer to such Note Document as a whole and not to any particular provision thereof.

(c) References in this Indenture to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Indenture or (B) to the extent such references are not present in this Indenture, to the Note Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(h) Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Indenture or any other Note Document.

(i) With respect to any (x) Investment or acquisition, merger, amalgamation or similar transaction that has been definitively agreed to or publicly announced and (y) repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock with respect to which a notice of repayment (or similar notice), which may be conditional, has been delivered, in each case for purposes of determining:

(i) whether any Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock that is being Incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is permitted to be incurred in compliance with Section 4.02;

(ii) whether any Lien being Incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock or to secure any such Indebtedness is permitted to be Incurred in accordance with Section 4.01 or the definition of “Permitted Liens”;

(iii) whether any other transaction or action undertaken or proposed to be undertaken in connection with such Investment, acquisition, merger, amalgamation or similar transaction or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock (including any Restricted Payments, dispositions, fundamental changes or designations of Restricted Subsidiaries or Unrestricted Subsidiaries) complies with the covenants or agreements contained in this Indenture or the Notes;

(iv) any calculation of the ratios, baskets or financial metrics, including Fixed Charge Coverage Ratio, Consolidated Total Net Leverage Ratio, Consolidated Total Indebtedness, Consolidated Secured Indebtedness, Consolidated Senior Secured Net Debt Ratio, Consolidated Net Income, Consolidated EBITDA, Four Quarter Consolidated EBITDA, Consolidated Total Assets, Consolidated Interest Expense and/or Pro Forma Cost Savings and baskets determined by reference to Consolidated Net Income, Consolidated EBITDA, Four Quarter Consolidated EBITDA or Consolidated Total Assets, and whether a Default or Event of Default exists in connection with the foregoing; or

(v) whether any condition precedent to the Incurrence of Indebtedness (including Acquired Indebtedness), Disqualified Stock, Preferred Stock or Liens, in each case, that is being Incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is satisfied, at the option of the Issuer, the date that the definitive agreement (or other relevant definitive documentation) for or public announcement of such Investment, acquisition or repayment, repurchase or refinancing or Incurrence of Indebtedness is entered into or the date of any notice, which may be conditional, of such repayment, repurchase or refinancing of Indebtedness is given to the holders of such Indebtedness (the “Transaction Commitment Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis” or “Consolidated EBITDA.” For the avoidance of doubt, if the Issuer elects to use the Transaction Commitment Date as the applicable date of determination in accordance with the foregoing, (A) any fluctuation or change in the (1) Fixed Charge Coverage Ratio, Consolidated Total Net Leverage Ratio, Consolidated Total Indebtedness, Consolidated Secured Indebtedness, Consolidated Senior Secured Net Debt Ratio, Consolidated Net Income, Consolidated EBITDA, Four Quarter Consolidated EBITDA, Consolidated Total Assets, Consolidated Interest Expense and/or Pro Forma Cost Savings of the Issuer and (2) the applicable exchange rate utilized in calculating compliance with any dollar-based provision of this Indenture, from the Transaction Commitment Date to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, or in connection with compliance by the Note Parties with any other provision of the Note Documents or any other transaction undertaken in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, is permitted to be incurred, (B) for purposes of determining compliance with any provision which requires that no Default, Event of Default or specified Default or Event of Default, as applicable, has occurred, is continuing or would result from any such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, as applicable, such condition shall be deemed satisfied so long as no Default, Event of Default or specified Default or Event of Default, as applicable, exists on the Transaction Commitment Date, and (C) until such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is consummated or such definitive agreements (or other relevant definitive documentation) are terminated (or conditions in any conditional notice can no longer be met or public announcements with respect thereto are withdrawn), such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the incurrence of Indebtedness and Liens unrelated to such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness) that are consummated after the Transaction Commitment Date and on or prior to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the date the definitive agreements (or other relevant definitive documentation) are entered into or public announcement is made and deemed to be outstanding thereafter for purposes of calculating any baskets or ratios under the Note Documents after the date of such agreement and before the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness.

(j) For the purposes of Section 3.15, Section 4.03, Section 4.04 and Section 4.05, an allocation of assets to a division of a Restricted Subsidiary that is a limited liability company, or an allocation of assets to a series of a Restricted Subsidiary that is a limited liability company, shall be treated as a transfer of assets from one Restricted Subsidiary to another Restricted Subsidiary.

SECTION 1.04 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Indenture shall be prepared in conformity with, GAAP, as in effect from time to time.

(b) If at any time any change in GAAP or the application thereof, or any election by the Issuer to report in IFRS in lieu of GAAP for financial reporting purposes, would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Note Document, and either the Issuer or the Controlling Party shall so request, the Controlling Party and the Issuer shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject, prior to the Disposition Date, to the approval of the GS Purchasers and, from and after the Disposition Date, to the approval of the Required Holders in each case not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i) (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) the Issuer shall provide to the Trustee and the Holders a written reconciliation in form and substance reasonably satisfactory to the Controlling Party, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof or (ii) the Issuer may elect to fix GAAP (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to the Trustee and the Controlling Party from time to time.

(c) Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Note Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

SECTION 1.05 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Indenture shall be calculated by dividing the appropriate component by the other component, carrying the result to one decimal place more than the number of decimal places by which such ratio is expressed herein (the “applicable decimal place”) and rounding the result up or down to the applicable decimal place.

SECTION 1.06 References to Agreements, Laws, Etc.. Unless otherwise expressly provided herein, (a) references to agreements (including the Note Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Note Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York, New York time (daylight or standard, as applicable).

SECTION 1.08 No Personal Liability. Where any person gives a certificate (or other document), makes any statement or makes a representation in each case on behalf of any of the parties to the Note Documents pursuant to any provision thereof and such certificate, document, statement or representation proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, document, statement or undertaking being incorrect (save in the case of fraud, gross negligence or willful misconduct, in which case any liability of such individual shall be determined in accordance with applicable Law).

SECTION 1.09 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

SECTION 1.10 Pro Forma Calculation. Notwithstanding anything to the contrary herein (subject to Section 1.03(i)), the Consolidated Interest Expense, the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Debt Ratio, the Fixed Charge Coverage Ratio, Consolidated Net Income, Consolidated EBITDA, Four Quarter Consolidated EBITDA and Consolidated Total Assets shall be calculated on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four-quarter period (including, with respect to any proposed Investment or acquisition pursuant to Rule 2.7 of The City Code on Takeovers and Mergers (or a similar arrangement) for which committed financing is obtained or is sought to be obtained, the relevant determination or calculation may be made with respect to an event occurring or intended to occur subsequent to such four-quarter period). Notwithstanding anything to the contrary contained herein, for purposes of calculating any leverage ratio herein in connection with the incurrence of any Indebtedness, there shall be no netting of the cash proceeds proposed to be received in connection with the incurrence of such Indebtedness.

SECTION 1.11 Calculation of Baskets. If any of the baskets set forth in this Indenture are exceeded solely as a result of fluctuations to Four Quarter Consolidated EBITDA and/or Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under this Indenture, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

SECTION 1.12 Currency Equivalents Generally.

(a) Any amount specified in this Indenture (other than (x) in Article II, Article V, Article VII, Article VIII, Article IX and Article XI, (y) in any Exhibit hereto and (z) as set forth in clause (b) of this Section 1.12) or Article VI or Article VII of the Note Purchase Agreement to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the Exchange Rate as of the date of determination; provided that if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(b) For purposes of determining the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Debt Ratio, the Fixed Charge Coverage Ratio and the Consolidated Total Net Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the Exchange Rate as of the date of determination, and will, in the case of Indebtedness, be the weighted average exchange rates used for determining Consolidated EBITDA for the relevant period; provided that if any Note Party has entered into any currency Swap Contracts in respect of any borrowings, the dollar amount of such borrowings shall be determined by first taking into account the effects of that currency Swap Contract.

(c) Notwithstanding the foregoing provisions of this Section 1.12 and for the avoidance of doubt, all cash payments made pursuant to this Indenture, any Note or any other Note Document shall be made in Dollars.

ARTICLE II

THE NOTES

SECTION 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be issued in minimum denominations of $1.00 and any integral multiples of $1.00 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors, the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Increases or Decreases in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Increases or Decreases in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and PIK Payments. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with Section 2.06(g) (or, in the case of any increase resulting from a PIK Payment, in accordance with the applicable provisions of this Indenture (including Section 2.01(g) and the Notes).

(c) Temporary Global Notes. Notes offered and sold (or to be offered and sold) in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

(d) Following (1) the termination of the applicable Restricted Period and (2) the receipt by the Trustee of (A) a written certification or other written evidence in a form reasonably acceptable to the Issuer of non-United States Beneficial Ownership of 100% of the aggregate principal amount of each Regulation S Temporary Global Note (except to the extent of any Beneficial Owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a Beneficial Ownership interest in a 144A Global Note or an IAI Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b)

hereof) and (B) an Officer’s Certificate from the Issuer, the Regulation S Temporary Global Note Legend shall be deemed removed from the Regulation S Temporary Global Note, and the beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, as hereinafter provided.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

(f) Applicable Procedures. The Applicable Procedures shall be applicable to beneficial interests in the Global Notes that are held by Participants through the Depositary.

(g) PIK Payments. If the Issuer is permitted to exercise the 100% PIK Option or 50% PIK Option for any Interest Period and does so exercise the 100% PIK Option or 50% PIK Option with respect to such Interest Period, the Issuer shall pay the applicable amount of PIK Interest for such Interest Period in respect of each outstanding Note on the Interest Payment Date in respect of such Interest Period by increasing the principal amount of each such outstanding Note at the end of such Interest Period by an amount equal to the PIK Interest applicable to each such outstanding Note (rounded up to the nearest whole Dollar), and an adjustment shall be made by the Trustee to reflect such increase, with respect to Global Notes, in the “Schedule of Increases or Decreases in the Global Note” and, with respect to Definitive Notes, on the books and records of the Trustee (a “PIK Payment”). Following any increase in the principal amount of the outstanding Notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Unless the context otherwise requires, for all purposes under this Indenture (including for purposes of calculating any redemption price or redemption amount), references to the “principal” and the “principal amount” of any Notes includes any increase in the principal amount thereof due to the addition of PIK Interest thereto as a result of any PIK Payment. If the Issuer is permitted to exercise the 100% PIK Option or 50% PIK Option for any Interest Period and desires to exercise the 100% PIK Option or 50% PIK Option for such Interest Period, the Issuer must deliver a notice to the Trustee no later than the day that is five Business Days prior to the Interest Payment Date for such Interest Period, which notice indicates (x) which PIK Option is being exercised for such Interest Period and (y) the amount of PIK Interest and cash interest that will be paid in respect of such Interest Period on such Interest Payment Date (such notice, a “PIK Notice”).

SECTION 2.02 Execution and Authentication. One Responsible Officer of the Issuer shall sign the Notes for the Issuer by manual, facsimile or pdf signature. If the Responsible Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

The Trustee will, upon receipt of a written order of the Issuer signed by one Responsible Officer of the Issuer (an “Issuer Order”), authenticate (x) on the Issue Date, Initial Notes for original issue in an aggregate principal amount of $640,000,000 and (y) following the Issue Date, Additional Notes for original issue in an aggregate principal amount not to exceed $100,000,000; provided that no Additional Notes may be authenticated, issued or delivered unless (i) the Indebtedness represented thereby would be permitted by Section 4.02, (ii) the applicable Additional Notes are being issued to finance one or more acquisitions or similar Investments and (iii) after giving pro forma effect to the issuance of the applicable Additional Notes, the GS Entities (in the aggregate) would continue to Beneficially Own the Required Amount. Notwithstanding anything to the contrary in this Indenture or the other Note Documents, (x) the aggregate principal amount of the Initial Notes that may be issued, authenticated and delivered under this Indenture may not exceed $640,000,000, (y) the aggregate principal amount of Additional Notes that may be issued, authenticated and delivered under this Indenture may not exceed $100,000,000 and (z) for the avoidance of doubt, the aggregate principal amount of Notes that may be issued, authenticated and delivered under this Indenture may not exceed $740,000,000; provided that nothing in this sentence will restrict the making of PIK Payments or the issuance of any Notes pursuant to Section 2.07 or Section 2.09 or the immediately following paragraph of this Section 2.02 (it being understood however that in no event will the aggregate principal amount of Notes outstanding at any time under this Indenture exceed $740,000,000 (exclusive of PIK Payments)).

In case the Issuer, pursuant to Section 4.03 shall be consolidated or merged or amalgamated with or into any other Person or shall convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person, and the successor Person resulting from such consolidation, or surviving such merger or amalgamation, or into which the Issuer shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Section 4.03, any of the Notes authenticated or delivered prior to such consolidation, merger, amalgamation, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.02 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

To the extent Additional Notes are permitted to be issued under this Indenture and are so issued, they shall rank pari passu with the existing Notes and shall be consolidated with and form a single class with the existing Notes and shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, amount of interest payable on the first interest payment date applicable thereto and transfer restrictions; provided that the Additional Notes will not be issued with the same “CUSIP” or “ISIN”, if any, as any Notes then existing unless such Additional Notes are fungible with such Notes then existing for U.S. federal income tax purposes. Any Additional Notes shall be issued pursuant to a supplemental indenture to this Indenture.

SECTION 2.03 Registrar, Transfer Agent and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration (the “Registrar”), an office or agency where Notes may be presented for transfer or for exchange (the “Transfer Agent”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuer shall notify the Trustee in writing of the name and address of any Paying Agent, Transfer Agent or Registrar not a party to this Indenture. If the Issuer fails to maintain a Registrar, Transfer Agent or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent, Registrar or Transfer Agent.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Registrar and the Paying Agent under this Indenture and as Notes Custodian with respect to the Global Notes.

SECTION 2.04 Paying Agent to Hold Money in Trust. The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee of all amounts that it is obligated to pay, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) will have no further liability for the money. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee will serve as Paying Agent for the Notes.

SECTION 2.05 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer and each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Issuer.

SECTION 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless:

(1) the Depositary notifies the Issuer that it is unwilling or unable to continue to act as Depositary for such Global Note and the Issuer fails to appoint a successor Depositary within 120 days of such notice; or

(2) there has occurred and is continuing an Event of Default with respect to the Notes and a holder requests that its beneficial interests in the applicable Global Note be exchanged for a Definitive Note in writing delivered through the Depositary.

Upon the occurrence of any of the preceding events in clause (1) or (2) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any authorized denomination, requested by or on behalf of the Depositary (in accordance with customary procedures).

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and 2.09. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.09, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events in clause (1) or (2) above and pursuant to Section 2.06(b)(2)(B) and Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than pursuant to Rule 144A). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1), the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in clause (i) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the applicable Restricted Period and (B) the receipt by the Registrar of any certification required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g).

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, a certificate to the Registrar substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(4), if the Issuer or Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer or exchange is effected pursuant to subparagraph (4) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Issuer Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to subparagraph (4) above. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of a beneficial interest in a Restricted Global Note.

(c) Transfer and Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon occurrence of any of the events in clause (1) or (2) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; and

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the applicable Participant. The Trustee shall mail such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) (except transfers pursuant to clause (G) above) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clauses (1) or (2) of Section 2.06(a) and if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(2), if the Issuer or Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

The Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(2) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions to the Registrar from or through the Depositary and the applicable Participant. The Trustee will mail such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(2) will not bear the Private Placement Legend.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clauses (1) or (2) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(2), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant. The Trustee will mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(4) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the applicable Restricted Period and (B) the receipt by the Registrar of any certification required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable

(F) if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; and

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, the applicable Restricted Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(2), if the Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of this Section 2.06(d)(2), the Trustee will cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (1) or (2) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of an Issuer Order in accordance with Section 2.02, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A, a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(2), if the Issuer or Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend (the “Private Placement Legend”) in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED FROM TIME TO TIME (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER OR ANOTHER EXEMPTION UNDER THE SECURITIES ACT.

BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR (C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT (AN “ACCREDITED INVESTOR”) AND (2) AGREES THAT IT WILL NOT WITHIN [ONE YEAR AFTER THE LATER OF THE DATE OF THE ORIGINAL ISSUANCE OF THIS NOTE AND THE DATE ON WHICH THE ISSUER OR ANY OF ITS RESPECTIVE AFFILIATES OWNED THIS NOTE — FOR NOTES ISSUED PURSUANT TO RULE 144A AND FOR NOTES ISSUED TO INSTITUTIONAL ACCREDITED INVESTORS][40 DAYS AFTER THE LATER OF THE DATE OF ORIGINAL ISSUANCE OF THIS NOTE AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S — FOR NOTES ISSUED IN OFFSHORE TRANSACTIONS PURSUANT TO REGULATION S], OFFER, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (X) (I) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (II) FOR SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT

INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (III) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT IS ACQUIRING THE NOTES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR THE OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, AND THAT PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE REGISTRAR A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS NOTE), (IV) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (IF AVAILABLE), (V) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (VI) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER OR THE REGISTRAR SO REQUESTS), OR (VII) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND (Y) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE FURTHER AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE PURSUANT TO SUBCLAUSES (III) TO (VI) OF CLAUSE (X) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE REGISTRAR AND THE ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.10 OF THE INDENTURE AND (IV) THIS NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED FROM TIME TO TIME (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

(4) Original Issue Discount Legend. Each Global Note, Regulation S Temporary Global Note and Definitive Note issued with original issue discount (and all Notes issued in exchange therefor or substitution thereof) for U.S. federal income tax purposes shall bear the legend in substantially the following form:

“THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). YOU MAY CONTACT THE ISSUER AT DYNASTY ACQUISITION CO., INC., C/O THE CARLYLE GROUP 1001 PENNSYLVANIA AVENUE, NW, SUITE 220 SOUTH, WASHINGTON, D.C. 20004, ATTN: CHIEF FINANCIAL OFFICER. TO OBTAIN THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THE NOTE.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note will be returned to or retained and cancelled by the Trustee in accordance with Section 2.10. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Notes Custodian at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Notes Custodian at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Issuer Order in accordance with Section 2.02 or at the Registrar’s request.

(2) No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.09, 4.03, 4.04, 5.06, 5.09 or 9.05 or the penultimate paragraph of Section 2.02).

(3) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day 15 days before the transmission of a notice of redemption of the Notes to be redeemed pursuant to Section 5.03 and ending at the close of business on the day of such transmission, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer of or to exchange any Notes selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any applicable agent and the Issuer shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any such agent or the Issuer shall be affected by notice to the contrary.

(7) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 3.06, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(8) At the option of the Holder, subject to Section 2.06(a), Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes to which the Holder making the exchange is entitled in accordance with the provisions of Section 2.02.

(9) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or by electronic transmission or mail.

(10) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any applicable agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

SECTION 2.07 Mutilated, Destroyed, Lost or Stolen Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuer and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.07, the Issuer may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.07, every new Note issued pursuant to this Section 2.07, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.08 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.07 and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 11.05 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receives proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.07.

If the Issuer (when acting as Paying Agent) segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09 Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.10 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.10. The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Paying Agent or the Notes Custodian, at the direction of the Trustee, to reflect such reduction.

SECTION 2.11 Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular Record Date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.03.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable (and such nonpayment continues beyond the applicable cure period set forth in Section 6.01(a)(ii)) shall forthwith cease to be payable to the Holder on the regular Record Date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes and as provided in Section 6.03 (such defaulted interest and interest thereon herein, including any interest required to be paid under Section 6.03, collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this Section 2.11(a). Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 20 calendar days and not less than 15 calendar days prior to the Special Interest Payment

Date and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 11.01, not less than 10 calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.11(b).

(b) The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.11(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.11, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.12 CUSIP and ISIN Numbers. The Issuer in issuing the Notes may use “CUSIP” and/or “ISIN” numbers and, if so, the Trustee shall use “CUSIP” and/or “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such “CUSIP” or “ISIN” numbers. The Issuer shall promptly notify the Trustee in writing of any change in the “CUSIP” or “ISIN” numbers.

ARTICLE III

AFFIRMATIVE COVENANTS

SECTION 3.01 Financial Statements.

(a) Audited Annual Financial Statements. The Issuer shall deliver to the Trustee and the Holders and, prior to the Disposition Date, the GS Purchasers within 120 days (or 150 days with respect to the fiscal year ending December 31, 2019) after the end of each fiscal year of the Issuer, a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case, starting with the fiscal year ending December 31, 2020, in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception, qualification or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under Senior Credit Agreement, the ABL Credit Agreement or other Indebtedness that is scheduled to occur within one year from the time such report and opinion are delivered, (ii) any actual or potential inability to satisfy a financial maintenance covenant, including the financial maintenance covenant under the Senior Credit Agreement, on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary).

(b) Quarterly Financial Statements. The Issuer shall deliver to the Trustee and the Holders and, prior to the Disposition Date, the GS Purchasers within 60 days (or (i) 105 days with respect to the fiscal quarter ending March 31, 2019 or (ii) 90 days with respect to the two fiscal quarters thereafter for which quarterly financial statements are required to be delivered pursuant to this Section 3.01(b)) after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case, starting with the fiscal quarter ending March 31, 2020, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Issuer as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Issuer and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) Unrestricted Subsidiaries. The Issuer shall deliver to the Trustee and the Holders (and, prior to the Disposition Date, the GS Purchasers) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 3.01(a) and 3.01(b) above, the related consolidating financial statements (which need not be audited) reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(d) Management’s Discussion and Analysis. The Issuer shall deliver to the Trustee and the Holders (and, prior to the Disposition Date, the GS Purchasers) simultaneously with the delivery of the financial statements referred to in Section 3.01(a) and 3.01(b) above, a management’s discussion and analysis describing results of operations of the Issuer in a form consistent with that provided to the Sponsor or a form consistent with that provided to the Existing Credit Agreement Agent under the Existing Term Loan Credit Agreement.

(e) SEC Filings. The Issuer shall deliver to the Trustee and the Holders (and, prior to the Disposition Date, the GS Purchasers) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which Holdings or the Issuer or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Trustee and the Holders), exhibits to any registration statement and, if applicable, any registration statement on Form S-8 (or equivalent forms filed with securities regulatory authorities outside of the United States)), and in any case not otherwise required to be delivered to the Trustee and the Holders pursuant to any other clause of this Section 3.01.

Notwithstanding the foregoing, (A) the obligations in clauses (a) and (b) of this Section 3.01 may be satisfied by furnishing, at the Issuer’s option, the applicable financial statements of (I) any successor of the Issuer, (II) any Wholly Owned Restricted Subsidiary of the Issuer that, together with its combined and consolidated Restricted Subsidiaries, constitutes substantially all of the assets of the Issuer and its combined and consolidated Subsidiaries (a “Qualified Reporting Subsidiary”) or (III) Holdings or any Parent Holding Company; provided that to the extent such information relates to a Qualified Reporting Subsidiary, Holdings or a Parent Holding Company, such information is accompanied by customary consolidating information that explains in reasonable detail the material differences between the information relating to such Qualified Reporting Subsidiary, Holdings or any Parent Holding Company, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a standalone basis, on the other hand, (B) (i) in the event that the Issuer (or any Parent Holding Company or Subsidiary of a Parent Holding Company allowed to provide reports pursuant to clause (A) of this paragraph) delivers to the Trustee and the Holders and, prior to the Disposition Date, the GS Purchasers an Annual Report on Form 10-K for any fiscal year (or similar filing in the applicable jurisdiction), as filed with the SEC or in such form as would have been suitable for filing with the SEC (or similar governing body in the applicable jurisdiction, in each case), within the time frames set forth in clause (a) above, such Form 10-K shall satisfy all requirements of clauses (a) and (d) of this Section 3.01 with respect to such fiscal year to the extent that it contains the information and report and opinion required by such clauses (a) and (d) and such report and opinion does not contain any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of audit (other than any such qualification, exception or explanatory paragraph expressly permitted to be contained therein under clause (a) of this Section 3.01) and (ii) in the event that the Issuer (or any Parent Holding Company or Subsidiary of a Parent Holding Company allowed to provide reports pursuant to clause (A) of this paragraph) delivers to the Trustee and the Holders, and prior to the Disposition Date, the GS Purchasers a Quarterly Report on Form 10-Q for any fiscal quarter (or similar filing in the applicable jurisdiction), as filed with the SEC or in such form as would have been suitable for filing with the SEC (or similar governing body in the applicable jurisdiction, in each case), within the time frames set forth in clause (b) above, such Form 10-Q shall satisfy all requirements of clauses (b) and (d) of this Section 3.01 with respect to such fiscal quarter to the extent that it contains the information required by such clauses (b) and (d), (C) any financial statements required to be delivered pursuant to clause (a) or (b) of this Section 3.01 shall not be required to contain all purchase accounting adjustments relating to the Transactions or any other transactions permitted hereunder to the extent it is not practicable to include any such adjustments in such financial statements, and (D) following the consummation of an acquisition in the applicable period or the period thereafter, the obligations in clause (a) or (b) of this Section 3.01 with respect to the target of such acquisition may be satisfied by at the option of the Issuer, (A) furnishing management accounts for the target of such acquisition or (B) omitting the target of such acquisition from the required financial statements of Holdings and its Subsidiaries for the applicable period and the period thereafter.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 3.02 Certificates; Other Information. The Issuer shall deliver to the Trustee and the Holders, and, prior to the Disposition Date, the GS Purchasers concurrently with the delivery of the financial statements referred to in Sections 3.01(a) and (b), an Officer’s Certificate stating that a review of the activities of Holdings, the Issuer and the Restricted Subsidiaries during the applicable fiscal period to which the financial statements being delivered concurrently with such Officer’s Certificate relate has been made under the supervision of the signing Responsible Officer with a view to determining whether Holdings, the Issuer and the Restricted Subsidiaries have kept, observed, performed and fulfilled their respective obligations under the Note Documents, and further stating, as to the Responsible Officer signing such certificate, that to the best of his or her knowledge Holdings, the Issuer and their Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under the Note Documents and there does not exist or continue, as of the date of such certificate, any condition or event which constitutes a Default or Event of Default (or, if such condition or event exists, specifying the nature and period of existence thereof and what action the Issuer has taken or is taking or proposes to take with respect thereto).

Documents required to be delivered pursuant to Section 3.01 or 3.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Issuer posts such documents, or provides a link thereto on the Issuer’s website on the Internet at the website addresses listed in (or updated in accordance with) Section 11.01; or (ii) on which such documents are posted on the Issuer’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Holder, Beneficial Owner of Notes and the Trustee have or have been given the opportunity to access (whether a commercial, third-party website or whether sponsored by the Trustee); provided that the Issuer shall notify (which may be by facsimile or electronic mail) the Trustee, the Holders and the Beneficial Owners of Notes of the posting of any such documents and shall provide to the Trustee and, if prior to the Disposition Date and requested by the GS Purchasers, the GS Purchasers by electronic mail electronic versions (i.e., soft copies) of such documents. Each Holder and Beneficial Owner of Notes shall be solely responsible for timely accessing posted documents and the Trustee shall have no obligation whatsoever to determine whether or not such documents have been posted or delivered.

SECTION 3.03 Notices. The Issuer shall, promptly after a Responsible Officer obtains actual knowledge thereof, notify the Trustee (with a copy to the Holders and, prior to the Disposition Date, the GS Purchasers):

(a) of the occurrence of any Default or Event of Default (it being understood that any delivery of a notice of Default shall automatically cure any Default or Event of Default then existing with respect to any failure to deliver such notice), which notice shall specify the nature thereof, the period of existence thereof and what action the Issuer has taken or proposes to take with respect thereto; provided that a notice of Default shall be delivered within 30 days of such Default and no such notice shall be required if the Default shall have been cured within 30 days of its occurrence;

(b) of the institution of any material litigation not previously disclosed by the Issuer to the Holders, or any material development in any material litigation that is reasonably likely to be adversely determined, and would, in either case, if adversely determined be reasonably expected to have a Material Adverse Effect;

(c) of the occurrence of any ERISA Event, where there is any reasonable likelihood of the imposition of liability on the Issuer or any of its Restricted Subsidiaries as a result thereof that would be reasonably expected to have a Material Adverse Effect; and

(d) of the occurrence of any Foreign Benefit Event, where there is any reasonable likelihood of the imposition of liability on the Issuer or any of its Restricted Subsidiaries as a result thereof that would be reasonably expected to have a Material Adverse Effect.

Each notice pursuant to this Section 3.03 shall be accompanied by a statement of a Responsible Officer of the Issuer setting forth details of the occurrence referred to therein and stating what action the Issuer has taken and proposes to take with respect thereto.

SECTION 3.04 Additional Information. For so long as any Notes remain outstanding and are “restricted securities” with the meaning of Rule 144, shall furnish to the Holders and prospective investors, upon their written request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

SECTION 3.05 Payment of Notes. The Issuer shall pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 10:00 a.m., New York City time, on such date the Trustee or the Paying Agent (other than the Issuer or any Affiliate thereof) holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture; provided that if the Issuer exercises a PIK Option with respect to any Interest Period, the applicable amount of PIK Interest in respect of such Interest Period shall be considered paid on the date due if in accordance with the terms hereof and of the Notes, a PIK Payment is made in respect of such amount of PIK Interest. The Issuer shall also pay additional interest to the extent required to be paid pursuant to Section 6.03. All payments made on the Notes shall be made free and clear of deduction or withholding for Taxes, except as otherwise required by Law.

SECTION 3.06 Maintenance of Office or Agency. The Issuer shall maintain an office or agency where the Notes will be payable and where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The corporate trust office of the Trustee, which initially shall be located at the notice address for the Trustee set forth in Section 11.01, Attention: Dynasty Acquisition Co., Inc. Administrator, shall be such office or agency of the Issuer unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes. The Issuer will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations and surrenders.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency. The office of Trustee shall not be an office or agency of the Issuer for service of process on the Issuer, which office or agency is as set forth in Section 11.18.

SECTION 3.07 Payment of Obligations. The Issuer shall, and shall cause each of its Restricted Subsidiaries to, timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such tax, assessment, charge or levy is being contested in good faith and by appropriate actions diligently conducted and for which appropriate reserves have been established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.08 Preservation of Existence, Etc.. The Issuer shall, and shall cause of each of its Restricted Subsidiaries to,

(a) preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its incorporation or organization except in a transaction permitted by Section 4.03 or 4.04;

(b) take all reasonable action to obtain, preserve, renew and keep in full force and effect those of its rights, licenses, permits, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder; and

(c) use commercially reasonable efforts to preserve or renew all of its registered copyrights, patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, provided that nothing in this Section 3.08 shall require the preservation, renewal or maintenance of, or prevent the abandonment by, the Issuer or Restricted Subsidiary of any registered copyrights, patents, trademarks, trade names and service marks that the Issuer or Restricted Subsidiary reasonably determines is not useful to its business or no longer commercially desirable.

SECTION 3.09 Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Issuer shall, and shall cause each of its Restricted Subsidiaries to, maintain, preserve and protect all of its tangible properties and equipment that are necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

SECTION 3.10 Maintenance of Insurance. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Issuer shall, and shall cause each of its Restricted Subsidiaries to, maintain in full force and effect, with insurance companies that the Issuer believes (in the good faith judgment of the management of the Issuer) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Issuer believes (in the good faith judgment of management of the Issuer) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by the Issuer and its Restricted Subsidiaries.

SECTION 3.11 Compliance with Laws. The Issuer shall, and shall cause each of its Restricted Subsidiaries to, comply with all applicable Laws (including, without limitation, ERISA, the USA PATRIOT Act, Anti-Corruption Laws and Canadian Anti-Terrorism Laws) in all material respects and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12 Change of Control.

(a) If a Change of Control occurs, unless the Issuer or a third party has previously or concurrently delivered or mailed a redemption notice with respect to all the outstanding Notes under Section 5.07, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described in this Section 3.12 (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Issuer will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control and with the following information:

(i) that a Change of Control Offer is being made pursuant to this Section 3.12, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered, except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described in clause (viii) below (the “Change of Control Payment Date”);

(iii) that any Note not properly tendered will remain outstanding and continue to accrue interest in accordance with the terms of this Indenture and the Notes;

(iv) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;

(v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(vii) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion of the Notes must be equal to at least $1.00 or any integral multiple of $1.00 in excess of $1.00;

(viii) if such notice is delivered prior to the occurrence of a Change of Control, stating that a definitive agreement is in place for such Change of Control and the Change of Control Offer is conditional on the occurrence of such Change of Control and that the Change of Control Payment Date may be delayed until such condition shall be satisfied (or waived by the Issuer in its sole discretion) (including more than 60 days after the date such notice was mailed or delivered, including by electronic transmission), and that such Change of Control Payment Date may not occur and that such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person; and

(ix) the other instructions, as determined by the Issuer, consistent with this Section 3.12, that a Holder must follow.

The Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof.

If the Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to (but not including) the Change of Control Payment Date shall be paid to the Person in whose name a tendered Note accepted for purchase is registered at the close of business on such Record Date.

(b) On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(i) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c) The Issuer will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption of all outstanding Notes has been given pursuant to this Indenture as described under Section 5.03, unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary in this Section 3.12, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making of the Change of Control Offer.

(d) A Change of Control Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, Notes and/or Guarantees (but the Change of Control Offer may not condition tenders on the delivery of such consents).

(e) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws, rules or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(f) Other than as specifically provided in this Section 3.12, any purchase pursuant to this Section 3.12 shall be made pursuant to the applicable provisions of Section 5.01 through 5.06

(g) The Issuer’s obligation to make an offer to repurchase the Notes pursuant to this Section 3.12 may be waived or modified (at any time, including after a Change of Control) with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

SECTION 3.13 Books and Records. The Issuer shall, and shall cause each of its Restricted Subsidiaries to, maintain books of record and account, in a manner to allow financial statements to be prepared in all material respects in conformity with GAAP consistently applied in respect of all financial transactions and matters involving the assets and business of the Issuer or, if applicable, Holdings or such Restricted Subsidiary, as the case may be (it being understood and agreed that Non-U.S. Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization and that such maintenance shall not constitute a breach of the representations and warranties under the Note Purchase Agreement or the covenants hereunder or under the Note Purchase Agreement, as applicable).

SECTION 3.14 Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Issuer shall, and shall cause each of its Restricted Subsidiaries to, (a) comply, and take commercially reasonable efforts to cause all lessees operating or occupying its properties to comply with all Environmental Laws and Environmental Permits; (b) obtain, maintain and renew all applicable Environmental Permits necessary for its operations and properties; and (c) to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action necessary to respond to and remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of applicable Environmental Laws; provided, however, that neither the Issuer nor any Restricted Subsidiary shall be required to undertake any such cleanup, removal, remedial, corrective or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 3.15 Covenant to Guarantee Note Obligations(a) . Upon the formation or acquisition of any new U.S. Subsidiary that is a Wholly Owned Subsidiary by the Issuer or any of its Restricted Subsidiaries (provided that each of (i) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary (including a Controlled Non-U.S. Subsidiary or a FSHCO ceasing to be an Excluded Subsidiary) shall be deemed to constitute the acquisition of a Restricted Subsidiary for purposes of this Section 3.15), the Issuer shall, at the Issuer’s expense, within 90 days after such formation or acquisition or such longer period as the Controlling Party may agree in its reasonable discretion, cause each such Subsidiary that is not an Excluded Subsidiary to deliver to the Trustee and, prior to the Disposition Date, the GS Purchasers, (a) a supplemental indenture substantially in the form of Exhibit E hereto pursuant to which each such Subsidiary shall become a Guarantor under this Indenture and providing for a Guarantee by each such Subsidiary on the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors and (b) an executed joinder agreement in the form of Exhibit A to the Intercompany Subordination Agreement. Within 90 days after the request of the Controlling Party, or such longer period as the Controlling Party may agree in its reasonable discretion, the Issuer shall, and shall cause its Restricted Subsidiaries to, deliver to the Controlling Party Organization Documents and resolutions. In addition, at any time from time to time, the Issuer shall, and shall cause its Restricted Subsidiaries to, promptly execute and deliver any and all further instruments and documents and take all such other action as the Controlling Party in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of the Guarantees.

SECTION 3.16 Designation of Subsidiaries. The Board of Directors of the Issuer, Holdings or any Parent Holding Company may designate any Subsidiary of the Issuer (including any existing Subsidiary of the Issuer and any newly acquired or newly formed Subsidiary of the Issuer, but excluding the Issuer or any direct or indirect parent of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries that is not a Subsidiary of the Subsidiaries to be so designated other than the Equity Interests of such Unrestricted Subsidiary; provided, further, however, that (i) immediately after giving effect to such designation no Event of Default under Section 6.01(a), (f) or (g) shall have occurred and be continuing as a result of such designation and (ii) on a Pro Forma Basis after giving effect to such designation, the Fixed Charge Coverage Ratio of the Issuer is not less than 2.00 to 1.00; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.05.

The Board of Directors of the Issuer, Holdings or any Parent Holding Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary (a “Subsidiary Redesignation”); provided, however, that on a Pro Forma Basis after giving effect to such Subsidiary Redesignation, the Fixed Charge Coverage Ratio of the Issuer is not less than 2.00 to 1.00. Any Indebtedness of such Subsidiary and any Liens encumbering its assets at the time of such designation shall be deemed newly incurred or established, as applicable, at such time.

Any such designation by the Board of Directors of the Issuer, Holdings or any Parent Holding Company shall be evidenced to the Trustee by promptly delivering to the Trustee a copy of the resolution of the Board of Directors of the Issuer, Holdings or any Parent Holding Company, as applicable, giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

Notwithstanding the foregoing, (i) no Subsidiary of the Issuer may be designated as an Unrestricted Subsidiary if such Subsidiary is a “Restricted Subsidiary” (or any comparable term) under any Credit Agreement or other Indebtedness of the Issuer or any of its Restricted Subsidiaries with an aggregate outstanding principal amount in excess of $150.0 million and (ii) simultaneously with any Subsidiary of the Issuer being designated as a “Restricted Subsidiary” (or any comparable term) under any Credit Agreement or Indebtedness of the Issuer or any of its Restricted Subsidiaries with an aggregate outstanding principal amount in excess of $150.0 million, such Subsidiary shall be designated as a Restricted Subsidiary.

For the avoidance of doubt, neither the Issuer nor any Borrower under any Credit Agreement may be designated as an Unrestricted Subsidiary at any time.

SECTION 3.17 Maintenance of Ratings. The Issuer shall, and shall cause of each its Restricted Subsidiaries to, use commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s (but not a specific rating), in each case in respect of the Issuer.

SECTION 3.18 No Change in Line of Business. The Issuer shall not, and shall not permit any Restricted Subsidiary to, engage in any material lines of business substantially different from those lines of business conducted by the Note Parties on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

SECTION 3.19 Use of Proceeds. The Issuer will only use the proceeds of the issuance of the Initial Notes to finance the Transactions and pay Transaction Costs (including paying any fees, commissions and expenses associated therewith) and fund working capital needs to the balance sheet.

SECTION 3.20 Annual Calls. At the reasonable request of the Controlling Party, after the date of delivery of the financial information required pursuant to Section 3.01(a), the Issuer will hold and participate in an annual conference call or teleconference at a time selected by the Issuer and reasonably acceptable to the Controlling Party, with all of the Holders and Beneficial Owners of Notes that choose to participate, to review the financial results of the previous fiscal year of the Issuer and its Restricted Subsidiaries.

ARTICLE IV

NEGATIVE COVENANTS

SECTION 4.01 Liens. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Issuer or any Restricted Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”) that secures obligations under any Indebtedness unless:

(a) the Note Obligations are secured on an equal and ratable or prior basis with the obligations secured by such Subject Lien, or

(b) such Subject Lien is a Permitted Lien.

SECTION 4.02 Indebtedness.

(a) (1) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock, and (2) the Issuer will not permit any of its Non-Guarantor Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Non-Guarantor Subsidiary may issue shares of Preferred Stock, in each case if (x) the Fixed Charge Coverage Ratio for the Issuer, as of the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued, is greater than or equal to 2.00 to 1.00, or (y) the Consolidated Total Net Leverage Ratio for the Issuer, as of the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued, is less than or equal to 6.50 to 1.00, in each case, determined on a Pro Forma Basis (such Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued pursuant to this Section 4.02(a), “Ratio Debt”); provided that the aggregate amount of Indebtedness (including Acquired Indebtedness) Incurred and Disqualified Stock or Preferred Stock issued pursuant to the foregoing by Non-Guarantor Subsidiaries (when taken together with the aggregate amount of Indebtedness (including Acquired Indebtedness) Incurred and Disqualified Stock or Preferred Stock issued by Non-Guarantor Subsidiaries pursuant to Section 4.02(b)(xv)) shall not exceed the greater of (x) $230.0 million and (y) 45.0% of Four Quarter Consolidated EBITDA, at any one time outstanding, on a Pro Forma Basis (including pro forma application of the proceeds therefrom).

(b) The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(i) the Incurrence or issuance by the Issuer, any Subsidiary Guarantor or any Canadian Restricted Subsidiary of Indebtedness under any Credit Agreement, the guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances and ancillary facilities thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount at any time outstanding not to exceed any or all of the following amounts:

(A) the Issue Date Term Loan Amount;

(B) the Issue Date Revolving Facility Amount;

(C) the Issue Date ABL Facility Amount;

(D) the Cash Capped Grower Amount; and

(E) an amount of additional Indebtedness that does not exceed the Maximum Incremental Leverage Amount;

provided that any calculation under subclause (E) on any date of determination will give pro forma effect to the Incurrence of Indebtedness on such date of determination under subclause (A) (other than any Basket Reduction Amount Indebtedness) but shall not give pro forma effect to any other Incurrence of Indebtedness on such date of determination in reliance on any non-ratio-based basket set forth in this Section 4.02 (or to any discharge or netting of Indebtedness with the proceeds of such Indebtedness), including any other Incurrence of Indebtedness on such date of determination in reliance on any other non-ratio-based basket under this clause (i); provided, further that any Indebtedness Incurred under this clause (i) (other than Basket Reduction Amount Indebtedness) shall be required to first be Incurred against availability under subclause (A) of this clause (i) prior to being Incurred against availability under any other subclause of this clause (i);

(ii) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Initial Notes (including any increases in the principal amount of the Initial Notes as a result of a PIK Payment) and the Guarantees thereof, as applicable (but not including any Additional Notes or Guarantees of Additional Notes);

(iii) Indebtedness and Disqualified Stock of the Issuer and its Restricted Subsidiaries and Preferred Stock of its Restricted Subsidiaries existing on the Issue Date and set forth on Schedule 4.02 (excluding, in each case, Indebtedness described in clause (i) or (ii) above that is Incurred or existing (or deemed to be Incurred or existing) on the Issue Date, but, for the avoidance of doubt, including all Capitalized Lease Obligations existing on the Issue Date listed on such schedule);

(iv) Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any of its Restricted Subsidiaries to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and Indebtedness, Disqualified Stock or Preferred Stock arising from the conversion of the obligations of the Issuer or any

Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Issuer or such Restricted Subsidiary, in an aggregate principal amount or liquidation preference, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (iv), not to exceed the greater of (x) $115.0 million and (y) 22.5% of Four Quarter Consolidated EBITDA, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (iv) or any portion thereof, any Refinancing Expenses; provided that Capitalized Lease Obligations Incurred by the Issuer or any Restricted Subsidiary pursuant to this clause (iv) in connection with a Sale/Leaseback Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale/Leaseback Transaction are used by the Issuer or such Restricted Subsidiary to permanently repay any Secured Indebtedness of the Issuer or any of the Subsidiary Guarantors (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock Incurred pursuant to this clause (iv) shall cease to be deemed Incurred or outstanding pursuant to this clause (iv) but shall be deemed Incurred and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness, Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or such Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(v) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments issued in the ordinary course of business, including, without limitation, (x) letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance and (y) guarantees of Indebtedness Incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(vi) the Incurrence of Indebtedness, Disqualified Stock or Preferred Stock arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, Incurred in connection with the Transactions or with the acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of this Indenture, other than guarantees of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness or Disqualified Stock of the Issuer to a Restricted Subsidiary; provided that (x) such Indebtedness or Disqualified Stock owing to a Non-Guarantor Subsidiary shall be subordinated in right of payment to the Issuer’s Note Obligations pursuant to the Intercompany Subordination Agreement and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or an issuance of such Disqualified Stock not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary or the Issuer owing to the Issuer or another Restricted Subsidiary; provided that (x) if the Issuer or a Subsidiary Guarantor Incurs such Indebtedness, Disqualified Stock or Preferred Stock owing to a Non-Guarantor Subsidiary, such Indebtedness, Disqualified Stock or Preferred Stock is subordinated in right of payment to the Issuer’s or such Subsidiary Guarantor’s Note Obligations pursuant to the Intercompany Subordination Agreement and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness, Disqualified Stock or Preferred Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock not permitted by this clause (ix);

(x) Swap Contracts and Cash Management Services Incurred (including, without limitation, in connection with any Qualified Receivables Financing), other than for speculative purposes;

(xi) obligations (including reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments) in respect of customs, self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Issuer or any Restricted Subsidiary;

(xii) Indebtedness or Disqualified Stock of the Issuer or any of its Restricted Subsidiaries and Preferred Stock of any of its Restricted Subsidiaries in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed the greater of (x) $230.0 million and (y) 45.0% of Four Quarter Consolidated EBITDA, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (xii) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (xii) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (xii) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or such Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(xiii) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness, Disqualified Stock, Preferred Stock or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness, Disqualified Stock, Preferred Stock or other obligations by the Issuer or such Restricted Subsidiary is permitted under the terms of this Indenture;

(xiv) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or the issuance of Preferred Stock of a Restricted Subsidiary that serves to refund, refinance, replace, redeem, repurchase, retire or defease, and is in an aggregate principal amount (or, if issued with original issue discount, an aggregate issue price) that is less than or equal to, Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as Ratio Debt or permitted under clause (ii), clause (iii), this clause (xiv), clause (xv) or clause (xviii) of this Section 4.02(b) or subclause (y) of each of clauses (iv), (xii), (xx), (xxix) or (xxx) of this Section 4.02(b) (provided that any amounts Incurred under this clause (xiv) as Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to subclause (y) of any of these clauses shall reduce the amount available under such subclause (y) of such clause so long as such Refinancing Indebtedness remains outstanding) or any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to so refund, replace, refinance, redeem, repurchase, retire or defease such Indebtedness, Disqualified Stock or Preferred Stock, plus any Refinancing Expenses (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, redeemed, repurchased or retired (which, in the case of bridge loans or Extendable Bridge Loans/Interim Debt, shall be determined by reference to the notes or loans into which such bridge loans or Extendable Bridge Loans/Interim Debt are converted or for which such bridge loans or Extendable Bridge Loans/Interim Debt are exchanged at maturity and will be subject to other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(2) in the case of any revolving Indebtedness, has a Stated Maturity that is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired (which, in the case of bridge loans or Extendable Bridge Loans/Interim Debt, shall be determined by reference to the notes or loans into which such bridge loans or Extendable Bridge Loans/Interim Debt are converted or for which such bridge loans or Extendable Bridge Loans/Interim Debt are exchanged at maturity and will be subject to other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(3) to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively; and

(4) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor, or (y) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided that subclauses (1) and (2) will not apply to any refunding or refinancing of any Secured Indebtedness;

(xv) (i) Indebtedness, Disqualified Stock or Preferred Stock (x) of the Issuer or any of its Restricted Subsidiaries Incurred or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person or any similar Investment and (y) of any Person that is acquired by the Issuer or any of its Restricted Subsidiaries or merged into or consolidated or amalgamated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture and (ii) Indebtedness Incurred or Disqualified Stock or Preferred Stock issued or, in each case, assumed in anticipation of, or in connection with, an acquisition of any assets, business or Person or any similar Investment; provided, however, that after giving pro forma effect to such acquisition, merger, consolidation or amalgamation and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, either

(1) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(2) (x) the Fixed Charge Coverage Ratio of the Issuer is greater than or equal to such ratio immediately prior to giving pro forma effect to such acquisition, merger, consolidation, amalgamation or similar Investment, or (y) the Consolidated Total Net Leverage Ratio of the Issuer is less than or equal to such ratio immediately prior to giving pro forma effect to such acquisition, merger, consolidation, amalgamation or similar Investment;

provided further, that the aggregate amount of Indebtedness Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (xv) by Non-Guarantor Subsidiaries (together with the aggregate amount of Indebtedness (including Acquired Indebtedness) Incurred and Disqualified Stock or Preferred Stock issued by Non-Guarantor Subsidiaries pursuant to Section 4.02(a)) shall not exceed the greater of (x) $230.0 million and (y) 45.0% of Four Quarter Consolidated EBITDA, at any one time outstanding on a Pro Forma Basis (including pro forma application of the proceeds therefrom);

(xvi) Indebtedness of the Issuer or any of its Restricted Subsidiaries arising from netting services, overdraft protection or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xvii) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any credit facility permitted hereunder, so long as such letter of credit has not been terminated and is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xviii) from and after the Disposition Date, Contribution Indebtedness;

(xix) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xx) Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries in an aggregate principal amount or liquidation preference, as applicable, not to exceed the greater of (x) $179.0 million and (y) 35.0% of Four Quarter Consolidated EBITDA, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (xx) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (xx) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (xx) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which such Non-Guarantor Subsidiary could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent such Non-Guarantor Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(xxi) Indebtedness, Disqualified Stock or Preferred Stock of a joint venture to the Issuer or a Restricted Subsidiary and to the other holders of Equity Interests or participants of such joint venture, so long as the percentage of the aggregate amount of such Indebtedness, Disqualified Stock or Preferred Stock of such joint venture owed to such holders of its Equity Interests or participants of such joint venture does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such holders or such participant’s participation in such joint venture;

(xxii) Indebtedness Incurred or Disqualified Stock or Preferred Stock issued in a Qualified Receivables Financing or Qualified Receivables Factoring that is not recourse to the Issuer or any Restricted Subsidiary (except for Standard Securitization Undertakings) other than (x) a Receivables Subsidiary or (y) a Person described in the definition of “Factoring Transaction”;

(xxiii) Indebtedness owed on a short-term basis to banks and other financial institutions in the ordinary course of business of the Issuer and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements, including cash management, cash pooling arrangements and related activities to manage cash balances of the Issuer and its Subsidiaries and joint ventures including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of credit card programs, automatic clearinghouse arrangements and similar arrangements;

(xxiv) Indebtedness, Disqualified Stock or Preferred Stock consisting of Indebtedness, Disqualified Stock or Preferred Stock issued by the Issuer or any Restricted Subsidiary to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent of the Issuer to the extent permitted by Section 4.05;

(xxv) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxvi) Indebtedness Incurred by the Issuer or any Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business;

(xxvii) Indebtedness Incurred or Disqualified Stock issued by the Issuer or any Restricted Subsidiary or Preferred Stock issued by any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture;

(xxviii) (i) guarantees Incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and (ii) Indebtedness Incurred by the Issuer or a Restricted Subsidiary as a result of leases entered into by the Issuer or such Restricted Subsidiary or any direct or indirect parent of the Issuer in the ordinary course of business;

(xxix) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued on behalf, or representing guarantees of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued by, joint ventures; provided that the aggregate principal amount or liquidation preference, as applicable, of Indebtedness Incurred or guaranteed or Disqualified Stock or Preferred Stock issued or guaranteed pursuant to this clause (xxix) does not exceed the greater of (x) $92.0 million and (y) 18.0% of Four Quarter Consolidated EBITDA, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (xxix) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (xxix) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (xxix) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary could have Incurred or guaranteed such Indebtedness or issued or guaranteed such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or such Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(xxx) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary Incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person in an aggregate principal amount or liquidation preference that does not exceed the greater of (x) $161.0 million and (y) 32.5% of Four Quarter Consolidated EBITDA, at any one time outstanding plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (xxx) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (xxx) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (xxx) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or such Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(xxxi) Indebtedness, Disqualified Stock or Preferred Stock consisting of obligations of the Issuer or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions or any Permitted Investment;

(xxxii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law; and

(xxxiii) from and after the Disposition Date, Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of Restricted Payments that could be made at the time of such Incurrence pursuant to Section 4.05(b)(xi); provided that the Incurrence of Indebtedness in reliance on amounts available for making Restricted Payments pursuant to Section 4.05(b)(xi) shall reduce the amount available under such clause by an amount equal to the outstanding principal amount of such Indebtedness.

(c) For purposes of determining compliance with this Section 4.02, (i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred or issued as Ratio Debt, the Issuer shall, in its sole discretion, at the time of Incurrence or issuance, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.02; provided that (x) (i) all Indebtedness under the Senior Credit Agreement Incurred (or, in the case of the revolving portion of the Senior Credit Agreement, deemed to be Incurred pursuant to clause (y) below) on the Issue Date shall be deemed to have been Incurred, in the case of the term loans under the Senior Credit Agreement, pursuant to Section 4.02(b)(i)(A), and, in the case of the revolving portion of the Senior Credit Agreement, pursuant to Section 4.02(b)(i)(B) and (ii) all Indebtedness under the ABL Credit Agreement Incurred on or after the Issue Date will be deemed to have been Incurred pursuant to Section 4.02(b)(i)(C), and the Issuer shall not be permitted to reclassify all or any portion of the Indebtedness Incurred (or deemed to be Incurred) pursuant to Section 4.02(b)(i)(A), (B) or (C) and (y) the entire committed amount of the revolving portion of the Senior Credit Agreement on the Issue Date shall be deemed to have been Incurred on the Issue Date pursuant to Section 4.02(b)(i)(B) as if such entire committed amount were outstanding funded Indebtedness in the amount of such commitment on the Issue Date and such entire committed amount of the revolving portion of the Senior Credit Agreement shall be deemed to constitute outstanding funded Indebtedness in the amount of such commitment from and after the Issue Date under Section 4.02(b)(i)(B) irrespective of the actual funded borrowings thereunder, it being understood that (1) actual revolving borrowings in respect of (and not in excess of) such entire committed amount deemed to be outstanding may be drawn and redrawn on any subsequent date without further testing under this Section 4.02 and (2) any subsequent permanent reductions in such committed amount shall be deemed to correspondingly reduce the amount of Indebtedness Incurred and outstanding under Section 4.02(b)(i)(B) in respect of such committed amount. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness (including any PIK Interest) with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness, Disqualified Stock or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness will not be deemed to be an Incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this Section 4.02. Any guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.02.

Notwithstanding anything in this Indenture to the contrary unless the Issuer elects otherwise, if, on any date of determination, the Issuer or its Restricted Subsidiaries in connection with any transaction or series of related transactions (A) Incurs Indebtedness or issues Disqualified Stock or Preferred Stock as permitted by a ratio-based basket and (B) Incurs Indebtedness or issues Disqualified Stock or Preferred Stock under a non-ratio-based basket (other than any Indebtedness Incurred pursuant to Section 4.02(b)(i)(A) that is not Basket Reduction Amount Indebtedness), then the applicable ratio will be calculated on such date of determination with respect to any Incurrence under the applicable ratio-based basket without giving effect to the Incurrence under such non-ratio-based basket on such date of determination made in connection with such transaction or series of related transactions (or to any discharge or netting of Indebtedness with the proceeds of such Indebtedness).

For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness or the issuance of Disqualified Stock or Preferred Stock, the Dollar-equivalent principal amount or liquidation preference, as applicable, of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar-equivalent), in the case of revolving credit debt or debt financing to fund an acquisition, or first issued in the case of Disqualified Stock or Preferred Stock; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is Incurred to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation preference, as applicable, of such Refinancing Indebtedness does not exceed the principal amount or liquidation preference, as applicable, of such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, being refinanced (plus any Refinancing Expenses).

The principal amount or liquidation preference, as applicable, of any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, if Incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing.

SECTION 4.03 Fundamental Changes. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, (other than in the case of clause (e) below) so long as no Event of Default would result therefrom:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Issuer (including a merger, the purpose of which is to reorganize the Issuer into a new jurisdiction); provided that (A) the Issuer shall be a Person organized under the laws of the United States, any state thereof or the District of Columbia and shall be the continuing or surviving Person, and the continuing or the surviving Person shall expressly assume the obligations of the Issuer pursuant to documents reasonably acceptable to the Controlling Party, and (B) the continuing or surviving Person shall provide any documentation and other information about such Person as shall have been reasonably requested in writing by the Trustee or any Holder or Beneficial Owner of Notes through the Trustee that the Trustee or such Holder or Beneficial Owner of Notes shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act, or (ii) any one or more other Restricted Subsidiaries; provided that (x) any Restricted Subsidiary that is directly owned by a Note Party that is not a Controlled Non-U.S. Subsidiary or a FSHCO may not merge, amalgamate or consolidate with any Restricted Subsidiary that is a Controlled Non-U.S. Subsidiary or a FSHCO if such Controlled Non-U.S. Subsidiary or such FSHCO (which would still constitute a FSHCO) shall be the continuing or surviving Person and (y) when any Subsidiary Guarantor is merging, amalgamating or consolidating with another Restricted Subsidiary that is not a Subsidiary Guarantor either (A) the Subsidiary Guarantor shall be the continuing or surviving Person or (B) such merger, amalgamation or consolidation shall be deemed to constitute either an Investment or disposition, as elected by the Issuer, and such Investment must be a Permitted Investment or Indebtedness of a Restricted Subsidiary which is not a Subsidiary Guarantor in accordance with Section 4.02, or such disposition must be a disposition permitted hereunder;

(b) (i) any Restricted Subsidiary that is not a Subsidiary Guarantor may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Subsidiary Guarantor and (ii) any Restricted Subsidiary of the Issuer may liquidate or dissolve, or the Issuer or any Restricted Subsidiary may change its legal form if the Issuer determines in good faith that such action is in the best interest of Holdings and its Subsidiaries and is not disadvantageous to the Holders in any material respect (it being understood that in the case of any liquidation or dissolution of a Restricted Subsidiary that is a Note Party, such Subsidiary shall at or before the time of such liquidation or dissolution transfer its assets to the Issuer or another Restricted Subsidiary that is a Note Party in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Controlling Party unless such disposition of assets is permitted hereunder; and in the case of any change in legal form, a Restricted Subsidiary that is a Subsidiary Guarantor will remain a Subsidiary Guarantor unless such Subsidiary Guarantor is otherwise permitted to cease being a Subsidiary Guarantor hereunder);

(c) any Restricted Subsidiary of the Issuer may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Issuer or to any Restricted Subsidiary; provided that if the transferor in such a transaction is a Note Party, then either (i) the transferee must either be the Issuer or a Subsidiary Guarantor in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Controlling Party or (ii) to the extent such merger, amalgamation or consolidation shall be deemed to constitute either an Investment or disposition, such Investment must be a Permitted Investment or Indebtedness of a Restricted Subsidiary which is not a Note Party in accordance with Section 4.02, respectively, or such disposition must be a disposition permitted hereunder; provided, however, that the Issuer may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Note Party in the same jurisdiction as the disposing party or in another jurisdiction reasonably acceptable to the Controlling Party;

(d) any Restricted Subsidiary of the Issuer may merge, amalgamate or consolidate with, or dissolve into, any other Person in order to effect a Permitted Investment; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 3.15, (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment, (iii) to the extent constituting a disposition, such disposition must be permitted hereunder;

(e) the Issuer and its Restricted Subsidiaries may consummate the Transactions;

(f) the Canadian Borrower and its Restricted Subsidiaries may consummate the Permitted Canadian Transaction;

(g) any Restricted Subsidiary of the Issuer may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person in order to effect a disposition (whether in one transaction or in a series of transactions) of all or substantially all of its assets (whether now owned or hereafter acquired) permitted pursuant to Section 4.04 (other than dispositions permitted by this Section 4.03);

(h) any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person or dispose of its assets if (i) such transaction is undertaken in good faith to improve the tax efficiency of the Issuer and its Subsidiaries and (ii) after giving effect to such transaction, the value of the Guarantees, taken as a whole, is not materially impaired; and

(i) any Permitted Investment may be structured as a merger, consolidation or amalgamation.

For the avoidance of doubt, notwithstanding anything else contained herein, the Initial Amalgamation and any LLC Conversion shall be permitted under this Indenture and each other Note Document.

SECTION 4.04 Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(i) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets; provided that the amount of:

(1) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Issuer) of the Issuer or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are extinguished in connection with the transactions relating to such Asset Sale, or that are assumed by the transferee of any such assets or Equity Interests, in each case, pursuant to an agreement that releases or indemnifies the Issuer or such Restricted Subsidiary, as the case may be, from further liability;

(2) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days of the receipt thereof; and

(3) any Designated Non-Cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this subclause (3) that is at that time outstanding, not to exceed the greater of (x) $225.0 million and (y) 45.0% of Four Quarter Consolidated EBITDA, calculated at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for purposes of this clause (ii).

(b) Within 450 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply an amount equal to the Net Cash Proceeds (the “Applicable Proceeds”) from such Asset Sale, at its option:

(i) to reduce obligations under the Senior Credit Agreement and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto;

(ii) to reduce obligations under Indebtedness (other than Subordinated Indebtedness) of the Issuer or any Subsidiary Guarantor that is secured by a Lien, which Lien is permitted by this Indenture and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto;

(iii) to reduce obligations under (x) Pari Passu Indebtedness of the Issuer or the Subsidiary Guarantors (provided that if the Issuer or any Subsidiary Guarantor shall so reduce such obligations under Pari Passu Indebtedness other than the Notes, the Issuer shall (A) equally and ratably reduce obligations under the Notes pursuant to a redemption of the Notes under Section 5.07 or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or (B) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, the principal amount of Notes that would otherwise be redeemed under subclause (A) above) or (y) Indebtedness of a Canadian Restricted Subsidiary incurred pursuant to the Credit Agreement, in each case, other than Indebtedness owed to the Issuer or another Restricted Subsidiary (and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto);

(iv) to make an investment (including capital expenditures) in any one or more businesses, properties (other than working capital assets) or assets (other than working capital assets) that replace the businesses, properties and/or assets that are the subject of such Asset Sale, with any such investment made by way of a capital or other lease valued at the present value of the minimum amount of payments under such lease (as determined by the Issuer in good faith);

(v) to make an investment in any one or more businesses, assets (other than working capital assets), or property or capital expenditures, in each case used or useful in a Similar Business; or

(vi) any combination of the foregoing;

provided that the Issuer and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clause (iii), (iv) or (vi) of this Section 4.04(b) if and to the extent that, within 450 days after the Asset Sale that generated the Net Cash Proceeds, the Issuer or such Restricted Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision described in clause (iii), (iv) or (vi) of this Section 4.04(b), and that investment is thereafter completed within 180 days after the end of such 450-day period. Such 450-day period (as may be extended pursuant to this Section 4.04(b)) shall constitute the “Proceeds Application Period”.

(c) Notwithstanding anything to the contrary set forth herein, to the extent that any of or all the Net Cash Proceeds of any Asset Sales by a Non-U.S. Subsidiary (a “Foreign Disposition”) (x) is prohibited or delayed by applicable local law from being repatriated to the United States or (y) would, if applied in a manner described in this Section 4.04, result in adverse tax consequences, as determined by the Issuer in good faith, the portion of such Net Cash Proceeds so affected will not be required to be applied in compliance with this Section 4.04, and such amounts may be retained by the applicable Non-U.S. Subsidiary; provided that clause (x) of this paragraph shall apply to such amounts so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Issuer hereby agreeing to use commercially reasonable efforts to cause the applicable Non-U.S. Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation to the United States), and if such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law and is not subject to clause (y) of this paragraph, then, such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be applied (net of additional taxes payable or reserved against as a result thereof) in compliance with this Section 4.04. The time periods set forth in this Section 4.04 shall not start until such time as the Net Cash Proceeds may be repatriated to the United States (whether or not such repatriation actually occurs).

(d) Pending the final application of any such amount of Net Cash Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest or utilize such Net Cash Proceeds in any manner not prohibited by this Indenture. If, with respect to any Asset Sale (or series of related Asset Sales), at the expiration of the Proceeds Application Period with respect to such Asset Sale (or series of related Asset Sales), there remains Applicable Proceeds in excess of the greater of $50.0 million and 11.25% of Four Quarter Consolidated EBITDA (such amount of Applicable Proceeds that are in excess of the greater of $50.0 million and 11.25% of Four Quarter Consolidated EBITDA, “Excess Proceeds”), then subject to the limitations with respect to Foreign Dispositions set forth in Section 4.04(c), the Issuer shall make an offer (an “Asset Sale Offer”) no later than ten Business Days after the expiration of the Proceeds Application Period to all Holders and, if required by the terms of any other Pari Passu Indebtedness, to all holders of such other Pari Passu Indebtedness, to purchase the maximum principal amount of such Notes and such other Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of such Excess Proceeds, if any, at an offer price, in the case of the Notes, in cash in an amount equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date fixed for the closing of such offer and, in the case of such other Pari Passu Indebtedness, in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Pari Passu Indebtedness was issued with original issue discount, 100.0% of the accreted value thereof) or such lesser price with respect to such other Pari Passu Indebtedness as may be provided by the terms of such other Pari Passu Indebtedness, plus accrued and unpaid interest, if any, to (but not including) the date fixed for the closing of such offer, in each case, in accordance with the procedures set forth in this Indenture and the agreement governing such other Pari Passu Indebtedness.

(e) The Issuer may satisfy the foregoing obligations set forth in Section 4.04(d) with respect to any Asset Sale by making an Asset Sale Offer at any time prior to the expiration of the application period.

(f) To the extent that the aggregate amount of Notes and any other Pari Passu Indebtedness tendered or otherwise surrendered in connection with an Asset Sale Offer made with Excess Proceeds is less than the amount offered in an Asset Sale Offer, the Issuer may use any remaining Excess Proceeds (any such amount, “Retained Declined Proceeds”) for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered or otherwise surrendered by holders thereof exceeds the amount offered in an Asset Sale Offer, the Issuer shall select the applicable Notes (and the Issuer or its agents shall select such other Pari Passu Indebtedness) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Applicable Proceeds and Excess Proceeds shall be reset at zero. To the extent the Excess Proceeds exceed the outstanding aggregate principal amount of the Notes (and, if required by the terms thereof, all other Pari Passu Indebtedness), the Issuer need only make an Asset Sale Offer up to the outstanding aggregate principal amount of Notes (and any other such Pari Passu Indebtedness), and any additional Excess Proceeds shall not be subject to this Section 4.04 and shall be permitted to be used for any purpose in the Issuer’s discretion.

(g) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the purchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section 4.04 by virtue thereof.

(h) If more Notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (so long as the Paying Agent knows of such listing) or if such Notes are not listed, on a pro rata basis based on the total amount of Notes and other Pari Passu Indebtedness tendered in connection with an Asset Sale Offer (with adjustments so that only Notes in denominations of the minimum of $1.00 or integral multiples of $1.00 in excess thereof shall be purchased, by lot or by such other method as the Paying Agent shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and, in the case of Global Notes, the procedures of the Depositary); provided that the selection of Notes for purchase shall not result in a Holder with a principal amount of Notes less than the minimum denomination of $1.00. No Note will be repurchased in part if less than the minimum denomination of such Note would be left outstanding.

(i) Notices of an Asset Sale Offer shall be sent by first class mail, postage prepaid, or sent electronically, at least ten days but not more than 60 days before the purchase date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

(j) A new Note in principal amount equal to the unpurchased portion of any Note (other than a Global Note) purchased in part will be issued in the name of the Holder thereof upon cancellation of the Note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

SECTION 4.05 Restricted Payments.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger, amalgamation or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuer or any Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness of the Issuer or any Guarantor in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clause (vii) or (ix) of Section 4.02(b); or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a Pro Forma Basis, the Issuer could Incur $1.00 of additional Indebtedness as Ratio Debt; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clause (i) of Section 4.05(b), but excluding all other Restricted Payments permitted by Section 4.05(b)), is less than the sum of, without duplication:

(1) an amount (which may not be less than zero) equal to 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on April 1, 2019 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case that such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value of assets (other than cash), received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer (other than Excluded Equity), including such Equity Interests issued upon exercise of warrants or options, plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value of assets (other than cash) after the Issue Date (other than Excluded Equity), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or Maximum Fixed Repurchase Price, as the case may be, of any Disqualified Stock, in each case, of the Issuer or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Issuer or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged for Equity Interests in the Issuer or any direct or indirect parent of the Issuer (other than Excluded Equity), plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value of assets (other than cash) received after the Issue Date by the Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made after the Issue Date by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances that constituted Restricted Investments,

(B) the sale (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Issuer or any Restricted Subsidiary)) of the Equity Interests of an Unrestricted Subsidiary, and

(C) any distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, in each case after the Issue Date, the Fair Market Value of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 4.05(b)(xx) or constituted a Permitted Investment, plus

(7) the aggregate amount of Retained Declined Proceeds since the Issue Date; plus

(8) the greater of (x) $125.0 million and (y) 30.0% of Four Quarter Consolidated EBITDA.

(b) The provisions of Section 4.05(a) will not prohibit:

(i) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Indenture;

(ii) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any direct or indirect parent of the Issuer, or Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor, in exchange for, or out of the proceeds of the issuance or sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Restricted Subsidiaries) of Refunding Capital Stock; and

(c) if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted pursuant to this Section 4.05 and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Issuer or any direct or indirect parent of the Issuer) in an aggregate amount no greater than the Unpaid Amount (with the payment of such Unpaid Amount being treated as a payment under the applicable provision under this Indenture);

(iii) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the Incurrence of, Refinancing Indebtedness thereof;

(iv) the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness (1) existing at the time a Person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets, in each case so long as such Indebtedness was not incurred in contemplation of, such Person becoming a Subsidiary or such acquisition;

(v) the purchase, retirement, redemption or other acquisition (or Restricted Payments to the Issuer or any direct or indirect parent of the Issuer to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (including related stock appreciation rights or similar securities) of the Issuer or any direct or indirect parent of the Issuer held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer or their estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (v), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided, however, that the aggregate amounts paid under this clause (v) shall not exceed (x) $46.0 million in any calendar year or (y) subsequent to the consummation of any public common Equity Offering, $64.0 million in any calendar year (in each case, with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer from the issuance or sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer), in each case, to any future, present or former employees, officers, directors, managers, consultants or independent contractors of the Issuer or its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs on or after the Issue Date, other than in connection with, or pursuant to the Equity Contribution; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 4.05(a)(C); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) after the Issue Date; plus

(c) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of the Issuer or its Restricted Subsidiaries or any direct or indirect parent of the Issuer that are foregone in return for the receipt of Equity Interests; less

(d) the amount of cash proceeds described in subclause (a), (b) or (c) of this clause (v) previously used to make Restricted Payments pursuant to this clause (v); provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by subclause (a), (b) or (c) above in any calendar year;

provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, current or former officer, director, employee, manager, consultant or independent contractor (or any permitted transferees thereof) of the Issuer or any of its Restricted Subsidiaries or any direct or indirect parent of the Issuer, in connection with a repurchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 4.05 or any other provisions of this Indenture;

(vi) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries and any class or series of Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 4.02;

(vii) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) and the declaration and payment of dividends to the Issuer or any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer issued after the Issue Date; provided, however, that (A) the Fixed Charge Coverage Ratio of the Issuer for the Test Period is 2.00 to 1.00 or greater and (B) the aggregate amount of dividends declared and paid pursuant to this clause (vii) does not exceed the net cash proceeds actually received by the Issuer from the sale (or the contribution of the net cash proceeds from the sale) of Designated Preferred Stock;

(viii) (a) any Restricted Payments made in connection with the consummation of the Transactions or as contemplated by the Acquisition Agreement, including any dividends, payments or loans made to the Issuer or any direct or indirect parent of the Issuer to enable it to make any such payments or any future payments to employees of the Issuer, any Restricted Subsidiary of the Issuer or any direct or indirect parent of the Issuer under agreements entered into in connection with the Transactions; or

(b) the consummation of the Permitted Canadian Transaction;

(ix) the declaration and payment of dividends on the Issuer’s common Equity Interests (or the payment of dividends to any direct or indirect parent of the Issuer to fund the payment by any direct or indirect parent of the Issuer of dividends on such entity’s common Equity Interests) of the sum of (x) up to 7.0% per annum of the cash proceeds, net of underwriting fees, received by the Issuer from any public offering of Equity Interests or contributed to the Issuer by any direct or indirect parent of the Issuer from any public offering of common Equity Interests, other than public offerings with respect to the Issuer’s common Equity Interests registered on Form S-4 or S-8 or successor form thereto and other than any public sale constituting Excluded Contributions plus (y) an aggregate amount per annum not to exceed 7.0% of Market Capitalization;

(x) Restricted Payments that are made with Excluded Contributions;

(xi) so long as no Event of Default shall have occurred and be continuing, Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi) not to exceed the greater of (x) $202.0 million and (y) 40.0% of Four Quarter Consolidated EBITDA;

(xii) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to those described under Sections 3.12 and 4.04; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuer (or a third party to the extent permitted by this Indenture) have made any Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes, and have repurchased, redeemed, defeased, acquired or retired all Notes validly tendered and not validly withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(xiii) for so long as the Issuer or any of its Subsidiaries are members of a group filing a consolidated, combined, affiliated or unitary income tax return with Holdings or any other direct or indirect parent of the Issuer, Restricted Payments, directly or indirectly, to Holdings or such other direct or indirect parent of the Issuer in amounts required for Holdings or such other parent entity to pay federal, foreign, state and local income taxes (and franchise taxes or other similar taxes imposed in lieu of income taxes) imposed on such entity to the extent such taxes are attributable to the Issuer and its Subsidiaries; provided, however, that the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that the Issuer and its Subsidiaries that are members of such consolidated, combined, affiliated or unitary group would have been required to pay in respect of such taxes in respect of such year if the Issuer and its Subsidiaries paid such taxes directly on a separate company basis or as a stand-alone consolidated, combined, affiliated or unitary income (or similar) tax group (reduced by any such taxes paid directly by the Issuer or any Subsidiary); and provided, further, that the cash distributions made pursuant to this clause (xiii) in respect of any taxes attributable to any Unrestricted Subsidiaries of the Issuer may be made only to the extent that any such Unrestricted Subsidiaries have made cash payments for such purposes to the Issuer or any of its Restricted Subsidiaries;

(xiv) the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to Holdings or any other direct or indirect parent of the Issuer, in the amount required for such entity to, if applicable:

(a) pay amounts equal to the amounts required for Holdings or any other direct or indirect parent of the Issuer to pay fees and expenses (including Taxes), customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of Holdings or any other direct or indirect parent of the Issuer, if applicable, and general corporate operating (including, without limitation, expenses related to auditing and other accounting matters) and overhead costs and expenses of the Issuer or any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuer and its Subsidiaries;

(b) pay, if applicable, amounts equal to amounts required for Holdings or any other direct or indirect parent of the Issuer to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, the Issuer or any Restricted Subsidiary Incurred in accordance with Section 4.02 (except to the extent any such payments have otherwise been made by any such guarantor);

(c) pay fees and expenses incurred by Holdings or any other direct or indirect parent of the Issuer related to (i) the maintenance of such parent entity of its corporate or other entity existence and performance of its obligations under this Indenture and similar obligations under any Credit Agreement, (ii) any unsuccessful equity or debt offering of such parent entity (or any debt or equity offering from which such parent does not receive any proceeds) and (iii) any equity or debt issuance, incurrence or offering, any disposition or acquisition or any investment transaction by the Issuer or any of its Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to the Issuer or any of its Restricted Subsidiaries as part of the same or a related transaction) permitted by this Indenture;

(d) make payments (i) to the Sponsor pursuant to or contemplated by any Management Agreement or (ii) to or on behalf of the Sponsor for any other financial, advisory, financing, underwriting or placement services or in respect of other investment banking activities including, without limitation, in connection with acquisitions or divestitures, including in connection with the consummation of the Transactions, which payments in the case of clause (ii) are (x) made pursuant to agreements with the Sponsor or (y) approved in respect of such activities by a majority of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer in good faith;

(e) pay franchise and excise taxes and other fees, taxes (including Taxes) and expenses in connection with any ownership of the Issuer or any of its Subsidiaries or required to maintain their organizational existences;

(f) make payments for the benefit of the Issuer or any of its Restricted Subsidiaries to the extent such payments could have been made by the Issuer or any of its Restricted Subsidiaries because such payments (x) (i) would not otherwise be Restricted Payments or (ii) would be Restricted Payments that would be permitted to be made by the Issuer or any of its Restricted Subsidiaries pursuant to this Section 4.05; provided that any payment made pursuant to this subclause (f)(x)(ii) shall, if applicable, reduce capacity under the Restricted Payment exception or basket that would have been utilized if such payment were made directly by the Issuer or such Restricted Subsidiary and (y) would be permitted by Section 4.06; and

(g) make Restricted Payments to any direct or indirect parent of the Issuer to finance, or to any direct or indirect parent of the Issuer for the purpose of paying to any other direct or indirect parent of the Issuer to finance, any Investment that, if consummated by the Issuer or any Restricted Subsidiary, would be a Permitted Investment; provided that (i) such Restricted Payment is made substantially concurrently with the closing of such Investment and (ii) promptly following the closing thereof, such direct or indirect parent of the Issuer causes (x) all property acquired (whether assets or Equity Interests) to be contributed to the Issuer or any Restricted Subsidiary or (y) the merger, consolidation or amalgamation (to the extent permitted by Section 4.03) of the Person formed or acquired into the Issuer or any Restricted Subsidiary in order to consummate such acquisition or Investment, in each case, in accordance with the requirements of Section 3.15;

(xv) (i) repurchases of Equity Interests of the Issuer or any direct or indirect parent of the Issuer deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, (ii) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests of the Issuer or any direct or indirect parent of the Issuer and (iii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer in connection with such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer; provided that no cash is actually advanced pursuant to this subclause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(xvi) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Factoring or Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvii) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Indenture;

(xviii) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(xix) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(xx) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xx) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of (x) $104.0 million and (y) 20.0% of Four Quarter Consolidated EBITDA (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(xxi) the making of payments (i) to the Sponsor pursuant to or contemplated by the Management Agreement or (ii) to or on behalf of the Sponsor for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, including in connection with the consummation of the Transactions, which payments in the case of clause (ii) are (x) made pursuant to agreements with the Sponsor or (y) approved in respect of such activities by a majority of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer in good faith;

(xxii) (a) any Restricted Payment of the type described in clause (i) or (ii) of the definition thereof, so long as immediately after giving effect to the making of such Restricted Payment on a Pro Forma Basis, (i) no Event of Default under Section 6.01(a), (f) or (g) has occurred and is continuing and (ii) the Consolidated Total Net Leverage Ratio does not exceed 5.25 to 1.00;

(b) any Restricted Payment of the type described in clause (iii) of the definition thereof, so long as immediately after giving effect to the making of such Restricted Payment on a Pro Forma Basis, (i) no Event of Default under Section 6.01(a), (f) or (g) has occurred and is continuing and (ii) the Consolidated Total Net Leverage Ratio does not exceed 5.50 to 1.00;

(c) any Restricted Payment of the type described in clause (iv) of the definition thereof, so long as immediately after giving effect to the making of such Restricted Payment on a Pro Forma Basis, (i) no Event of Default under Section 6.01(a), (f) or (g) has occurred and is continuing and (ii) the Consolidated Total Net Leverage Ratio does not exceed 5.75 to 1.00; and

(xxiii) any payment that is intended to prevent any Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

For purposes of clauses (xiii) and (xiv) of this Section 4.05(b), taxes shall include all interest and penalties with respect thereto and all additions thereto.

As of the Issue Date, all of the Issuer’s Subsidiaries are Restricted Subsidiaries. The Issuer will not permit any Restricted Subsidiary to become an Unrestricted Subsidiary, or any Unrestricted Subsidiary to become a Restricted Subsidiary, except pursuant to Section 3.16 and the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

For purposes of this Section 4.05, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Issuer may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this Section 4.05 and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 4.06 Transactions with Affiliates.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of any the Issuer involving aggregate consideration in excess of $46.0 million (each of the foregoing, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis (as determined in good faith by the senior management or the Board of Directors of the Issuer or any direct or indirect parent of the Issuer); and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $213.0 million, the Issuer delivers to the Trustee and, prior to the Disposition Date, the GS Purchasers a resolution adopted in good faith by the majority of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer, approving such Affiliate Transaction, together with an Officer’s Certificate certifying that the Board of Directors of the Issuer or any direct or indirect parent of the Issuer determined or resolved that such Affiliate Transaction complies with clause (i) above.

(b) The provisions of Section 4.06(a) will not apply to the following:

(i) (a) transactions between or among the Issuer and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger, amalgamation or consolidation of the Issuer, Holdings or any other direct or indirect parent of the Issuer; provided that such entity shall have no material liabilities and no material assets (other than cash, Cash Equivalents and the Capital Stock of the Issuer) and such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii) (a) Restricted Payments permitted by this Indenture and (b) Permitted Investments (other than Permitted Investments under clause (13) of the definition thereof);

(iii) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee and, prior to the Disposition Date, the GS Purchasers a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 4.06(a)(i);

(iv) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, managers, consultants or independent contractors for bona fide business purposes or in the ordinary course of business;

(v) [Reserved];

(vi) the Management Agreements or any transaction or payments (including reimbursement of out-of-pocket expenses or payments under any indemnity obligations) contemplated thereby;

(vii) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Acquisition Agreement, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date or in connection with the Transactions or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, arrangement or agreement, together with all amendments thereto, taken as a whole, or new transaction, arrangement or agreement, are not otherwise disadvantageous (as determined in good faith by the senior management or the Board of Directors of the Issuer or any direct or indirect parent of the Issuer) to the Holders in any material respect when taken as a whole as compared with the original transaction, arrangement or agreement as in effect on the Issue Date or entered into in connection with the Transactions;

(viii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Issuer and its Restricted Subsidiaries or are on terms at least as favorable (as determined in good faith by the senior management or the Board of Directors of the Issuer or any direct or indirect parent of the Issuer) as might reasonably have been obtained at such time from an unaffiliated party;

(ix) any transaction effected as part of a Qualified Receivables Financing or a Qualified Receivables Factoring;

(x) the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer;

(xi) payments by the Issuer or any of its Restricted Subsidiaries to or on behalf of any Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to agreements with the Sponsor or (y) approved by a majority of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer in good faith or a majority of the disinterested members of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer in good faith;

(xii) any contribution to the capital of the Issuer (other than Disqualified Stock) or any investments by the Sponsor or a direct or indirect parent of the Issuer in Equity Interests (other than Disqualified Stock) of the Issuer (and payment of reasonable out-of-pocket expenses incurred by the Sponsor or a direct or indirect parent of the Issuer in connection therewith);

(xiii) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Issuer or any of its Subsidiaries (other than the Issuer or a Restricted Subsidiary) shall have a beneficial interest or otherwise participate in such Person;

(xiv) transactions between the Issuer or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because such Person is a director or such Person has a director who is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

(xv) the entering into of any tax sharing agreement or arrangement and any payments pursuant thereto, in each case to the extent permitted by Section 4.05(b)(xiii), (b)(xiv)(a) or (b)(xiv)(e);

(xvi) transactions to effect the Transactions or the Permitted Canadian Transaction, as applicable, and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions (including the Transaction Costs) or the Permitted Canadian Transaction, as applicable;

(xvii) pledges of Equity Interests of Unrestricted Subsidiaries;

(xviii) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer in good faith;

(xix) (1) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Issuer or any of its Restricted Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Restricted Subsidiaries (or of any direct or indirect parent of the Issuer to the extent such agreements or arrangements are in respect of services performed for the Issuer or any of the Restricted Subsidiaries), (2) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Restricted Subsidiaries or of any direct or indirect parent of the Issuer and (3) any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Restricted Subsidiaries or any direct or indirect parent of the Issuer (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case in the ordinary course of business or as otherwise approved in good faith by the Board of Directors of the Issuer or of a Restricted Subsidiary or any direct or indirect parent of the Issuer;

(xx) investments by Affiliates in Indebtedness or Preferred Stock of the Issuer or any of its Subsidiaries, so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or Preferred Stock, and transactions with Affiliates solely in their capacity as holders of Indebtedness or Preferred Stock of the Issuer or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xxi) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of their obligations under the terms of, any registration rights agreement or shareholder’s agreement to which they are a party or become a party in the future

(xxii) investments by the Sponsor or a direct or indirect parent of the Issuer in securities of the Issuer or debt securities or Preferred Stock of any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Sponsor or a direct or indirect parent of the Issuer in connection therewith);

(xxiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xxiv) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, in the ordinary course of business;

(xxv) (i) intellectual property licenses and (ii) intercompany intellectual property licenses and research and development agreements in the ordinary course of business;

(xxvi) transactions pursuant to, and complying with, Section 4.02 to the extent such transaction complies with Section 4.03 or 4.06(a).

(xxvii) intercompany transactions undertaken in good faith for the purpose of improving the tax efficiency of the Issuer and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture.

SECTION 4.07 Burdensome Agreements. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions of the Issuer or any of its Restricted Subsidiaries in effect on the Issue Date and (to the extent not otherwise permitted by this Section 4.07) are listed on Schedule 4.07 hereto);

(2) this Indenture, the Notes, the Guarantees and other documents relating to this Indenture and the Notes, the Senior Credit Agreement and other documents relating to the Senior Credit Agreement, and the ABL Credit Agreement and the other documents relating to the ABL Credit Agreement;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Issuer or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated a Restricted Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into the Issuer or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that in connection with a merger, amalgamation or consolidation under this clause (4), if a Person other than the Issuer or such Restricted Subsidiary is the successor company with respect to such merger, amalgamation or consolidation, any agreement or instrument of such Person or any Subsidiary of such Person, shall be deemed acquired or assumed, as the case may be, by the Issuer or such Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(5) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary;

(6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(7) customary provisions in operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(8) purchase money obligations for property acquired and Capitalized Lease Obligations, to the extent such obligations impose restrictions of the nature discussed in clause (c) in the first paragraph of this Section 4.07 on the property so acquired;

(9) customary provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type described in clause (c) in the first paragraph of this Section 4.07 on the property subject to such lease;

(10) any encumbrance or restriction effected in connection with a Qualified Receivables Factoring or Qualified Receivables Financing that, in the good faith determination of the Issuer, is necessary or advisable to effect such Qualified Receivables Factoring or Qualified Receivables Financing, as applicable;

(11) any encumbrance or restriction contained in other Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary that is Incurred subsequent to the Issue Date pursuant to Section 4.02, provided that (i) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments under this Indenture (as determined by the Issuer or a direct or indirect parent of the Issuer in good faith) or (ii) such encumbrances and restrictions contained in any agreement or instrument taken as a whole are not materially more restrictive than the restrictions contained in this Indenture or the Senior Credit Agreement (as determined by the Issuer or a direct or indirect parent of the Issuer in good faith);

(12) any encumbrance or restriction contained in secured Indebtedness otherwise permitted to be Incurred pursuant to Section 4.01 and 4.02 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(13) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary or (y) materially affect the Issuer’s ability to make future principal or interest payments under this Indenture, in each case, as determined by the Issuer in good faith;

(14) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture; and

(15) any encumbrances or restrictions of the type referred to in Section 4.07(a), (b) and (c) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in the immediately preceding clauses (1) through (14) above; provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 4.08 Accounting Changes. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any change in fiscal year; provided, however, that the Issuer, Holdings or any Restricted Subsidiary may, upon written notice to the Trustee and, prior to the Disposition Date, the GS Purchasers, change its fiscal year to any other fiscal year reasonably acceptable to (a) prior to the Disposition Date, the GS Purchasers, and (b) from and after the Disposition Date, the Required Holders, in each which case, the Issuer and the Trustee will, and are hereby authorized by the Holders to, make any amendments to this Indenture that are necessary, in the judgment of the Issuer to reflect such change in fiscal year, which amendments, prior to the Disposition Date, are reasonably acceptable to the GS Purchasers.

SECTION 4.09 Anti-Layering.

(a) Holdings and the Issuer shall not, nor shall Holdings or the Issuer permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Indebtedness acquired or assumed as part of an acquisition or Investment) that is contractually subordinated or junior in right of payment to any Indebtedness of Holdings, the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or the applicable Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of Holdings, the Issuer or such Guarantor, as the case may be (it being understood and agreed that Indebtedness shall not be considered contractually subordinated or junior in right of payment solely because it is unsecured or secured by Liens junior in priority to Liens securing other Indebtedness).

(b) Prior to the Disposition Date, Holdings and the Issuer shall not, nor shall Holdings or the Issuer permit any Guarantor to, directly or indirectly, incur any Indebtedness which is secured and which is, by its express terms, subordinated as to rights to receive, or subject to turnover of, payments or proceeds of collateral to any other Indebtedness of Holdings, the Issuer or a Guarantor secured in whole or in part by the same collateral (including any second lien Indebtedness or “first-loss” or “last-out”

tranche under (x) any Credit Agreement or (y) any other documentation governing Secured Obligations); provided that, notwithstanding anything to the contrary in Article IX or otherwise in this Indenture, the provisions of this Section 4.09(b) may be waived with the express written consent of the Initial GS Purchasers (such consent not to be unreasonably withheld or delayed).

SECTION 4.10 Holding Company. Holdings shall not conduct, transact or otherwise engage in any material business or operations, provided that the following shall be permitted in any event: (i) its ownership of the Capital Stock of the Issuer and the Restricted Subsidiaries and any Subsidiary of Holdings (that is not the Issuer or a Subsidiary of the Issuer) which is formed solely for purposes of acting as a co-obligor with respect to any Qualified Holding Company Indebtedness and which does not conduct, transact or otherwise engage in any material business or operation, and, in each case, activities incidental thereto; (ii) the entry into, and the performance of its obligations with respect to the Loan Documents, the ABL Loan Documents, this Indenture and any documents arising thereunder or in connection therewith, any documentation relating to any permitted refinancing of the foregoing or documentation relating to the Indebtedness otherwise permitted by this Section 4.10 and the guarantees permitted by clause (v) below; (iii) the consummation of the Transactions or the Permitted Canadian Transaction; (iv) the performing of activities (including, without limitation, cash management activities) and the entry into documentation with respect thereto, in each case, permitted by this Indenture for Holdings to enter into and perform; (v) the payment of dividends and distributions (and other activities in lieu thereof permitted by this Indenture), the making of contributions to the capital of its Subsidiaries and guarantees of Indebtedness permitted to be incurred hereunder by the Issuer or any of the Restricted Subsidiaries (including, for the avoidance of doubt, Indebtedness permitted to be incurred pursuant to Section 4.02) and the guarantees of other obligations not constituting Indebtedness; (vi) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (vii) the entry into the Acquisition Agreement and the other agreements contemplated thereby and the performing of its obligations with respect thereto; (viii) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Capital Stock (other than Disqualified Stock) including converting into another type of legal entity; (ix) the participation in tax, accounting and other administrative matters, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (x) the holding of any cash and Cash Equivalents (but not operating any property); (xi) the entry into and performance of its obligations with respect to contracts and other arrangements, including the providing of indemnification to officers, managers, directors and employees; and (xii) any activities incidental to the foregoing. Holdings shall not create, incur, assume or suffer to exist any Lien on any Capital Stock of the Issuer or any Restricted Subsidiary (other than Liens pursuant to any Loan Document, any ABL Loan Document, nonconsensual Liens arising solely by operation of Law and Liens pursuant to documentation relating to other secured Indebtedness permitted to be incurred and secured hereunder and any Permitted Liens) and shall not incur any Indebtedness (other than in respect of Disqualified Stock, Qualified Holding Company Indebtedness, Indebtedness between Holdings and any of its Restricted Subsidiaries that is subordinated pursuant to the terms of the Intercompany Subordination Agreement or guarantees permitted above and liabilities imposed by Law, including Tax liabilities).

SECTION 4.11 Restrictions on Affiliated Lenders. No Affiliated Lender shall, nor shall Holdings, the Issuer or any of the Restricted Subsidiaries permit any Affiliated Lender to, acquire or hold or exercise any voting power with respect to, whether acquired in primary or secondary transactions, any Secured Obligations (including any Indebtedness under any Credit Agreement and any Indebtedness that ranks pari passu with respect to security with any Indebtedness under any Credit Agreement), except (a) in the case of Senior Credit Agreement Obligations, as permitted under the terms of the Senior Credit Agreement (as in effect on the Issue Date), (b) in the case of ABL Obligations, as permitted under the terms of the ABL Credit Agreement (as in effect on the Issue Date) and (c) in the case of any other Secured Obligations, as may be provided in the documentation governing such other Secured Obligations; provided that, in the case of clause (c), the provisions in the documentation governing such other Secured Obligations are substantially identical to, or less favorable to Affiliated Lenders than, the provisions described in the foregoing clause (a).

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.01 Notices.

(a) If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5.07, it must furnish to the Trustee, at least two Business Days for Global Notes and ten calendar days for Definitive Notes before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 5.03, an Officer’s Certificate setting forth:

(i) the clause of this Indenture pursuant to which the redemption shall occur;

(ii) the Redemption Date;

(iii) the principal amount of Notes to be redeemed; and

(iv) the redemption price.

The Issuer may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Issuer’s name and at its expense and setting forth the information to be stated in such notice as provided in Section 5.03. The Issuer shall deliver to the Trustee, such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 5.02.

SECTION 5.02 Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (so long as the Trustee knows of such listing), or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and, in the case of Global Notes, the Applicable Procedures of the Depositary in minimum denominations of $1.00). If any Note is to be purchased or redeemed in part only, the notice of purchase or redemption relating to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note in accordance with Section 5.07. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Trustee or the Paying Agent funds sufficient to pay the principal of and premium, if any, plus accrued and unpaid interest, if any, on Notes to be redeemed.

The Trustee shall promptly notify the Issuer in writing of Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.03 Notice of Redemption. The Issuer shall deliver to each Holder’s registered address or otherwise in accordance with the Applicable Procedures of the Depositary, a notice of redemption to each Holder whose Notes are to be redeemed not less than ten nor more than 60 days prior to a date fixed for redemption (a “Redemption Date”); provided, however, that redemption notices may be delivered more than 60 days prior to a Redemption Date if (a) the notice is issued pursuant to Article VIII or (b) in the case of a redemption that is subject to one or more conditions precedent, the date of redemption is extended. At the Issuer’s written request (given at least two Business Days before such notice is to be sent), the Trustee may give notice of redemption in the Issuer’s names and at the Issuer’s expense.

All notices of redemption shall be prepared by the Issuer and shall state:

(a) the Redemption Date;

(b) the redemption price and the amount of accrued interest to, but excluding the Redemption Date payable as provided in Section 5.05, if any,

(c) if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(d) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(e) that on the Redemption Date the redemption price (and accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.05, if any) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Issuer defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

(f) the place or places where such Notes are to be surrendered for payment of the redemption price and accrued interest, if any,

(g) the name and address of the Paying Agent,

(h) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price,

(i) the CUSIP or ISIN number, as applicable, and that no representation is made as to the accuracy or correctness of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes,

(j) the Section of this Indenture pursuant to which the Notes are to be redeemed, and

(k) any applicable conditions precedent.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, at least two Business Days prior to when the notice of the redemption is to be given, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. Such Officer’s Certificate shall state that all conditions precedent to the delivery of such notice have been complied with.

SECTION 5.04 Effect of Notice of Redemption. Once notice of redemption is sent in accordance with Section 5.03, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price. Notice of any redemption of the Notes in connection with a corporate transaction may, at the Issuer’s discretion, be given prior to the completion thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

SECTION 5.05 Deposit of Redemption Price. Prior to 10:00 a.m., New York City time, on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent an amount of money sufficient to pay the redemption price of, and accrued interest on, all the Notes which are to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest, if any, on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the Redemption Date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.05.

SECTION 5.06 Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article V) shall be surrendered at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.03 (with, if the Issuer so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuer shall execute, and the Trustee, upon receipt of an Issuer Order shall authenticate and make available for delivery to the Holder of such Note at the expense of the Issuer, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered; provided that each such new Note shall be in a minimum principal amount of $1.00 and integral multiples of $1.00 in excess thereof.

SECTION 5.07 Optional Redemption.

(a) At any time prior to the First Call Date, the Issuer may redeem the Notes, upon notice in accordance with Section 5.03, in whole or in part, at its option, at a redemption price equal to 100% of the principal amount of such Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding, the Redemption Date, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b) Except pursuant to paragraph (a) of this Section 5.07, the Notes will not be redeemable prior to the First Call Date.

(c) At any time and from time to time on and after the First Call Date, the Issuer may redeem the Notes, upon notice in accordance with Section 5.03, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable Redemption Date (subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on April 4 of the year indicated below:

Year	Percentage
2021	105.0%
2022	102.5%
2023 and thereafter	100.0%

(d) Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(e) Notwithstanding the foregoing, in connection with any tender offer for the Notes, (including pursuant to a Change of Control Offer or Asset Sale Offer), if Holders of not less than 90% of the aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making such a tender offer in lieu of the Issuer, purchase all of the Notes validly tendered and not withdrawn by such Holders, then all of the Holders of the Notes will be deemed to have consented to such offer and, accordingly, the Issuer or such third party will have the right, upon notice given not less than 10 nor more than 60 days’ notice, given not more than 30 days following such purchase, to redeem all Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder, plus accrued and unpaid interest on the Notes that remain outstanding to, but excluding, the date of redemption (subject to the right of the Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

(f) Any redemption pursuant to this Section 5.07 shall be made pursuant to the provisions of Section 5.01 through 5.06.

SECTION 5.08 Mandatory Redemption; Open Market Purchases. The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes. The Issuer or its Affiliates may at any time and from time to time purchase Notes. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices, as well as with such consideration, as the Issuer or any such Affiliates may determine.

SECTION 5.09 Offer to Repurchase. In the event that, pursuant to Section 4.04, the Issuer is required to commence an offer to all Holders to purchase the Notes (an “Offer to Repurchase”), they shall follow the procedures specified below:

(a) The Offer to Repurchase shall remain open for a period of at least ten days following its commencement and not more than 60 days, except to the extent that a longer period is required by applicable law or as permitted by this Indenture (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds in accordance with Section 4.04 (the “Offer Amount”) to the purchase of Notes and such other Pari Passu Indebtedness, if any (in each instance, on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Offer to Repurchase. Payment for any Notes so purchased shall be made pursuant to Section 3.05.

(b) If the Purchase Date is on or after a Record Date, and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Repurchase.

(c) Upon the commencement of an Offer to Repurchase, the Issuer shall send, by first class mail (or electronically for Global Notes), a notice to the Trustee, the Paying Agent or Registrar and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Repurchase. The notice, which shall govern the terms of the Offer to Repurchase, shall state:

(i) that the Offer to Repurchase is being made pursuant to this Section 5.09 and Section 4.04, and the length of time the Offer to Repurchase shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Offer to Repurchase shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Offer to Repurchase may elect to have Notes purchased in a minimum amount of $1.00 or an integral multiple of $1.00 in excess thereof only;

(vi) that Holders electing to have Notes purchased pursuant to any Offer to Repurchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than on the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(viii) that, if the aggregate principal amount of Notes and, if applicable, other Pari Passu Indebtedness, if any, surrendered by Holders thereof exceeds the Offer Amount, the Trustee or the Paying Agent shall select the Notes and, if applicable, the Issuer shall select such other Pari Passu Indebtedness to be purchased or prepaid, on a pro rata basis based on the principal amount of Notes and other Pari Passu Indebtedness, if any, surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $1.00 or integral multiples of $1.00 in excess thereof shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(d) On or before the Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Repurchase, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver or cause to be delivered to the Trustee or the Paying Agent, the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 5.09. The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer, shall authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Offer to Repurchase on the Purchase Date.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01 Events of Default. Each of the events referred to in clauses (a) through (k) of this Section 6.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Issuer or any Guarantor fails to pay (i) when due and as required to be paid herein or in any Note, any amount of principal of any Notes, or (ii) within five (5) Business Days after the same becomes due and payable, any interest on any Notes or any other amount payable under any Note Document (it being understood that any failure to pay cash interest on that portion of an interest payment required to be paid in cash is a default in the payment of interest for purposes of this clause (a)(ii), irrespective of whether part of the interest then due is paid as PIK Interest); or

(b) Specific Covenants. The Issuer or any Guarantor fails to perform or observe any term, covenant or agreement contained in any of Section 3.03 or 3.08(a) (solely with respect to the Issuer) or Article IV; or

(c) Other Defaults. (i) Holdings, the Issuer, any Guarantor or any Material Subsidiary fails to perform or observe any other covenant or agreement (not specified in Section 6.01(a) or (b) above) contained in any Note Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Issuer of written notice thereof from the Trustee or the Applicable Holders (with a copy to the Trustee, as applicable); or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Note Party or Holdings in any Note Document, or in any document required to be delivered pursuant to the terms of a Note Document, shall be incorrect or misleading in any material respect (or in any respect if such representation or warranty is already qualified by materiality) when made or deemed made and, to the extent capable of being cured, such representation, warranty, certification or statement of fact is not corrected or clarified within 30 days after it was initially made; or

(e) Cross-Default. The Issuer, any Guarantor or any Restricted Subsidiary:

(i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and intercompany Indebtedness) having an aggregate outstanding principal amount equal to or greater than the Threshold Amount, or

(ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) after the expiration of any applicable grace or cure period therefor to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), in each case, prior to its Stated Maturity; provided that this clause (e)(ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale or transfer or other disposition (including a casualty event) of the property or assets securing such Indebtedness permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness, (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder or (z) Indebtedness that upon the happening of any such default or event automatically converts into Equity Interests (other than Disqualified Stock or, in the case of a Restricted Subsidiary, Disqualified Stock or Preferred Stock) in accordance with its terms; provided further that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any acceleration of the Notes pursuant to Section 6.02; provided further that any event of default under the Senior Credit Agreement or the ABL Credit Agreement or under the documentation governing any other Indebtedness that is secured on a pari passu basis with the Senior Credit Agreement Obligations or the ABL Obligations shall, in each case, not constitute an Event of Default under this clause (e) until the earlier to occur of (x) any failure to make any payment on any maturity date under the Senior Credit Agreement. the ABL Credit Agreement or the documentation governing any other Indebtedness that is secured on a pari passu basis with the Senior Credit Agreement Obligations or the ABL Obligations and (y) any acceleration of the Indebtedness under the Senior Credit Agreement, the ABL Credit Agreement or the documentation governing any other Indebtedness that is secured on a pari passu basis with the Senior Credit Agreement Obligations or the ABL Obligations (it being understood and agreed for the avoidance of doubt that (i) any failure to make any payment on any maturity date under the Senior Credit Agreement, the ABL Credit Agreement or the documentation governing any other Indebtedness that is secured on a pari passu basis with the Senior Credit Agreement Obligations or the ABL Obligations and (ii) any acceleration of the Indebtedness under the Senior Credit Agreement, the ABL Credit Agreement or the documentation governing any other Indebtedness that is secured on a pari passu basis with the Senior Credit Agreement Obligations or the ABL Obligations shall, in each case of clauses (i) and (ii), constitute an Event of Default under this clause (e); or

(f) Insolvency Proceedings, Etc. Holdings, the Issuer, any Borrower or any Material Subsidiary institutes, resolves to institute or consents to the institution of any proceeding under any Debtor Relief Law, a winding-up, an administration, a dissolution, or a composition or makes an assignment for the benefit of creditors or any other action is commenced (by way of voluntary arrangement, scheme of arrangement or otherwise); or appoints, resolves to appoint, applies for or consents to the appointment of any receiver, administrator, administrative receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, receiver and manager, controller, monitor or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, administrative receiver, receiver and manager, controller, monitor or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law (including, without limitation, for the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, administrative receiver, receiver and manager, controller, monitor or similar officer) relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Holdings, the Issuer, any Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or suspends making payments or enters into a moratorium or standstill arrangement in relation to its Indebtedness or is taken to have failed to comply with a statutory demand (or otherwise be presumed to be insolvent by applicable Law), or (ii) any writ or warrant of attachment or execution or similar process is issued, commenced or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue, commencement or levy, or any analogous procedure or step is taken in any jurisdiction; or

(h) Judgments. There is entered against Holdings, the Issuer, any Guarantor or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) equal to or greater than the Threshold Amount (to the extent not paid and not covered by (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage or (ii) an enforceable indemnity to the extent that Holdings, the Issuer, such Guarantor or such Restricted Subsidiary shall have made a claim for indemnification and the applicable indemnifying party shall not have disputed such claim) and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal, bond or otherwise, is not in effect; or

(i) ERISA. (i) One or more ERISA Events occur or there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability) which ERISA Event or Events or Unfunded Pension Liability or Unfunded Pension Liabilities results or would reasonably be expected to result in liability of any Note Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Note Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA which has resulted or could reasonably be expected to result in liability of any Note Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (iii) with respect to a Foreign Plan, a termination, withdrawal, imposition of a Lien, noncompliance with applicable Law or plan terms or the occurrence of any other Foreign Benefit Event that would reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Note Documents. Any material provision of any Note Document, at any time after its execution and delivery and for any reason (other than (1) as expressly permitted under a Note Document (including as a result of a transaction permitted under Section 4.03 or 4.04) or (2) the satisfaction and discharge of this Indenture in accordance with Article VIII or the exercise by the Issuer of its legal defeasance option or its covenant defeasance option in accordance with Article VIII) ceases to be in full force and effect or Holdings, the Issuer or any Guarantor contests in writing the validity or enforceability of any Note Document; or Holdings, the Issuer or any Guarantor denies in writing that it has any or further liability or obligation under any Note Document (other than as a result of the satisfaction and discharge of this Indenture in accordance with Article VIII or the exercise by the Issuer of its legal defeasance option or its covenant defeasance option in accordance with Article VIII), or purports in writing to revoke or rescind any Note Document; or

(k) Guarantees. Any Guarantee of Holdings, or of a Guarantor that is a Material Subsidiary, shall for any reason cease to be in full force and effect (other than in accordance with its terms), shall be declared to be null and void or any Guarantor that is a Material Subsidiary shall repudiate its obligations thereunder other than, in each case, as a result of the satisfaction and discharge of this Indenture in accordance with Article VIII or the exercise by the Issuer of its legal defeasance option or its covenant defeasance option in accordance with Article VIII or the release of such Guarantor as provided for under the Note Documents.

Notwithstanding anything to the contrary in this Indenture, no Event of Default or breach of any covenant in Article III or IV shall constitute a Default or Event of Default if such Event of Default or breach of such covenant in Articles III or IV would not have occurred but for a fluctuation (or other adverse change) in exchange rates.

SECTION 6.02 Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g) with respect to the Issuer or any other Note Party) occurs and is continuing, (x) the Trustee, by written notice to the Issuer, may declare, or (y) the Applicable Holders, by written notice to the Issuer and the Trustee, may declare, the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately.

If an Event of Default described in Section 6.01(f) or (g) with respect to the Issuer or any other Note Party occurs, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.03 Other Remedies. At any time when an Event of Default under Section 6.01(a), (f) or (g) exists, interest, to the fullest extent permitted by law, shall accrue (x) on the aggregate principal amount of the Notes then outstanding at a rate that is 2.00% per annum above the rate then borne by the Notes and (y) on all overdue interest and other amounts at a rate that is 2.00% per annum above the rate then borne by the principal outstanding to which such interest or other amount relates. Any additional interest that accrues by virtue of the operation of this Section 6.03 shall be payable in cash on demand and, to the extent applicable, in accordance with Section 2.11.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.04 Waiver of Past Defaults. The Required Holders by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest, premium, if any, and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, including any additional interest required to be paid pursuant to Section 6.03, (4) the Issuer has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances in accordance with Section 7.06 and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (e) of Section 6.01, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.05 Control by Majority. The Required Holders may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Section 7.01 and 7.02, that the Trustee determines is unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any actions are unduly prejudicial to such Holders) or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification satisfactory to it against all losses, liabilities and expenses that may be caused by taking or not taking such action.

SECTION 6.06 Limitation on Suits. Subject to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii) the Applicable Holders have requested in writing to the Trustee to pursue the remedy;

(iii) such Holders have offered in writing to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(iv) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(v) the Required Holders have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.07 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.06), the contractual right expressly set forth in the Note Documents of any Holder to receive payment of principal of, premium, if any, or interest, if any, on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired without the consent of such Holder.

SECTION 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest, if any, to the extent lawful) and the amounts provided for in Section 7.06.

SECTION 6.09 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, Holdings, the Issuer’s Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.06.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, compromise, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10 Priorities.

(a) If the Trustee collects any money or property pursuant to this Article VI it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due to it under Section 7.06;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively;

THIRD: without duplication, to the GS Purchasers for any other Note Obligations owing to the GS Purchasers under the Note Documents; and

FOURTH: to the Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuer, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth as duties of the Trustee in this Indenture, the Notes or the other Note Documents and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the other Note Documents, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, or the other Note Documents, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv) No provision of this Indenture or the other Note Documents shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate security or indemnity against such risk or liability is not reasonably assured to it.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall not be liable for interest or investment income on any money received by it except as the Trustee may agree in writing with the Issuer.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law or Article VIII.

(g) Every provision of this Indenture relating in any way to the Trustee or to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

SECTION 7.02 Rights of Trustee. Subject to Section 7.01:

(a) The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, bond, debenture or other paper or document (whether in its original, electronic or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Issuer as provided herein, but shall have no duty to review or analyze such reports or statements, or any other document or information, to determine compliance with covenants or other obligations of the Issuer. Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). Unless otherwise expressly provided herein, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, or other communication to or for the Trustee (in any of its capacities hereunder), shall be made in writing

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate.

(c) The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the other Note Documents shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in reliance on the advice or opinion of such counsel.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee from the Issuer or the Applicable Holders at the corporate trust office of the Trustee specified in Section 3.06, and such notice states that such event constitutes a Default or Event of Default under the Notes and this Indenture, and in the absence of any such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and shall extend to the Trustee’s officers, directors, attorneys, employees, agents, custodians and other Persons employed to act hereunder.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the other Note Documents at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, losses, liabilities and expenses which may be incurred therein or thereby.

(i) The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee and such Trust Officer actually knows how such fact or matter pertains to this Indenture or the Notes.

(j) Whenever in the administration of this Indenture or the other Note Documents the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(k) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuer and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Trustee may request that the Issuer delivers an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the other Note Documents.

(n) In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(o) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Responsible Officer of the Issuer.

(p) The permissive rights of the Trustee enumerated hereunder shall not be construed as duties.

(q) The Trustee shall be entitled to treat the GS Purchasers as the Controlling Party unless and until it receives written notice from the Issuer that the Disposition Date has occurred.

SECTION 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, the Guarantors or their respective Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.09. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days of acquiring such conflicting interest or resign.

SECTION 7.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, shall not be accountable for the Issuer’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuer pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.05 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 30 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of, or premium, if any, or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.06 Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time compensation for its services hereunder and under the other Note Documents as the Issuer and the Trustee shall, from time to time, agree, in writing, and during the occurrence of any Event of Default, in accordance with the Trustee’s then-current fee schedule for default administration. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and the Guarantors, jointly and severally, shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and costs incurred in performing its services under this Indenture. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee. The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee, its officers, directors, employees and agents against any and all fees, loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee) (including reasonable attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct or gross negligence, as determined by a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, including the fees, costs and expenses of enforcing this Indenture (including this Section 7.06) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer or the Guarantors of their obligations hereunder. The Issuer and the Guarantors shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s and Guarantors’ expense in the defense. The Trustee shall have the right to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and the Issuer shall pay the reasonable fees and expenses of such separate counsel; provided, however, that the Trustee may only employ separate counsel at the expense of the Issuer if in the judgment of the Trustee (i) a conflict of interest exists or potentially exists by reason of common representation or (ii) there are legal defenses available to the Trustee that are different from or are in addition to those available to the Issuer or if all parties commonly represented do not agree as to the action (or inaction) of counsel.

To secure the Issuer’s payment obligations in this Section 7.06, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee (other than money or property held in trust to pay principal of and premium and interest on the Notes). Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s respective right to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or Indebtedness of the Issuer.

The Issuer’s and the Guarantors’ payment obligations pursuant to this Section 7.06 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of an Event of Default specified in Section 6.01(f), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Debtor Relief Law.

SECTION 7.07 Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation. The Required Holders may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuer’s written consent, which consent will not be unreasonably withheld. The Issuer shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.09;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Required Holders and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Issuer, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.06.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.09, any Holder, who has been a bona fide Holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

SECTION 7.08 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.09 Eligibility; Disqualification. This Indenture shall always have a Trustee hereunder that is a corporation organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent annual report of condition.

SECTION 7.10 Trustee’s Application for Instruction from the Issuer. Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Responsible Officer of the Issuer actually receive such application, unless any such Responsible Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01 Satisfaction and Discharge; Defeasance.

(a) This Indenture shall be satisfied and discharged and shall cease to be of further effect with respect to the outstanding Notes (except as provided in Section 8.01(c) below) when:

(i) either (i) all the Notes theretofore authenticated and delivered (other than Notes pursuant to Section 2.07 which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all of the Notes not previously delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year or (c) have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of a full redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has deposited or caused to be deposited with the Trustee (or such entity designated as an agent by the Issuer for such purpose) in a manner that is not revocable by the Issuer or any of its Affiliates cash in Dollars or U.S. Government Obligations or a combination thereof, in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(ii) the Issuer and/or the Guarantors have paid all other sums then due and payable under this Indenture; and

(iii) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b) Subject to Sections 8.01(c) and 8.02, the Issuer, at any time, may, with respect to the Notes, terminate (i) all their obligations under the Notes and this Indenture and have each Guarantor’s obligation discharged with respect to its Guarantee of the Notes (“legal defeasance option”) and cure all then-existing Events of Default with respect to the Notes or (ii) their obligations with respect to the Notes under Sections 3.01, 3.02, 3.08 (other than 3.08(a) with respect to the Issuer only), 3.09, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.16, 3.17, 3.18, Article IV (except Section 4.03 shall still apply to the Issuer) (collectively, the “Defeased Provisions”), Sections 6.01(b) (with respect to any Default under the Defeased Provisions), 6.01(c) (with respect to any Default under the Defeased Provisions), 6.01(d), 6.01(e), 6.01(h), 6.01(i), 6.01(j) and 6.01(k) (“covenant defeasance option”). The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of their covenant defeasance option. In the event that the Issuer exercises its legal defeasance option or its covenant defeasance option with respect to the Notes, the obligations of each Guarantor under its Guarantee of such Notes shall be terminated simultaneously with the termination of the applicable obligations of the Issuer being terminated.

If the Issuer exercises its legal defeasance option with respect to the Notes, payment of the Notes so defeased may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option with respect to the Notes, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Sections 6.01(b) (with respect to the Defeased Provisions), 6.01(c) (with respect to the Defeased Provisions), 6.01(d), 6.01(e), 6.01(h), 6.01(i), 6.01(j) and 6.01(k).

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminate.

(c) Notwithstanding clauses (a) and (b) above, the Issuer’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.10, 2.11, 7.06 and 7.07 and in this Article VIII shall survive with respect to the Notes until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.06, 8.05 and 8.06 shall survive such satisfaction and discharge.

SECTION 8.02 Conditions to Defeasance.

(a) The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(i) the Issuer irrevocably deposits or causes to be deposited with the Trustee (or such entity designated as agent by the Issuer for such purpose) cash in Dollars or U.S. Government Obligations or a combination thereof in an amount that, in the opinion of an internationally recognized certified public accounting firm, is sufficient to pay the principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be; provided that if such redemption is made pursuant to Section 5.07(a) (or any corresponding paragraph of a Global Note or a Definitive Note) then (x) the amount of cash in Dollars or U.S. Government Obligations that the Issuer must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Issuer in good faith, and (y) the Issuer must irrevocably deposit or cause to be deposited additional cash in Dollars in trust on the Redemption Date as necessary to pay the Applicable Premium as determined on such date;

(ii) the Issuer delivers to the Trustee a certificate from an internationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations, plus any deposited cash in Dollars without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii) 91 days pass after the deposit is made and during the 91-day period no Default specified in Section 6.01(f) with respect to the Issuer occurs which is continuing at the end of the period;

(iv) the deposit does not constitute a default under any other agreement binding on the Issuer;

(v) the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment advisor under the Investment Advisors Act of 1940;

(vi) the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of the legal defeasance option only, such Opinion of Counsel must be based on a ruling of the IRS or change in applicable U.S. federal income tax law after the Issue Date); and

(vii) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article V.

SECTION 8.03 Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Trustee (or such entity designated as agent by the Issuer for such purpose) and in accordance with this Indenture to the payment of principal of and interest and premium, if any, on the Notes.

SECTION 8.04 Repayment to Issuer. Anything herein to the contrary notwithstanding, the Trustee (or such entity designated as agent by the Issuer for such purpose), as applicable, shall deliver or pay to the Issuer from time to time upon Issuer Order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of an internationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (or such entity designated as agent by the Issuer for such purpose), as applicable, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance option or covenant defeasance option, as applicable; provided that the Trustee (or such entity designated as agent by the Issuer for such purpose) shall liquidate any U.S. Government Obligations at the written instruction of the Issuer in order to comply with the provisions of this Section 8.04.

Subject to any applicable abandoned property law, the Trustee shall pay to the Issuer upon written request any money held by it for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors.

SECTION 8.05 Indemnity for Government Obligations. The Issuer shall pay and shall indemnify the Trustee to the Trustee’s satisfaction (or such entity designated as agent by the Issuer for such purpose) against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06 Reinstatement. If the Trustee (or such entity designated as agent by the Issuer for such purpose) is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuer and each Guarantor under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee (or such entity designated as agent by the Issuer for such purpose) is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuer or any of the Guarantors has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuer or any Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee (or such entity designated as agent by the Issuer for such purpose).

ARTICLE IX

AMENDMENTS

SECTION 9.01 Without Consent of Holders. Notwithstanding Section 9.02 of this Indenture, the Issuer, any Guarantor (with respect to its Guarantee), as applicable, and the Trustee may amend, supplement or modify this Indenture, the Notes and the Guarantees (x) prior to the Disposition Date (I) without the consent of any Holder if such amendment, supplement or modification is for the purpose set forth in clause (v)(A) below and (II) with only the written consent of the GS Purchasers (or a designee appointed in writing by the GS Purchasers) if such amendment, supplement or modification is for any purpose set forth in clauses (i) through (xii) below (other than clause (v)(A) below) and (y) from and after the Disposition Date, without the consent of any Holder if such amendment, supplement or modification is for any purpose set forth in clauses (i) through (xii) below:

(i) to cure any ambiguity, omission, mistake, defect or inconsistency identified in an Officer’s Certificate delivered to the Trustee;

(ii) to comply with Section 4.03;

(iii) to provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under this Indenture and the Notes or Guarantee, as the case may be;

(iv) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(v) (A) to add or release Guarantees in accordance with the terms of this Indenture or (B) to add co-issuers of the Notes to the extent it does not result in adverse tax consequences to the Holders;

(vi) to secure the Notes;

(vii) to add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer or any Guarantor;

(viii) to make any change that does not adversely affect the rights of any Holder in any material respect upon delivery to the Trustee of an Officer’s Certificate certifying the absence of such adverse effect;

(ix) to comply with any requirement of the SEC in connection with any qualification of this Indenture under the TIA;

(x) to make any amendment to the provisions of this Indenture relating to the transfer and legending of the Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(xi) to evidence and provide for the acceptance of appointment by a successor Trustee; provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture; or

(xii) to provide for or confirm the issuance of Additional Notes in accordance with this Indenture.

SECTION 9.02 With Consent of Holders.

(a) This Indenture, the Notes and the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes). Any Default or Event of Default or compliance with any provision of this Indenture, the Notes and the Guarantees may, in each case, be waived as provided in Section 6.04. However, without the consent of each Holder of Notes, no amendment, supplement or waiver may (with respect to any Notes held by a non-consenting Holder):

(i) reduce the percentage of the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the principal of or change the Stated Maturity of any Note;

(iii) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes with respect to a nonpayment default by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration;

(iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under Section 5.07 or Paragraph 5 of the form of Note set forth in Exhibit A hereto (or any corresponding paragraph of a Global Note or a Definitive Note) (other than, in each case, any change to the notice periods with respect to such redemption);

(v) make any Note payable in money other than that stated in such Note;

(vi) impair the contractual right expressly set forth in the Note Documents of any Holder to receive payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to institute suit for the enforcement of any such payment on or after such respective dates;

(vii) make any change in the provisions of this Indenture relating to waivers of past Defaults of Events of Default or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(viii) other than in a transaction permitted under Section 4.03 or Section 4.04, release all or substantially all of the aggregate value of the Guarantees or all or substantially all of the Guarantors;

(ix) make the Notes or any Guarantee subordinated in right of payment to any other obligations; or

(x) make any change in the amendment or waiver provisions of this Indenture that require each Holder’s consent as described in clauses (i) through (ix) above.

(b) The consent of the Holders shall not be necessary under this Section 9.02 to approve the particular form of any proposed amendment. It shall be sufficient if such consent approves the substance of the proposed amendment. For the avoidance of doubt, no amendment to, or deletion of, any of the covenants contained in Article III or IV of this Indenture (other than Section 3.05) shall be deemed to impair or affect any rights of Holders to receive payment of principal of, or premium, if any, or interest in respect of the Notes.

(c) Promptly after an amendment under this Section 9.02 becomes effective, the Issuer shall mail or electronically deliver to the Holders a notice briefly describing such amendment. The failure of the Issuer to deliver such notice, or any defect therein, shall not in any way impair or affect the validity of an amendment under this Section 9.02.

SECTION 9.03 Note Purchase Agreement. For the avoidance of doubt and notwithstanding anything to the contrary in Section 9.01 or 9.02 or otherwise in this Article IX, this Article IX (other than this Section 9.03) shall not apply to the Note Purchase Agreement, it being understood that the Note Purchase Agreement may be amended, restated, supplemented or otherwise modified, and the terms thereof may be waived, in each case, in accordance with the terms set forth in the Note Purchase Agreement.

SECTION 9.04 Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. After an amendment or waiver becomes effective, it shall bind every Holder unless it makes a change described in clauses (i) through (x) of Section 9.02(a), in which case the amendment or waiver or other action shall bind each Holder of Notes who has consented to it and every subsequent Holder of a Note that evidences the same debt as the consenting Holder’s Notes. Any amendment, other than an amendment that in the sole determination of the Trustee adversely affects the rights, duties, liabilities or immunities of the Trustee or a waiver, in each case, made pursuant to Section 9.02 shall become effective with respect to the Notes upon receipt by the Trustee of the requisite number of written consents.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.05 Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee, at the written request of the Issuer, may require the Holder of such Note to deliver it to the Trustee. The Trustee, at the written request of the Issuer, may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.06 Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing any amendment, supplement or waiver pursuant to this Article IX, the Trustee shall be entitled to receive, and (subject to Section 7.01 and 7.02) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture and that all conditions precedent to such amendment required by this Indenture have been complied with and, in the case of the Opinion of Counsel, that such amendment, supplement or waiver is the legally valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, subject to customary exceptions. Notwithstanding the foregoing, no Opinion of Counsel will be delivered to the GS Purchasers or required for the Trustee to execute any amendment or supplement adding a new Guarantor or a new co-issuer under this Indenture or releasing a Guarantee by a Guarantor pursuant to Section 10.02.

ARTICLE X

GUARANTEE

SECTION 10.01 Guarantee. Each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes, fees, expenses, indemnities and all other Note Obligations and liabilities of the Issuer under this Indenture and the other Note Documents (including, without limitation, interest accruing after the filing of any petition or application in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.06) (all the foregoing being hereinafter collectively called the “Guaranteed Note Obligations”). Each Guarantor agrees that its Guarantee of the Guaranteed Note Obligations is a senior obligation of such Guarantor and will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Note Obligations, in which case the obligations of the Guarantors under the Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Guarantee set forth in this Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by a Responsible Officer of such Guarantor.

Each Guarantor hereby agrees that its Guarantee set forth in this Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If a Responsible Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Note Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Note Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Note Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Note Obligations.

Each Guarantor further agrees that its guarantee herein constitutes a Guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Note Obligations.

Except as set forth in Section 10.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Note Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Note Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Note Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of the Trustee or any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by the Trustee or any Holder for the Guaranteed Note Obligations; (e) the failure of the Trustee or any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Note Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Note Obligations or such Guarantor is released from its Guarantee in compliance with Section 10.02 or Article VIII. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Note Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy, insolvency or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guaranteed Note Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Note Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Note Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition or application in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Note Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Note Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Note Obligations, such Guaranteed Note Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.01.

Each Guarantor assumes all responsibility for being and keeping itself informed of the Issuer’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Note Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Trustee or any Holder will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 10.02 Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, not render the obligations of such Guarantor under its Guarantee subject to avoidance under applicable law as a fraudulent conveyance, fraudulent transfer or unjust preference, including under federal, foreign, state or provincial law and otherwise void or voidable under any similar laws affecting the rights of creditors generally.

(b) Each of the Holders hereby irrevocably authorizes the Trustee to release any Subsidiary Guarantor from its obligations under this Indenture and its Guarantee if (x) such Subsidiary Guarantor both (i) ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder and (ii) is not a guarantor of the obligations of a U.S. Entity, or co-issuer or co-borrower with a U.S. Entity, as applicable, under any Credit Agreement or under the documentation governing any Indebtedness with an aggregate outstanding principal amount in excess of $150.0 million and (y) the Issuer makes a written request to the Trustee (with a copy, prior to the Disposition Date, to the GS Purchasers) requesting that such Subsidiary Guarantor be released from its obligations under this Indenture and its Guarantee, which request shall include a written certification by the Issuer to the Trustee that the conditions described in the foregoing clause (x) have been satisfied.

(c) Each Guarantor shall be automatically released from its obligations under this Indenture and its Guarantee upon the satisfaction and discharge of this Indenture in accordance with Article VIII or the exercise by the Issuer of its legal defeasance option or its covenant defeasance option in accordance with Article VIII, in each case, as provided in Article VIII.

(d) If the guarantee by a Restricted Subsidiary of the U.S. Obligations under the Senior Loan Documents and the Note Obligations under the Note Documents is not entitled to be released pursuant to the express terms of the Senior Loan Documents or the Note Documents but the Administrative Agent, pursuant to a request by the Issuer, exercises it discretion under the Senior Loan Documents and agrees to release, and does so release, the guarantee by such Restricted Subsidiary of the U.S. Obligations under the Loan Documents, the Guarantee of such Restricted Subsidiary of the Note Obligations under the Note Documents shall be released if the Initial GS Purchasers provide their express written consent to such release (such consent not to be unreasonably withheld or delayed).

(e) With respect to any release of any Guarantee, upon receipt of an Officer’s Certificate stating that all conditions precedent under this Indenture and the other Note Documents to such release have been met and that it is proper for the Trustee to execute and deliver the documents requested in writing by the Issuer in connection with such release, and any instruments of termination, satisfaction, discharge or release prepared by the Issuer and the Trustee shall execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release and discharge of any Guarantee permitted to be released pursuant to this Indenture. The Trustee shall not be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any other Note Document to the contrary, the Trustee shall not be under any obligation to execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate.

(f) The release of a Guarantor from its Guarantee and its obligations under this Indenture in accordance with the provisions of this Section 10.02 shall not preclude the future applications of Section 3.15 to such Person.

SECTION 10.03 Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under its Guarantee, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.03 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.04 No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Note Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guaranteed Note Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Note Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Note Obligations.

SECTION 10.05 Subordination.

(a) Notwithstanding any provision of this Indenture to the contrary, all rights of the Guarantors under Section 10.04 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Note Obligations. No failure on the part of the Issuer or any Guarantor to make the payments required by Section 10.04 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

(b) Each Guarantor hereby agrees that all Indebtedness owed by it to any Subsidiary shall be fully subordinated to the payment in full in cash of the Note Obligations in accordance with the Intercompany Subordination Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01 Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to Holdings, the Issuer or any Guarantor:

Dynasty Acquisition Co., Inc.

c/o The Carlyle Group

1001 Pennsylvania Avenue, NW, Suite 220 South

Washington, D.C. 20004

Attention: Douglas Brandely

Email: Douglas.Brandely@carlyle.com

Website: www.standardaero.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW

Washington, D.C. 20004-1304

Attention: Patrick Shannon and Jason Licht

Email: patrick.shannon@lw.com and jason.licht@lw.com

if to the Trustee, at its corporate trust office, which corporate trust office for purposes of this Indenture is on the Issue Date located at:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107-2292

Attention: Rick Prokosch

Email: rick.prokosch@usbank.com

prior to the Disposition Date, with copies to each GS Purchaser (which shall not constitute notice):

c/o Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

Attention: Oliver Thym and Steven Budig

Email: oliver.thym@gs.com; steven.budig@gs.com

with a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention: Benjamin Miles

Email: bmiles@milbank.com

The Issuer or the Trustee by written notice to each other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if delivered to the Depositary pursuant to the standing instructions from the Depositary.

SECTION 11.02 Communication by Holders with other Holders. Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

SECTION 11.03 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture or the other Note Documents, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee an Officer’s Certificate and an Opinion of Counsel (except in connection with any action expressly authorized under this Indenture upon delivery of an Officer’s Certificate only) in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.04) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture or the other Note Documents relating to the proposed action have been satisfied; provided that no such Opinion of Counsel shall be delivered in connection with the issuance of the Initial Notes.

SECTION 11.04 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture or the Note Documents shall include:

(i) a statement that the individual making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 11.05 When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 11.06 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 11.07 Legal Holidays. A “Legal Holiday” is a day that is not a Business Day. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular Record Date is a Legal Holiday, the Record Date shall be the prior day that is not a Legal Holiday.

SECTION 11.08 Governing Law. THIS INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 11.09 Jurisdiction. The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or a Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.

Nothing in this Indenture or in any other Note Document shall affect any right that the Trustee or any Holder may otherwise have to bring any action or proceeding relating to this Indenture or any other Note Document against any Note Party or its properties in the courts of any jurisdiction (i) for purposes of enforcing a judgment, (ii) in connection with exercising remedies against collateral in a jurisdiction in which such collateral is located, (iii) in connection with any pending bankruptcy, insolvency or similar proceeding in such jurisdiction or (iv) to the extent the courts referred to in the previous paragraph do not have jurisdiction over such legal action or proceeding or the parties or property subject thereto.

SECTION 11.10 Waivers of Jury Trial. EACH OF THE NOTE PARTIES, THE TRUSTEE AND (BY THEIR ACCEPTANCE OF NOTES) HOLDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE OTHER NOTE DOCUMENTS.

SECTION 11.11 USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each Person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee with such information as each may request in order to satisfy the requirements of the USA PATRIOT Act.

SECTION 11.12 No Recourse Against Others. No director, officer, employee, incorporator or equity holder of the Issuer or any of their respective Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 11.13 Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.14 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or pdf transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or pdf shall be deemed to be their original signatures for all purposes.

SECTION 11.15 Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 11.16 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 11.17 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.18 Service of Process. Each of Holdings, the Issuer, the Guarantors and the Trustee irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Indenture will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

[Signature on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

DYNASTY ACQUISITION CO., INC., as Issuer

By:	/s/ Russell W. Ford
Name:	Russell W. Ford
Title:	Chief Executive Officer

DYNASTY INTERMEDIATE CO., INC.,
as Holdings

By:	/s/ Russell W. Ford
Name:	Russell W. Ford
Title:	Chief Executive Officer

[Signature Page to Indenture]

ASSOCIATED AIR CENTER INTERNATIONAL, INC.
ASSOCIATED AIR CENTER, INC.
BOLTON AEROSPACE, INC.
JET AVIATION SPECIALISTS, LLC
MRO ACQUISITION LLC
NOT LA, INC.
PAS TECHNOLOGIES INC.
PH ASSOCIATED, LLC
PIEDMONT/HAWTHORNE ASSOCIATED, INC.
PIEDMONT/HAWTHORNE CANADA HOLDINGS, INC.
PIEDMONT/HAWTHORNE CANADA INVESTMENT COMPANY, INC.
PIEDMONT/HAWTHORNE HOLDINGS, INC.
STANDARD AERO (ALLIANCE) INC.
STANDARD AERO (SAN ANTONIO) INC.
STANDARD AERO (US) LEGAL, INC.
STANDARD AERO (US), INC.
STANDARD AERO ACQUISITION HOLDINGS, INC.
STANDARD AERO HOLDINGS, INC.
STANDARD AERO MATERIALS, INC.
STANDARD AERO, INC.
STANDARDAERO AVIATION HOLDINGS, INC.
STANDARDAERO AVIATION SOLUTIONS, INC.
STANDARDAERO BUSINESS AVIATION SERVICES, LLC
STANDARDAERO COMPONENT SERVICES, INC.
STANDARDAERO HOLDING CORP.
STANDARDAERO U.S. HOLDINGS, INC.
STANDARDAERO U.S. II HOLDINGS, INC.

By:	/s/ Russell W. Ford
Name:	Russell W. Ford
Title:	Chief Executive Officer

PAS INTERNATIONAL HOLDINGS, INC.
PAS MIDCO INC.
PAS TECH HOLDINGS, INC.

By:	/s/ Russell W. Ford
Name:	Russell W. Ford
Title:	President

[Signature Page to Indenture]

VECTOR AEROSPACE HOLDINGS USA INC.
VECTOR AEROSPACE USA, INC.

By:	/s/ Michael R. Scott
Name:	Michael R. Scott
Title:	Chief Financial Officer

[Signature Page to Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President

[Signature Page to Indenture]